                                                  Filed Pursuant to Rule 424(b)5
                                                              File No. 333-61758
                                                                    333-61758-03

            Prospectus Supplement to Prospectus dated May 25, 2001.

                                   TECO LOGO
                        16,000,000 Equity Security Units
                               TECO ENERGY, INC.
                             TECO CAPITAL TRUST II
             9.50% Adjustable Conversion-Rate Equity Security Units
                            ------------------------

     This is an offering of equity security units of TECO Energy, Inc. and TECO Capital Trust II.

     Each equity security unit will initially consist of a contract to purchase shares of common stock of TECO Energy and a trust preferred security of TECO Capital Trust II, with a stated liquidation amount of $25.

     Under the purchase contract, you will be obligated to purchase from us, and we will be obligated to sell, on January 15, 2005, a number of shares of TECO Energy common stock equal to the settlement rate for a price of $25, as described in this prospectus. The number of shares of common stock that you will receive will vary between 0.8305 and 0.9509 depending on the average trading price of our shares at that time and subject to adjustment in some cases.

     You will receive an aggregate annual rate on the units of 9.50% consisting of quarterly contract adjustment payments at the annual rate of 4.39% of the stated amount of $25 per purchase contract and quarterly distributions on the trust preferred securities at the annual rate of 5.11% of the liquidation amount of $25 per trust preferred security, subject to the deferral provisions described in this prospectus. The distribution rate will be reset, and the trust preferred securities remarketed, as described in this prospectus.

     Each trust preferred security will represent an undivided beneficial interest in the assets of TECO Capital Trust II, which will consist solely of company preferred securities of TECO Funding Company II, LLC. Each company preferred security will represent an undivided interest in the assets of TECO Funding Company II, LLC, which will consist of 5.11% subordinated notes due January 15, 2007 of TECO Energy, with the same financial terms as the company preferred securities and the trust preferred securities. TECO Energy will guarantee payments to be made on the company preferred securities and, indirectly, the trust preferred securities. The trust preferred securities will initially be held as components of the units and will be pledged to secure your obligation to purchase our common stock under the related purchase contracts. You may use the proceeds from the remarketing of your trust preferred security to satisfy your payment obligations under the purchase contract.

     The units have been approved for listing on the New York Stock Exchange under the symbol "TE PRU." We expect trading of the units to begin within 30 days after they are first issued.

     See "Risk Factors" beginning on page S-18 to read about certain factors you should consider before buying the units.
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                              Per unit       Total
                                                              ---------      -----
Initial public offering price...............................   $25.00     $400,000,000
Underwriting discount.......................................   $ 0.75     $ 12,000,000
Proceeds, before expenses, to TECO Energy...................   $24.25     $388,000,000

     The initial public offering price set forth above does not include accumulated contract adjustment payments and accumulated distributions on the trust preferred securities, if any. Contract adjustment payments on the purchase contract and accumulated distributions on the trust preferred securities will accrue from the date of original issuance of the units, expected to be January 15, 2002.

     To the extent that the underwriter sells more than 16,000,000 units, the underwriter has the option to purchase up to an additional 2,400,000 units from TECO Energy, Inc. and TECO Capital Trust II at the initial public offering price less the underwriting discount.
                            ------------------------

     The underwriter expects to deliver the units in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York, on January 15, 2002.
                              GOLDMAN, SACHS & CO.
                            ------------------------

                  Prospectus Supplement dated January 9, 2002.

                               ------------------

     This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the equity security units we are offering and also adds to and updates information contained in the accompanying prospectuses and the documents incorporated by reference in those prospectuses. The second part, the accompanying prospectuses, gives more general information about securities we, TECO Capital Trust II, TECO Capital Trust III, TECO Funding Company II, LLC and TECO Funding Company III, LLC may offer from time to time, including securities other than the equity security units.

                               ------------------

                               PROSPECTUS SUMMARY

     This summary highlights information appearing elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before purchasing the equity security units. Unless the context requires otherwise, references to "we," "us," "our" or "TECO Energy" refer to TECO Energy, Inc., "limited liability company" refers to TECO Funding Company II, LLC, a limited liability company that we have formed to issue the company preferred securities, and "trust" refers to TECO Capital Trust II, a Delaware statutory business trust that we have formed to issue the trust preferred securities.

                                  TECO ENERGY

     Overview. We are an electric and gas utility holding company, exempt from registration under the Public Utility Holding Company Act of 1935, with important unregulated activities. We are in the process of transforming from a predominantly regulated energy company to one that is predominantly operating in deregulated competitive markets. Our unregulated businesses include independent power generation and distribution, marine transportation, coal mining, coalbed methane gas production, the marketing of natural gas, energy and engineering services and, indirectly, the sale of propane gas. The following describes our principal operations.

     - Tampa Electric provides electric energy and related services to over 568,000 residential, commercial and industrial customers in its West Central Florida service area covering approximately 2,000 square miles, including the City of Tampa and the surrounding areas. Tampa Electric has a total net winter generating capacity of approximately 3,960 megawatts in operation, and is constructing additional capacity to serve its growing customer base. It is in the process of repowering an older coal-fired station to become a combined-cycle natural gas-fired facility, which will reduce emissions and enhance fuel diversity.

     - Peoples Gas System, acquired in 1997, is Florida's leading provider of natural gas. With a presence in most of Florida's major metropolitan areas, Peoples Gas serves over 262,000 residential and commercial customers. In early 2000, Peoples Gas completed a major expansion to Southwest Florida to market natural gas to a previously unserved high growth area of the state. Peoples Gas is continuing its expansion into other areas of Florida previously unserved by natural gas.

     - TECO Power Services develops, builds, owns and operates electric generation facilities and electric distribution and transmission facilities primarily in the United States and Central America. It has interests in or agreements to acquire approximately 6,500 net megawatts of generating capacity in operation or under construction as follows:

                                     GROSS PLANT     TPS        TPS NET       IN-SERVICE/
                                        SIZE       ECONOMIC   PLANT SIZE     PARTICIPATION
       PROJECT           LOCATION    (MEGAWATTS)   INTEREST   (MEGAWATTS)        DATE
       -------          -----------  -----------   --------   -----------    -------------
OPERATING
Alborada Power
  Station*............  Guatemala          78         96%           75                 9/95
Hardee Power Station..  Florida           370        100%          370           1/93, 5/00
Commonwealth
  Chesapeake*.........  Virginia          312         95%          296           9/00, 8/01
Hamakua Energy
  Project*............  Hawaii             60         50%           30          8/00, 12/00
San Jose Power
  Station*............  Guatemala         120        100%          120                 1/00
Empresa Electrica
  Guatemala S.A.
  (EEGSA) (a
  distribution
  utility)............  Guatemala         N/A         24%          N/A                 9/98
Frontera Power
  Station.............  Texas             477        100%          477           5/00, 3/01
Odessa/Guadalupe......  Texas           2,000           (1)        750          12/00-10/01
                                        -----                    -----
         Sub-total....                  3,417                    2,118
UNDER CONSTRUCTION
Union*................  Arkansas        2,200           (2)      1,650            8/02-5/03
Gila River*...........  Arizona         2,145           (2)      1,609            2/03-8/03
Dell*.................  Arkansas          599        100%          599      1(st) Qtr. 2003
McAdams*..............  Mississippi       599        100%          599      4(th) Qtr. 2002
                                        -----                    -----
         Sub-total....                  5,543                    4,457
                                        -----                    -----
         TOTAL........                  8,960                    6,575

---------------

     *  These facilities are operated by TECO Power Services or its affiliates.

    (1) Odessa/Guadalupe investment estimated at a 75% economic interest in Panda's 50% interest.

    (2) Based on the effect of the assumed preferred return, effective economic interest estimated at 75%.

     - TECO Transport is a marine transportation business that operates a U.S.-flag fleet of oceangoing vessels, a river barge fleet and a dry bulk commodity transfer and storage deep water terminal. Its business primarily involves the movement of commodities via domestic inland rivers, the Gulf of Mexico and the Caribbean, and to worldwide markets, including South America, Asia, Africa and Europe.

     - TECO Coal owns and operates several low-sulfur coal mines and handling facilities in Kentucky and Tennessee. It expects to mine and ship more than ten million tons of coal in 2001 for sale to domestic and European steel companies, as well as domestic utilities and industrial customers. In addition, it owns and operates two synthetic fuel production facilities that qualify under existing rules for Section 29 tax credits on non-conventional fuel production through 2007.

     - TECO Coalbed Methane extracts naturally occurring methane gas from seams in the coal beds of Alabama's Black Warrior Basin. It has approximately 735 producing wells, all of which qualify under existing rules for
       Section 29 tax credits on non-conventional fuel production through 2002. It had proven reserves estimated at 182 billion cubic feet at December 31, 2000.

     - TECO Solutions was formed to support TECO Energy's strategy of offering customers a comprehensive and competitive package of energy services and products with its Florida operations focus. Through various operating subsidiaries, TECO Solutions delivers customized energy-efficient design and new construction, operations and maintenance projects for commercial and public sector clients. In addition, TECO Gas Services and Prior Gas Marketing, our gas marketing companies, provide gas management and marketing services for large municipal, industrial, commercial and power generation customers. TECO Solutions also indirectly, through its investment in Heritage Propane Partners L.P., sells propane gas.

     Strategy. Our business growth strategy is focused on the following three areas:

     - Capitalize on a growing Florida economy and the expected shift to a more competitive energy market in Florida with our electric and gas operations and energy services business. Tampa Electric believes that it has the competitive generating capacity to serve increased demand and expand its market share in a more competitive energy market in Florida.

     - Increase TECO Power Services' portfolio of quality projects, particularly in the high growth areas of the United States' power market, to become a leading generation company positioned to take advantage of energy market deregulation.

     - Build on the returns of our family of profitable unregulated businesses.

                              RECENT DEVELOPMENTS

Exposure to Enron Bankruptcy

     On December 2, 2001, Enron Corp., a large energy trading and services company, filed for protection under the U.S. Bankruptcy Code. We believe our potential exposure in operations from trade payables and other trading positions due to the Enron bankruptcy approximates up to $3.5 million after tax at our subsidiaries, TECO Power Services (TPS), Peoples Gas System and Prior Energy, our new gas marketing subsidiary. We do not expect our actual exposure in operations to be material.

     An Enron subsidiary, NEPCO, is currently serving as the construction contractor for four merchant power stations in which TPS has interests. NEPCO has not filed for bankruptcy and has told TPS that it has no current plans to do so. Enron guaranteed NEPCO's payment and performance obligations under the construction contracts.

     Two of the projects for which NEPCO is the contractor, Union Power and Gila River, which are sponsored by a joint venture of TECO Energy and Panda Energy International, Inc., have financing in place with a syndicate of banks. The other two projects, Dell and McAdams, are owned by TPS and were in the process of being financed.

     As part of Enron's centralized cash management procedure, NEPCO's cash was swept by Enron before being applied to pay project costs. As a result of those sweeps, net of NEPCO profit, contingency amounts and letter of credit draws, we estimate an aggregate capital cost overrun for the four projects of approximately $80 million, of which, as described below, $63 million relates to the Union Power and Gila River Projects. To date, NEPCO has continued construction and engineering work on these power plants and currently the construction of all four plants is on schedule and on budget. If NEPCO had to be replaced as contractor, it is likely that there would be delays in the project schedules and substantial additional project costs, including payment of added fees to a new contractor. A new contractor would also have to be reasonably satisfactory to the project lenders for the Union Power and Gila River projects to avoid a default.

     TPS and Panda have reached a series of agreements with NEPCO for the projects. These agreements are designed to permit the construction of the four plants to continue on schedule and within the estimated total construction cost amounts. These revisions allow TPS to make direct payments to subcontractors and suppliers, allow for no profit or markup to NEPCO and call for ten percent cash retainage on all future payments to NEPCO.

     Enron's bankruptcy permitted the project lenders to stop funding construction costs for the Union Power and Gila River Projects until the condition is cured or waived. TPS and Panda have reached an understanding with the lead project lenders with respect to the submission of a plan to the project lenders to remedy the situation and permit continued project funding. The plan involves our becoming guarantor of NEPCO's payment and performance obligations under the construction contracts for these two projects, including payment by us of any project cost overruns (currently estimated at $63 million, against which we could offset any unused construction contingency amount remaining after completion of construction). The plan also contemplates our replacing the letter of credit furnished by Enron that has been drawn upon and acceleration of $300 million of our project equity contributions to mid-year 2000, with the result that our total project equity commitment of $1.12 billion would be expected by October 2002 rather than mid 2003 as originally planned. We have requested the required approval of the plan from the project lenders.

     While we expect a favorable response from the project lenders, we cannot assure you that we will obtain the required lender approval. If we do not, we have until January 31, 2002 to remedy the situation and avoid a default by providing a replacement obligor for Enron under its guaranty of the contractor's obligations reasonably satisfactory to the project lenders, together with a letter of credit or other collateralization to replace the Enron letter of credit.

     The uncertainties arising from Enron's bankruptcy also have delayed completion of a proposed multi-project financing for construction of the Dell and McAdams projects and for the Frontera Power Station which is in operation. TPS is continuing to fund construction of the Dell and McAdams projects with equity contributions and will seek to finance them and the Frontera project in the future.

Revision of Projected Capital Expenditure and External Financing Needs

     In view of the accelerated equity commitments for the Union Power and Gila River projects under the financing plan submitted to the project lenders and the capital requirements for our committed regulated and unregulated projects, we are exploring various options to strengthen our balance sheet. As a result, we have reduced our projected capital expenditures for the period 2002 to 2004 by more than $700 million from our previous forecast, primarily by delaying for an extended period generation projects that are not yet under construction for TPS and Tampa Electric, including the recently announced Bayside Units 3 and 4 repowering project. Resumption of work on those projects will be evaluated periodically as market conditions evolve. The projected reduction is more than $320 million in 2002 (which more than offsets the effect of accelerating our equity commitments for the Union Power and Gila River projects), $280 million in 2003 and $105 million in 2004.

     The revised projected capital expenditures reduce the amount of external financing we expect to require for the 2001 to 2004 period from $2.3 billion to less than $1.6 billion. We expect to issue by the end of 2002 approximately half of that amount in the form of common equity and mandatorily convertible securities, including the $325 million we raised in two common stock offerings in 2001 and the net proceeds of this offering. We contemplate issuing additional equity in the 2003 to 2004 period to further strengthen our balance sheet.

Rating Agency Action

     On January 5, 2002, Fitch Investor Services, Inc. lowered the ratings on our debt securities to A- from A for our senior unsecured debt and to BBB+ from A- for our trust preferred securities. It also lowered the ratings on Tampa Electric's debt to AA- from AA for its senior secured debt and to A+ from AA-for its senior unsecured debt. Fitch indicated that the rating outlook remained negative pending resolution of the NEPCO related issues and further strengthening of our balance sheet.

     Fitch attributed its action to the increase in leverage and business risk resulting from our growing investments in unregulated activities, particularly independent power projects, our exposure to NEPCO as the contractor for several of our projects resulting from the Enron bankruptcy, and uncertainties as to funding for those projects and likely shifting of additional risk to us.

     Previously, on December 20, 2001, Fitch placed our securities and the securities of our subsidiary, Tampa Electric Company, on Rating Watch Negative, as part of its general review of several energy-related companies following the Enron bankruptcy and the downgrading of the ratings of some energy-related companies by other ratings agencies. Fitch attributed the review to several factors, including recent negative events and adverse market sentiment affecting the energy sector, the reduction in market capitalization of the entire sector, less certainty regarding access to bank and capital markets funding, reduced opportunities for asset dispositions to obtain liquidity, and a weak economic environment and slower expected growth in energy demand.

     An explanation of the significance of the ratings of the rating agencies may be obtained from each rating agency furnishing the same. The ratings express only the views of the rating agencies. Generally, a rating agency bases its rating on the information and materials furnished to it and on investigations, studies and assumptions of its own. There is no assurance that those ratings will be maintained for any given period of time or that they may not be lowered or withdrawn entirely by the rating agency if in its judgment circumstances so warrant. Any such downward change in or withdrawal of any of the ratings of TECO Energy or Tampa Electric may have an adverse effect on the market price of our securities.

                             TECO CAPITAL TRUST II

     TECO Capital Trust II is a Delaware business trust. Its principal place of business is c/o The Bank of New York, 101 Barclay Street, 21st Floor West, New York, New York 10286 and its telephone number is (212) 815-5088.

     The trust will sell trust preferred securities to the public as part of this offering. The trust will use the proceeds from these sales to buy a corresponding amount of company preferred securities from TECO Funding Company II, LLC.

     The Bank of New York will act as property trustee of the trust. The Bank of New York (Delaware) will be the Delaware trustee.

                          TECO FUNDING COMPANY II, LLC

     TECO Funding Company II, LLC is a Delaware limited liability company. Its principal place of business is 300 Delaware Avenue, Suite 900, Wilmington, Delaware 19801 and its telephone number is (302) 552-3137.

     The limited liability company will sell company preferred securities to the trust and company common securities to TECO Energy. The limited liability company will use the proceeds from the sale of the company preferred securities and the company common securities to buy from TECO Energy a series of 5.11% subordinated notes due January 15, 2007 of TECO Energy with the same financial terms as the company preferred securities. TECO Energy will guarantee payments to be made on the company preferred securities and, indirectly, the trust preferred securities as described below.

                                  THE OFFERING

WHAT ARE THE EQUITY SECURITY UNITS?

     Each equity security unit, which we refer to as a "unit," will initially consist of:

     (1) a purchase contract under which:

       - you will agree to purchase, and we will agree to sell, for $25, shares of common stock of TECO Energy on January 15, 2005, the number of which will range between 0.8305 and 0.9509 shares depending on the average trading price of the common stock at that time and subject to adjustment in some cases; and

       - we will pay you contract adjustment payments at the rate of 4.39% of the stated amount of $25 per year as specified below; and

     (2) a trust preferred security of TECO Capital Trust II, with a stated liquidation amount of $25, on which distributions will be paid at the rate of 5.11% per year on a quarterly basis as specified below.

     The trust preferred securities initially will be pledged to secure your obligations under the purchase contract. We refer in this prospectus to the purchase contracts, together with the pledged trust preferred securities or, after the remarketing described below, together with the specified pledged treasury securities, as "normal units." Each holder of normal units may elect to withdraw the pledged trust preferred securities or treasury securities underlying the normal units, creating "stripped units." A holder might consider it beneficial to either hold the trust preferred securities directly or to realize income from their sale. These investment choices are facilitated by creating stripped units. To create stripped units, the holder must substitute, as pledged securities, specifically identified treasury securities that will pay $25 on November 15, 2004, the amount due on January 15, 2005 under the purchase contract, and the pledged trust preferred securities or treasury securities will be released from the pledge agreement and delivered to the holder. We will not initially list either the stripped units or the trust preferred securities on any national securities exchange. In the event that either of these securities are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will attempt to list these securities on the exchange on which the normal units are then listed. Holders of stripped units may recreate normal units by re-substituting the trust preferred securities or, after the remarketing described below, applicable treasury securities for the treasury securities underlying the stripped units.

WHAT ARE THE TRUST PREFERRED SECURITIES?

     The trust preferred securities represent undivided beneficial ownership interests in the assets of TECO Capital Trust II, a Delaware business trust formed for the purpose of issuing these securities. The trust will use the proceeds from the sale of trust preferred securities as part of the equity security units to buy a corresponding amount of company preferred securities from TECO Funding Company II, LLC, which will constitute the sole assets of the trust. TECO Funding Company II, LLC will use the proceeds from the sale of the company preferred securities to the trust and company common securities to TECO Energy, to buy from TECO Energy a series of 5.11% subordinated notes due January 15, 2007, with the same financial terms as the trust preferred securities and the company preferred securities.

WHAT ARE THE PURCHASE CONTRACTS?

     The purchase contract underlying a unit obligates you to purchase, and us to sell, for $25, on January 15, 2005, a number of newly issued shares of our common stock equal to the settlement rate described below. We will base the settlement rate on the average trading price of the common stock at that time.

WHAT PAYMENTS WILL BE MADE TO HOLDERS OF THE UNITS AND THE TRUST PREFERRED SECURITIES?

     If you hold normal units, you will receive payments at the annual aggregate rate of 9.50% consisting of quarterly contract adjustment payments on the purchase contracts payable by us at the annual rate of 4.39% of the $25 stated amount through and including January 15, 2005, and quarterly cumulative cash distributions on the trust preferred securities at the annual rate of 5.11% of the stated liquidation amount of $25 per trust preferred security through and including October 15, 2004, and at the reset rate thereafter. The contract adjustment payments and the cumulative cash distributions are subject to the deferral provisions described below. On January 15, 2005, if you elect to have your trust preferred securities remarketed, you will receive a quarterly payment consisting of a cash payment on the specified pledged treasury securities, at the same annual rate as was paid on the trust preferred securities.

     If you hold stripped units, you will be entitled to receive quarterly contract adjustment payments payable by us at the annual rate of 4.39% of the $25 stated amount. The contract adjustment payments are subject to the deferral provisions described below.

     If you hold trust preferred securities separately from the units, you will receive only the cash distributions payable on the trust preferred securities. The trust preferred securities, whether held separately from or as part of the units, will initially pay distributions at the annual rate of 5.11% of the stated liquidation amount of $25 per trust preferred security for the quarterly payments payable on and before October 15, 2004, and the trust preferred securities will pay distributions at the reset rate from that date. If the remarketing agent cannot establish a reset rate meeting the requirements described in this prospectus, the remarketing agent will not reset the interest rate on the subordinated notes held by the limited liability company and the reset rate will continue to be the initial annual rate of 5.11%, until the remarketing agent can establish such a reset rate meeting the requirements described in this prospectus on a later remarketing date prior to January 15, 2005. The distributions on the trust preferred securities are subject to the deferral provisions described below.

     The trust must pay distributions on the trust preferred securities on the dates payable to the extent that it has funds available for the payment of those distributions. The trust's funds available for distribution to you as a holder of the trust preferred securities will be limited to payments received from the limited liability company on the company preferred securities, which will in turn be limited to payments received from TECO Energy on the subordinated notes. TECO Energy will guarantee, on a subordinated and unsecured basis, payments to be made on the company preferred securities, and, indirectly, the trust preferred securities.

WHAT ARE THE PAYMENT DATES?

     Subject to the deferral provisions described below, distributions will be paid quarterly in arrears on each January 15, April 15, July 15 and October 15, commencing April 15, 2002.

WHAT IS THE RESET RATE?

     In order to facilitate the remarketing of the trust preferred securities at the remarketing price described below, the remarketing agent will reset the rate of distribution on the trust preferred securities for the quarterly payments payable on and after January 15, 2005. The reset rate is the interest rate on the subordinated notes, and therefore, the distribution rate on both the company preferred securities and the trust preferred securities, after October 15, 2004. The reset rate will be the rate sufficient to cause the then current aggregate market value of all the outstanding trust preferred securities to be equal to at least 100.25% of the remarketing value described below, provided it shall not be less than the initial distribution rate on the trust preferred securities. The remarketing agent will assume for this purpose, even if not true, that all the trust preferred securities continue to be components of normal units and will be remarketed. Resetting the interest rate on the subordinated notes and, as a result, the distribution rate of the company preferred securities and the trust preferred securities, at this rate should enable the remarketing agent to sell the trust preferred securities in the remarketing and to purchase the necessary treasury securities, the proceeds of which will be applied in settlement of the purchase contracts and to payment of the quarterly payment on the normal units due on January 15, 2005.

     The reset rate will be determined by the remarketing agent on the third business day prior to October 15, 2004. If the remarketing agent cannot establish a reset rate on the remarketing date meeting these requirements and, as a result, the trust preferred securities cannot be sold as described below, the distribution rate will not be reset and will continue to be the initial rate of the trust preferred securities. However, the remarketing agent may thereafter attempt to establish a reset rate meeting these requirements, and the remarketing agent may attempt to remarket the trust preferred securities, on one or more subsequent remarketing dates after the initial remarketing date until January 15, 2005. If a reset rate cannot be established on a given date, the remarketing will not occur on that date. If the remarketing agent fails to remarket the trust preferred securities underlying the normal units by the business day immediately preceding the stock purchase date, we will, subject to applicable law, retain the securities pledged as collateral or sell them in one or more public or private sales. We will appoint a nationally recognized investment banking firm to act as remarketing agent.

     The reset of the distribution rate on the trust preferred securities will not change the rate of distributions received by holders of the normal units, which, as described above, will remain at the initial rate of 5.11% of $25 for the quarterly payment payable on January 15, 2005.

WHEN CAN WE DEFER PAYMENTS AND DISTRIBUTIONS?

     Deferral of Contract Adjustment Payments. We can defer, on one or more occasions, payment of all of the contract adjustment payments on the purchase contracts until no later than the stock purchase date unless an event of default under the indenture has occurred and is continuing. We will pay additional contract adjustment payments on any deferred installments of contract adjustment payments at a rate of 9.5% per year compounded quarterly until paid, unless your purchase contract has been earlier settled or terminated. During any period in which we defer contract adjustment payments, in general we cannot declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our stock.

     Deferral of Distributions on the Trust Preferred Securities. We can defer, on one or more occasions, the interest payments due on the subordinated notes for up to five years, unless an event of default under the subordinated notes has occurred and is continuing. However, we cannot defer interest payments beyond the maturity date of the subordinated notes, which is January 15, 2007, and any deferral period must end on an interest payment date. If we defer interest payments on the subordinated notes, the limited liability company will defer distributions to the trust and the trust will defer distributions on the trust preferred securities. The trust will be able to pay distributions on the trust preferred securities only if and to the extent it receives distributions from the limited liability company on the company preferred securities, which will be able to pay distributions only if and to the extent it receives interest payments from us on the subordinated notes. During any deferral period, distributions on the trust preferred securities will continue to accumulate quarterly, at the initial annual rate of 5.11% of the stated liquidation amount of $25 per trust preferred security through and including October 15, 2004, and at the reset rate from that date to and including January 15, 2007. In addition, the deferred distributions will themselves accumulate additional distributions, at the deferred rate, to the extent permitted by law. Distribution payments may be deferred if we do not have funds available to make the interest payments on the subordinated notes or for any other reason. However, during any period in which we defer interest payments on the subordinated notes, in general we cannot:

     - declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our stock;

     - make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior in interest to the subordinated notes; or

     - make any guarantee payments with respect to any of the debt securities of any of our subsidiaries if the guarantee ranks equally with or junior in interest to the subordinated notes,

     If a payment deferral occurs, you will continue to recognize interest income for United States federal income tax purposes in advance of your receipt of any corresponding cash payment or distribution. For more extensive U.S. federal income tax disclosure, see "U.S. FEDERAL INCOME TAX CONSEQUENCES."

WHAT IS REMARKETING?

     In order to provide holders of normal units with the necessary collateral to be applied in the settlement of their purchase contracts, the remarketing agent will sell the trust preferred securities of holders of normal units, other than those electing not to participate in the remarketing, and the remarketing agent will use the proceeds to purchase treasury securities, which the participating normal unitholders will pledge to secure their obligations under the related purchase contracts. This will be one way for holders to satisfy their obligations to purchase shares of common stock of TECO Energy under the related purchase contracts. The cash that the pledged treasury securities underlying the normal units of such holders pay will be used to satisfy such holders' obligations to purchase our common stock on January 15, 2005, the stock purchase date. Unless a holder elects not to participate in the remarketing, the remarketing agent will remarket the trust preferred securities that are included in the normal units on one or more occasions starting on the remarketing date, which initially will be the third business day immediately preceding October 15, 2004, unless the remarketing agent delays the remarketing to a later date as described below.

     We will enter into a remarketing agreement with a nationally recognized investment banking firm pursuant to which it will agree to use its commercially reasonable best efforts to sell the trust preferred securities which are included in normal units and which are participating in the remarketing on October 15, 2004, at a price equal to at least 100.25% of the remarketing value.

     The "remarketing value" will be equal to the sum of:

     (1) the value at the remarketing date of such amount of treasury securities that will pay, on or prior to the quarterly payment date falling on the stock purchase date, an amount of cash equal to the aggregate distributions that are scheduled to be payable on that quarterly payment date on each trust preferred security which is included in a normal unit and which is participating in the remarketing, assuming for this purpose, even if not true, that (i) no distribution payment will then have been deferred and (ii) the distribution rate on the trust preferred securities remains at the initial rate;

     (2) the value at the remarketing date of such amount of treasury securities that will pay, on or prior to the stock purchase date, an amount of cash equal to $25 for each trust preferred security which is included in a normal unit and which is participating in the remarketing; and

     (3) if distribution payments are being deferred at the remarketing date, an amount of cash equal to the aggregate unpaid deferred payments on each trust preferred security which is included in a normal unit and which is participating in the remarketing, accumulated to October 15, 2004.

     The remarketing agent will use the proceeds from the sale of the trust preferred securities in a successful remarketing described in this section to purchase, in the discretion of the remarketing agent, in open market transactions or at treasury auction, the amount and the types of treasury securities described in (1) and (2) above, which it will deliver through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts of the normal unitholders whose trust preferred securities participated in the remarketing. The remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing. The remarketing agent will remit the remaining portion of the proceeds, if any, for the benefit of the holders of the normal units participating in the remarketing.

     Alternatively, a holder of normal units may elect not to participate in the remarketing and retain the trust preferred securities underlying those units by delivering the treasury securities described in (1) and (2) above, in the amount and types specified by the remarketing agent, applicable to the holder's trust preferred securities, to the purchase contract agent prior to the remarketing date.

WHAT HAPPENS IF THE REMARKETING AGENT DOES NOT SELL THE TRUST PREFERRED SECURITIES?

     If, as described above, the remarketing agent cannot establish a reset rate on the remarketing date that will be sufficient to cause the then current aggregate market value of all the outstanding trust preferred securities to be equal to at least 100.25% of the remarketing value, assuming, even if not true, that all the trust preferred securities are held as components of normal units and will be remarketed, and the remarketing agent cannot sell the trust preferred securities offered for remarketing on the remarketing date at a price equal to at least 100.25% of the remarketing value, determined on the basis of the trust preferred securities being remarketed, the remarketing agent may thereafter attempt to establish a new reset rate, and the remarketing agent may attempt to remarket the trust preferred securities, on one or more occasions, as specified in the remarketing agreement, after that date until January 15, 2005, the stock purchase date. Any such remarketing will be at a price equal to at least 100.25% of the remarketing value. A holder of normal units may elect not to participate in any such remarketing and retain the trust preferred securities underlying those units by delivering the treasury securities described above to the purchase contract agent prior to the subsequent remarketing date or delivering cash equal to the value of the treasury securities above and instructing the remarketing agent to purchase and deliver the treasury securities as described above. If the remarketing agent fails to remarket the trust preferred securities underlying the normal units at that price by the business day immediately preceding the stock purchase date, we will, subject to applicable law, retain the securities pledged as collateral or sell them in one or more public or private sales. Any accumulated and unpaid distributions on the trust preferred securities will become payable by the trust to the purchase contract agent for payment to the holders of the units to which such trust preferred securities relate.

IF I AM NOT A PARTY TO A PURCHASE CONTRACT, MAY I STILL PARTICIPATE IN A REMARKETING OF MY TRUST PREFERRED SECURITIES?

     Holders of trust preferred securities that are not included as part of normal units may elect to have their trust preferred securities included in the remarketing in the manner described in "DESCRIPTION OF THE PURCHASE CONTRACTS -- Optional Remarketing."

     The remarketing agent will use its commercially reasonable best efforts to remarket the separately held trust preferred securities included in the remarketing on the remarketing date at a price equal to at least 100.25% of the remarketing value, determined on the basis of the separately held trust preferred securities being remarketed.

     After deducting such remarketing fee in an amount not exceeding 25 basis points (0.25%) of the total proceeds from the remarketing, the remaining portion of the proceeds will be remitted to the holders whose separate trust preferred securities were sold in the remarketing.

     If a holder of trust preferred securities elects to have its trust preferred securities remarketed but the remarketing agent fails to sell the trust preferred securities on any remarketing date, the trust preferred securities will be promptly returned to the holder.

WHAT IS THE SETTLEMENT RATE?

     The settlement rate is the number of newly issued shares of TECO Energy common stock that TECO Energy is obligated to sell and you are obligated to buy upon settlement of a purchase contract on January 15, 2005.

     The settlement rate for each purchase contract will be as follows, subject to adjustment under specified circumstances:

     - if the applicable market value of our common stock is equal to or greater than $30.10, the settlement rate will be 0.8305 shares of our common stock per purchase contract;

     - if the applicable market value of our common stock is less than $30.10 but greater than $26.29, the settlement rate will be equal to $25 divided by the applicable market value of our common stock per purchase contract; and

     - if the applicable market value of our common stock is less than or equal to $26.29, the settlement rate will be 0.9509 shares of our common stock per purchase contract.

     The "applicable market value" means the average of the closing price per share of our common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding January 15, 2005.

BESIDES PARTICIPATING IN A REMARKETING, HOW ELSE CAN MY OBLIGATIONS UNDER THE PURCHASE CONTRACT BE SATISFIED?

     Besides participating in the remarketing, your obligations under the purchase contract may be satisfied:

     - if you have created stripped units or elected not to participate in the remarketing, by delivering specified treasury securities in substitution for the trust preferred securities, through the application of the cash payments received on the pledged treasury securities;

     - through the early delivery of cash to the purchase contract agent in the manner described in "DESCRIPTION OF THE PURCHASE CONTRACTS -- Early Settlement"; or

     - if we are involved in a merger or consolidation prior to the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, through an early settlement of the purchase contract as described in "DESCRIPTION OF THE PURCHASE CONTRACTS -- Early Settlement" and "Early Settlement Upon Cash Merger."

     In addition, the purchase contracts, our related rights and obligations and those of the holders of the units, including their obligations to purchase common stock, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization. Upon such a termination of the purchase contracts, the pledged trust preferred securities, company preferred securities or treasury securities will be released and distributed to you. If we become the subject of a case under the federal bankruptcy code, a delay may occur as a result of the automatic stay under the bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

     If you settle your purchase contract early or if your purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization, you will have no right to receive any accrued or deferred contract adjustment payments.

UNDER WHAT CIRCUMSTANCES MAY TECO ENERGY REDEEM THE SUBORDINATED NOTES BEFORE THEY MATURE?

     If the tax laws change or are interpreted in a way that adversely affects the tax treatment of the trust, the limited liability company or the subordinated notes, or if there is a change in law making it substantially likely that the trust or the limited liability company will be considered an investment company under the Investment Company Act of 1940, then we, as issuer of the subordinated notes, may elect to redeem the subordinated notes held by the limited liability company. If the subordinated notes are redeemed before January 15, 2005, the money received from the redemption will be used to purchase a portfolio of zero-coupon U.S. treasury securities that mature on or prior to January 15, 2005, and the limited liability company and trust will be dissolved. The treasury portfolio will replace the trust preferred securities as the collateral securing your obligations to purchase our common stock under the purchase contracts. If the subordinated notes are redeemed, then each unit will consist of a purchase contract for our common stock and an ownership interest in the treasury portfolio.

WHAT IS THE MATURITY OF THE TRUST PREFERRED SECURITIES?

     The trust preferred securities do not have a stated maturity. However, the subordinated notes will mature on January 15, 2007. Upon payment of the subordinated notes on that date, the limited liability company will redeem the company preferred securities and the trust will redeem the trust preferred securities, each at their aggregate stated liquidation amount plus any accumulated and unpaid distributions.

WHEN COULD THE COMPANY PREFERRED SECURITIES OR SUBORDINATED NOTES BE DISTRIBUTED TO YOU?

     If certain changes in tax or investment company law occur with respect to the trust or the limited liability company or if a court orders dissolution of the trust, then the trust may be dissolved. If the trust is dissolved, after satisfaction of any liabilities to creditors of the trust, the company preferred securities held by it, or the subordinated notes if the trust then holds the subordinated notes, will be distributed to you and the other holders of trust preferred securities, on a pro rata basis.

     If the company preferred securities are distributed as described above and if the trust preferred securities are then listed on a securities exchange, we are required to use our best efforts to list the company preferred securities on the New York Stock Exchange, or NYSE, or any other exchange on which the trust preferred securities are then listed or to ensure that the company preferred securities remain so listed, in place of the trust preferred securities. In addition, upon such distribution, you would become subject to either Schedule K-1 reporting requirements if the company preferred securities are distributed or Form 1099 reporting requirements if the notes are distributed, under the Internal Revenue Code of 1986, as amended.

WHAT IS THE EXTENT OF TECO ENERGY'S GUARANTEE?

     TECO Energy will irrevocably guarantee on a subordinated and unsecured basis, the payments in full of the following:

     - distributions on the company preferred securities; and

     - the stated liquidation amount of the company preferred securities.

     The guarantee will be unsecured and subordinated to our senior indebtedness.

     TECO Energy's obligations under the junior subordinated notes are subordinate and rank junior in right of payment to all of our senior debt. At December 31, 2001 TECO Energy's senior debt totaled approximately $1.2 billion, and our subsidiaries had additional aggregate senior debt of approximately $2.1 billion.

     The guarantee, when taken together with our obligations under the subordinated notes and the indenture and sixth supplemental indenture and our obligations under the trust agreement of TECO Capital Trust II and the limited liability company agreement of TECO Funding Company II, LLC, has the effect of providing a full and unconditional guarantee, on a subordinated and unsecured basis, of amounts due on the trust preferred securities.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES RELATED TO THE UNITS AND TRUST PREFERRED SECURITIES?

     Your acquisition of a unit will be treated as an acquisition of the trust preferred security and the purchase contract constituting the unit. You must allocate the purchase price of the unit between the trust preferred security and the purchase contract constituting the unit in proportion to their respective fair market values at the time of purchase. We expect to report the fair market value of each trust preferred security as $25 and the fair market value of each purchase contract as $0.

     As the holder of a trust preferred security, you will be treated as the beneficial owner of a pro rata undivided interest in the assets of the trust, consisting of the company preferred securities issued by TECO Funding Company II, LLC, and will include in income your pro rata share of the trust's allocable share of the income of TECO Funding Company II, LLC. As a consequence, you will be required to include in gross income as taxable interest income your pro rata share of the income from the subordinated notes held by TECO Funding Company II, LLC and allocated to the trust.

     For United States federal income tax purposes, we intend to treat the subordinated notes as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount. As discussed more fully under "U.S. FEDERAL INCOME TAX CONSE-

QUENCES -- Trust Preferred Securities and Company Preferred Securities -- Interest Income and Original Issue Discount on the Subordinated Notes," the effects of this method will be to (1) require U.S. holders to use an accrual method with respect to the subordinated notes, regardless of their usual method of tax accounting, (2) result in the accrual of original issue discount by U.S. holders in excess of interest payments actually received, for all accrual periods through October 15, 2004, and possibly for accrual periods thereafter, and (3) result generally in ordinary rather than capital treatment of any gain or loss on the sale, exchange or other disposition of the trust preferred securities. In addition, we intend to report the contract adjustment payments as income to you, but you should consult your tax advisor concerning alternative characterizations.

     Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of units or instruments similar to units, you should consult your own tax advisor concerning the tax consequences of an investment in units. For additional information, see "U.S. FEDERAL INCOME TAX CONSEQUENCES."

WILL THE UNITS BE LISTED ON A STOCK EXCHANGE?

     We expect that the normal units will be approved for listing on the NYSE under the symbol "TE PRU." Neither the stripped units or the trust preferred securities will initially be listed; however, if any of these securities are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will endeavor to list those securities on the exchange on which the normal units are then listed.

WHAT ARE YOUR EXPECTED USES OF PROCEEDS FROM THE OFFERING?

     We estimate that we will receive net proceeds from the offering of units of $387,400,000, or $445,600,000 if the underwriters' option to purchase additional units is exercised in full.

     We anticipate using the net proceeds from this offering to fund capital expenditures, for working capital requirements and for general corporate purposes and, pending such uses, to repay short-term indebtedness.

WHAT ARE THE RIGHTS OF THE COMPANY PREFERRED SECURITY HOLDERS AND TRUST PREFERRED SECURITY HOLDERS UPON AN EVENT OF DEFAULT?

     In the case of any event of default relating to any of the subordinated notes, we (as the holder of the limited liability company's common securities) will be deemed to have waived any right to act with respect to the event of default until the effect of all events of default with respect to the company preferred securities has been cured, waived or otherwise eliminated. Until any events of default relating to any of the subordinated notes with respect to the company preferred securities have been cured, waived or otherwise eliminated, a holder of any company preferred security or trust preferred security, as the holder of a beneficial interest in the corresponding company preferred security, may institute a legal proceeding directly against us to enforce rights to payment of distributions and amounts in redemption or liquidation, and the board of directors must act solely on behalf of the holders of the company preferred securities and not on our behalf as holder of the limited liability company's common securities. Likewise, only the holders of the company preferred securities will have the right to direct the board of directors to act on their behalf.

                      THE OFFERING -- EXPLANATORY DIAGRAMS

     The following diagrams demonstrate some of the key features of the purchase contracts, normal units, stripped units and the trust preferred securities, and the transformation of normal units into stripped units and trust preferred securities.

PURCHASE CONTRACTS

     - Normal units and stripped units both include a purchase contract under which the holder agrees to purchase shares of our common stock on the stock purchase date.

     - The number of shares to be purchased under each purchase contract will depend on the "applicable market value." The "applicable market value" means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding January 15, 2005.



                             [Normal Unit Graphic]




    [Graph showing the          [Graph showing the
 increase in value of the   decrease in the percentage
 delivered shares on the    of shares delivered on the
stock purchase date as the  stock purchase date as the
  price of common stock       price of common stock
    increases omitted]          increases omitted]




Footnotes to Graphics omitted.

---------------

NORMAL UNITS

     -   A normal unit will consist of two components as illustrated below:

                             [Normal Unit Graphic]

           PURCHASE                            TRUST PREFERRED/
           CONTRACT                           TREASURY SECURITIES

------------------------------          ------------------------------
       (Owed to Holder)                        (Owed to Holder)
                                                5.11% per annum
         Common Stock                           paid quarterly
        4.39% per annum
        paid quarterly             +

------------------------------          ------------------------------

------------------------------          ------------------------------
         (Owed to us)                          (Owned by Holder)
         $25 at Stock                            $25 at Stock
         Purchase Date                           Purchase Date
      (January 15, 2005)                      (January 15, 2005)

------------------------------          ------------------------------
                             Normal Units

     - The trust preferred securities represent undivided beneficial ownership interests in the company preferred securities, which represent undivided beneficial ownership interests in the subordinated notes, interest on which is subject to deferral. After remarketing, the normal units will include specified treasury securities in lieu of the trust preferred securities if the remarketing is successful.

     - The holder owns the trust preferred securities and, after remarketing, the treasury securities, but will pledge them to us to secure its obligations under the purchase contract.

     - A holder may also substitute a specified amount of treasury securities for the trust preferred securities if it decides not to participate in the remarketing.

STRIPPED UNITS

     -   A stripped unit consists of two components as described below:


                           [Stripped Unit Graphic]

           PURCHASE
           CONTRACT                           TREASURY SECURITIES

------------------------------          ------------------------------
       (Owed to Holder)
         Common Stock
        4.39% per annum
        paid quarterly             +

------------------------------          ------------------------------

------------------------------          ------------------------------
         (Owed to us)                          (Owned by Holder)
         $25 at Stock                            $25 at Stock
         Purchase Date                           Purchase Date
      (January 15, 2005)                      (January 15, 2005)

------------------------------          ------------------------------
                            Stripped Units

     - The holder owns the treasury security but will pledge it to us to secure its obligations under the purchase contract. The treasury security is a zero-coupon U.S. treasury security (CUSIP No. 912803AB9) that matures on November 15, 2004.

TRUST PREFERRED SECURITIES

     -   Trust preferred securities will have the terms illustrated below:

                  [Chart of Trust Preferred Securities Terms]
                         ------------------------------
                                (Owed to Holder)



                                5.11% per annum
                                 paid quarterly
                              subject to deferral



                              (reset for quarterly
                              payments payable on
                           and after January 15, 2005

                         ------------------------------



                         ------------------------------
                                (Owed to Holder)



                                $25 at Maturity
                             of Subordinated Notes

                         ------------------------------

     - The trust preferred securities will represent undivided beneficial ownership interests in the company preferred securities, which represent undivided beneficial ownership interests in the subordinated notes.

     - The holder of a trust preferred security that is a component of a normal unit has the option to either:

         -- allow the trust preferred security to be included in the remarketing process, the proceeds of which will be used to purchase treasury securities, if the remarketing is successful, which will be applied to settle the purchase contract; or

         -- elect not to participate in the remarketing by delivering treasury securities, which the remarketing agent will use to purchase treasury securities, in substitution for the trust preferred security, the proceeds of which will be applied to settle the purchase contract.

     - The holder of a trust preferred security that is separate and not a component of a normal unit has the option to either:

        -- continue to hold the trust preferred security whose rate has been reset for the quarterly payments payable on and after January 15, 2005; or

        -- deliver the trust preferred security to the remarketing agent to be included in the remarketing.

TRANSFORMING NORMAL UNITS INTO STRIPPED UNITS AND TRUST PREFERRED SECURITIES

     - To create a stripped unit, the holder may combine the purchase contract with the specified zero-coupon U.S. treasury security that matures on November 15, 2004.

     - The holder will then own the zero-coupon U.S. treasury security but will pledge it to us to secure the holder's obligations under the purchase contract.

     - The zero-coupon U.S. treasury security together with the purchase contract would then constitute a stripped unit. The trust preferred security (or, after remarketing, treasury securities), which was previously a component of the normal unit, is tradeable as a separate security.

[CHART: TRANSFORMING NORMAL UNITS INTO STRIPPED UNITS AND TRUST PREFERRED SECURITIES]

                                                                                                 ZERO COUPON
                                                                                                  TREASURY
                               NORMAL UNIT                                                      SUBSTITUTION
-------------------------------------------------------------------------               -----------------------------
                                                  TRUST PREFERRED/                               SUBSTITUTE
          PURCHASE                                   REMARKETING                                 ZERO COUPON
          CONTRACT                               TREASURY SECURITIES                          TREASURY SECURITY
-----------------------------               -----------------------------               -----------------------------
      (Owed to Holder)                            (Owed to Holder)



                                                5.11% per annum paid
        Common Stock                                  quarterly
                                    +                                           +
     4.39% per annum paid
           quarterly



    (Owed to TECO Energy)                         (Owned by Holder)                           (Owned by Holder)
        $25 at Stock                                $25 at Stock                                $25 at Stock
        Purchase Date                               Purchase Date                               Purchase Date
    (at January 15, 2005)                       (at January 15, 2005)                       (at January 15, 2005)

                                                   STRIPPED UNIT
-------------------------------------------------------------------------------------------------------------------
                                                                                     SUBSTITUTE
                     PURCHASE                                                       ZERO COUPON
                     CONTRACT                                                    TREASURY SECURITY
--------------------------------------------------               --------------------------------------------------
                 (Owed to Holder)



                   Common Stock
                                                         +
           4.39% per annum paid quarterly



              (Owed to TECO Energy)                                              (Owned by Holder)
                   $25 at Stock                                                     $25 at Stock
                  Purchase Date                                                    Purchase Date
              (at January 15, 2005)                                            (at January 15, 2005)

                                                 SEPARATELY TRADED
                                                 TRUST PREFERRED OR
                                                TREASURY SECURITIES
--------------------------------------------------------------------------------------------------------------------
                          TRUST PREFERRED                                           TREASURY SECURITIES
           ---------------------------------------------               ---------------------------------------------
                         (Owed to Holder)                                            (Owed to Holder)

                  5.11% per annum paid quarterly                              5.11% per annum payable for one
   +                    subject to deferral                      or        quarter ending at Stock Purchase Date

                   (reset for quarterly payments
              payable on and after January 15, 2005)

                         (Owed to Holder)                                            (Owned by Holder)

                          $25 at Maturity                                              $25 at Stock
                             of Notes                                                  Purchase Date
                       (at January 15, 2007)                                       (at January 15, 2005)

     - After remarketing, the normal units will include specified U.S. treasury securities in lieu of trust preferred securities.

     - The holder can also transform stripped units and trust preferred securities (or, after remarketing, treasury securities, if the remarketing is successful) into normal units. Following that transformation, the specified zero-coupon U.S. treasury security, which was previously a component of the stripped units, is tradeable as a separate security.

     - The transformation of normal units into stripped units and trust preferred securities (or, after remarketing, treasury securities) and the transformation of stripped units and trust preferred securities (or, after remarketing, treasury securities) into normal units requires certain minimum amounts of securities, as more fully provided in this prospectus.

                                  RISK FACTORS

     In deciding whether to purchase the units, you should carefully consider all the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the risk factors described below. Because a unit consists of a purchase contract to acquire shares of our common stock and a trust preferred security issued by the trust, you are making an investment decision with regard to our common stock and the trust preferred securities, as well as the units.

RISK FACTORS RELATING TO TECO ENERGY

     The following are certain factors that could affect TECO Energy's future results. You should consider them in connection with evaluating forward-looking statements contained in this prospectus and otherwise made by or on behalf of TECO Energy, since these factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements.

  GENERAL ECONOMIC CONDITIONS MAY ADVERSELY AFFECT OUR BUSINESSES.

     Our businesses are dependent on general economic conditions. In particular, the projected growth in Tampa Electric's service area and in Florida is important to the realization of Tampa Electric's and Peoples Gas System's forecasts for annual energy sales growth. An unanticipated downturn in the local area's or Florida's economy could adversely affect Tampa Electric's or the Peoples Gas System's expected performance.

     The activities of our unregulated businesses, particularly TECO Transport, TECO Coal and TECO Power Services are also affected by general economic conditions in the respective industries and geographic areas they serve, both nationally and internationally. TECO Power Services' investments in international distribution companies are dependent on growth in the service areas and forecasts for annual energy sales growth in the respective countries in which they are located.

  OUR BUSINESSES ARE SENSITIVE TO VARIATIONS IN WEATHER.

     Most of our businesses are affected by variations in general weather conditions and unusually severe weather. Tampa Electric's, Peoples Gas System's and TECO Power Services' energy sales are particularly sensitive to variations in weather conditions. The TECO Energy companies forecast energy sales on the basis of normal weather, which represents a long-term historical average. Significant variations from normal weather could have a material impact on energy sales. Unusual weather, such as hurricanes, could also have an effect on operating costs as well as sales.

     Peoples Gas System is more weather sensitive, with a single winter peak period, than Tampa Electric, with both summer and winter peak periods. Mild winter weather in Florida can be expected to negatively impact results at the Peoples Gas System.

     Variations in weather conditions also affect the demand and prices for the commodities sold by TECO Coalbed Methane and TECO Coal and electric power sales from TECO Power Services' merchant power plants. TECO Transport also is impacted by weather because of its effects on the supply of and demand for the products transported. Severe weather conditions that could interrupt or slow service and increase operating costs also affect these businesses.

  POTENTIAL COMPETITIVE CHANGES MAY AFFECT OUR ELECTRICITY AND GAS BUSINESSES.

     The U.S. electric power industry has been undergoing restructuring. Competition in wholesale power sales has been introduced on a national level. Some states have mandated or encouraged competition at the retail level and, in some situations, required divestiture of generating assets. While there is active wholesale competition in Florida, the retail electric business has remained substantially free from direct competition. Changes in the competitive environment occasioned by legislation, regulation, market conditions or initiatives of other electric power providers, however, particularly with respect to retail competition, could adversely affect Tampa Electric's business and its performance.

     The gas distribution industry has been subject to competitive forces for several years. Gas services provided by Peoples Gas System are now unbundled for all non-residential customers. Because Peoples Gas System earns margins on distribution of gas, but not on the commodity itself, unbundling has not negatively impacted Peoples Gas System results. However, we cannot predict future structural changes that could adversely affect Peoples Gas System.

  OUR BUSINESSES ARE HIGHLY REGULATED AND ANY CHANGES IN REGULATORY STRUCTURES COULD INCREASE COSTS OR COMPETITION.

     Tampa Electric and Peoples Gas System operate in highly regulated industries. Their retail operations, including the prices charged, are regulated by the Florida Public Service Commission, and Tampa Electric's wholesale power sales and transmission services are subject to regulation by Federal Energy Regulatory Commission. Changes in regulatory requirements or adverse regulatory actions could have an adverse effect on Tampa Electric's or Peoples Gas System's performance by, for example, increasing competition or costs, threatening investment recovery or impacting rate structure.

     The merchant plants being developed by TECO Power Services will require authorization from FERC for market-based rates. In granting such a request, FERC typically requires a showing that the plant's owners and affiliates lack market power in the relevant generation and transmission markets and in markets for related commerce such as fuel. Obtaining FERC authority for market-based rates would also require a showing by the seller that there is no opportunity for abusive affiliate transactions involving any of TECO Power Services' regulated affiliates. TECO Power Services does not anticipate any material difficulties in obtaining these authorizations, but it cannot guarantee that they will be granted.

     TECO Coal's forecast includes benefits associated with the generation of
Section 29 tax credits related to the production of non-conventional fuels. Future changes in tax law or actions by the Internal Revenue Service or U.S. Treasury could impact TECO Coal's quantity of qualified synfuels production and therefore the amount of available tax credits.

     Moreover, our businesses are subject to regulation by various governmental authorities dealing with air, water and other environmental matters. Changes in compliance requirements or the interpretation by governmental authorities of existing requirements may impose additional costs on us or result in the curtailment of some activities.

  COMMODITY PRICE CHANGES MAY AFFECT THE OPERATING COSTS AND COMPETITIVE POSITIONS OF OUR BUSINESSES.

     Most of our businesses are sensitive to changes in certain commodity prices which could be brought on by many factors. Such changes could affect the prices these businesses charge, their operating costs and the competitive position of their products and services.

     In the case of Tampa Electric, currently, the cost of fuel used for power generation is mostly affected by the cost of coal; future fuel costs will be impacted by the cost of natural gas as well as coal. Tampa Electric is able to recover the cost of fuel through retail customers' bills, but increases in fuel costs affect electric prices and therefore the competitive position of electricity against other energy sources. The ability to make sales and the margins on wholesale power sales are currently affected by the cost of coal to Tampa Electric, particularly as it relates to the cost of gas and oil to other power producers.

     In the case of Peoples Gas System, costs for purchased gas and pipeline capacity are recovered through retail customers' bills, but increases in gas costs affect total retail prices and therefore the competitive position of Peoples Gas System relative to electricity, other forms of energy and other gas suppliers.

     Changes in gas, oil and coal prices directly affect the margins at our unregulated businesses. For example, TECO Coalbed Methane is exposed to commodity price risk through the sale of natural gas. A hypothetical 10 percent change in any year in the market price of natural gas would have an estimated earnings impact of $4 million. TECO Coal is exposed to commodity price risk through coal sales. A hypothetical 10 percent change in the market price of coal in any year would have an estimated earnings impact of between $15 million and $20 million. TECO Transport is exposed to commodity price risk through fuel purchases. A hypothetical 10 percent change in the market price of fuel in any year would have an estimated earnings impact of $1 million.

     Natural gas prices recently have been increasingly volatile and, accordingly, the earnings from TECO Coalbed Methane are increasingly difficult to predict.

     At TECO Power Services, the price paid for natural gas is expected to pass through to the customer. In those instances where these costs are not passed directly to the customer, the price of gas is expected to be reflected in the price charged to the customer for electricity.

  GAS PRODUCTION LEVELS ARE DECLINING, WHICH WILL AFFECT TECO COALBED METHANE'S PRODUCTION LEVELS.

     Results at TECO Coalbed Methane are affected by its level of production, which is naturally declining. Our forecast assumes that production will decline 6 to 8 percent annually. Actual production levels may be different than those we assumed.

  WE MAY BE UNABLE TO TAKE ADVANTAGE OF OUR EXISTING TAX CREDITS.

     We derive a portion of our net income from non-conventional fuels tax credits. These tax credits are dependent on our generating sufficient taxable income against which to use the credits, and these credits could be impacted by actions of the Internal Revenue Service or the U.S. Treasury or changes in law.

  WE MAY BE UNABLE TO IDENTIFY APPROPRIATE BUSINESS GROWTH OPPORTUNITIES OR TAKE ADVANTAGE OF THEM IF WE CANNOT FIND APPROPRIATE FINANCING.

     Part of our business strategy is to grow our unregulated businesses. Much of our growth is dependent on our ability to find attractive acquisition and development opportunities and independent power projects and to obtain the financing necessary for these opportunities and projects. Our outlook is based on our expectation that we will be successful in finding and capitalizing on these acquisition and development opportunities and independent power projects, but we cannot be sure that our efforts will be successful.

  WE MAY BE UNABLE TO SUCCESSFULLY FINANCE OR COMPLETE CURRENT AND FUTURE PROJECTS ON SCHEDULE AND WITHIN BUDGET.

     Tampa Electric currently has new power plants under construction and existing facilities under conversion and TECO Power Services has new power plants under development and construction. The development of independent power plants involves considerable risks, including successful siting, permitting, financing and construction, contracting for necessary services, fuel supplies and power sales and performance by project partners. The construction of these plants as well as future construction projects involve risks, such as shortages and inconsistent qualities of equipment; material and labor; engineering problems; work stoppages; unanticipated cost increases and environmental or geological problems.

     As a result of the bankruptcy of Enron Corp., the lenders for two of our projects, Union Power and Gila River, have stopped funding construction costs. Enron is guarantor of the payment and performance obligation of its subsidiary, NEPCO, which is the construction contractor for those projects, as well as for two of our other projects which have not yet been financed. We have made a proposal to the lenders to permit resumption of funding under which we become guarantor of NEPCO's obligations and accelerate our equity contributions to the projects. Although we expect lender approval, if this proposal is not approved, we have until January 31, 2002 to cure the default by providing a replacement guarantor for Enron reasonably satisfactory to the lenders. The amounts advanced to date by the lenders to the projects are $683 million. Although we are not directly obligated on the project financings, we have commitments to the lenders to make additional equity contributions to the projects of $493 million in addition to the $624 million we have already made.

     We have reached agreements with NEPCO to permit continued construction of the projects, but if NEPCO were unable to perform its obligations under the construction contracts, we would have to make arrangements for another contractor reasonably satisfactory to the project lenders to cure the resulting default. Replacing NEPCO with another contractor would result in delays in the project schedules and substantial additional project costs. See "PROSPECTUS SUMMARY - Recent Developments - Exposure to Enron Bankruptcy."

  TECO POWER SERVICES' EXISTING AND PLANNED MERCHANT POWER PLANTS WILL BE SUBJECT TO MARKET CONDITIONS AND MAY SELL POWER AT A LOSS.

     TECO Power Services is currently operating, developing, constructing and investing in merchant power plants. A merchant plant sells power based on market conditions at the time of sale, so there can be no certainty at present about the amount or timing of revenue that may be received from power sales from operating plants or about the differential between the cost of operations (in particular, natural gas prices) and merchant power sales revenue. Our forecast assumes that TECO Power Services will avoid losses associated with these risks by building in well-established markets that enables TECO Power Services to use established hedging mechanisms, hiring an experienced, investment-grade power marketer, avoiding selling short and entering into non-energy related sales to offset potential operational risks and that TECO Power Services will receive forecasted prices from its merchant power plants. Changes in market conditions, increases in project costs or inability to obtain financing on satisfactory terms could result in project delays, reduced returns on investment or efforts to reduce our ownership interests and corresponding commitments.

  PROBLEMS WITH OPERATIONS COULD CAUSE US TO INCUR SUBSTANTIAL COSTS.

     Each of our subsidiaries is subject to various operational risks, including equipment breakdown or failure and accidents, and operations below expected levels of performance or efficiency. As operators of power generation facilities, Tampa Electric and TECO Power Services could incur problems such as the breakdown or failure of power generation equipment, transmission lines, pipelines or other equipment or processes which would result in performance below assumed levels of output or efficiency. Our forecast assumes normal operations and normal maintenance periods for our subsidiaries' facilities.

  WE ARE VULNERABLE TO INTEREST RATE CHANGES AND WE MAY NOT HAVE ACCESS TO CAPITAL AT FAVORABLE RATES, IF AT ALL.

     Changes in interest rates can affect the cost of borrowing for us and our subsidiaries on variable rate debt outstanding, on refinancing of debt maturities and on incremental borrowing to fund new investments. Reflected in our forecasts is the expectation that we will have access to sufficient capital on satisfactory terms to fund growth opportunities, including acquisition and development opportunities and independent power projects.

  WE HAVE SIGNIFICANT DEBT LEVELS THAT MAY RESTRICT OUR ABILITY TO FINANCE ADDITIONAL PROJECTS OR PREVENT THE REPAYMENT OF CERTAIN DEBT.

     To support our growth, we have expanded the amount of our indebtedness. This increase in debt levels has increased the amount of fixed charges we are obligated to pay. The level of our indebtedness and restrictive covenants contained in existing or future financings could limit our ability to finance the acquisition and development of additional projects. In addition, any downgrades in our debt ratings may affect our ability to borrow and increase our financing costs.

     Some of our debt obligations contain financial covenants related to debt to equity ratios and interest coverage that could prevent the repayment of subordinated debt and the payment of dividends if such payments would cause a violation of the covenants. In addition, some of our subsidiaries have indebtedness with restrictive covenants which, if violated, could prevent them from making distributions to us. As a holding company, we are dependent on cash flow from our subsidiaries.

  TECO POWER SERVICES' INTERNATIONAL PROJECTS ARE SUBJECT TO RISKS THAT COULD RESULT IN INCREASED COSTS.

     TECO Power Services is involved in several international projects. These projects involve numerous risks that are not present in domestic projects, including expropriation, political instability, currency exchange rate fluctuations, repatriation restrictions, and political, regulatory and legal uncertainties. Our forecast assumes that TECO Power Services will manage these risks through a variety of risk mitigation measures, including specific contractual provisions, teaming with strong international and local partners, obtaining non-recourse financing and obtaining political risk insurance where appropriate.

RISK FACTORS RELATING TO THE UNITS

  YOU WILL BEAR THE ENTIRE RISK OF A DECLINE IN THE PRICE OF OUR COMMON STOCK.

     The market value of the shares of common stock you will receive on January 15, 2005, which we refer to as the "stock purchase date," may be materially different from the effective price per share paid by you on the stock purchase date. If the average trading price of our common stock on the stock purchase date is less than $26.29 per share, you will, on the stock purchase date, be required to purchase shares of common stock at a loss. Accordingly, a holder of units assumes the entire risk that the market value of our common stock may decline. Any such decline could be substantial.

  YOU WILL RECEIVE ONLY A PORTION OF ANY APPRECIATION IN OUR COMMON STOCK PRICE.

     The aggregate market value of the shares of common stock you may receive upon settlement of a purchase contract generally will exceed the stated amount of $25 only if the average closing price per share of our common stock over the 20-trading day period preceding settlement equals or exceeds $30.10 which we refer to as the "threshold appreciation price." The threshold appreciation price represents an appreciation of 14.5% over the closing price of our common stock on January 9, 2002. Therefore, during the period prior to settlement, an investment in the units affords less opportunity for equity appreciation than a direct investment in our common stock. If the applicable average closing price exceeds $26.29, which we refer to as the "reference price," but falls below the threshold appreciation price, you will realize no equity appreciation on the common stock for the period during which you own the purchase contract. Furthermore, if the applicable average closing price exceeds the threshold appreciation price, the value of the shares you will receive under the purchase contract will be approximately 87.3% of the value of the shares you could have purchased with $25 at the time of this offering.

  THE TRADING PRICE FOR OUR COMMON STOCK AND THE GENERAL LEVEL OF INTEREST RATES AND OUR CREDIT QUALITY WILL DIRECTLY AFFECT THE TRADING PRICE FOR THE UNITS.

     The trading price of our common stock, the general level of interest rates and our credit quality will directly affect the trading prices of units in the secondary market. We cannot predict whether the price of our common stock or interest rates will rise or fall. Our operating results and prospects and economic, financial and other factors will affect the trading price of our common stock. In addition, market conditions can affect the capital markets generally, therefore affecting the price of our common stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of our common stock in the market after the offering of the units or the perception that those sales could occur. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of our common stock underlying the purchase contracts and of the other components of the units. The arbitrage could, in turn, affect the trading prices of the units and our common stock.

  YOU MAY SUFFER DILUTION OF OUR COMMON STOCK ISSUABLE UPON SETTLEMENT OF YOUR PURCHASE CONTRACT.

     The number of shares of common stock issuable upon settlement of your purchase contract is subject to adjustment only for stock splits and combinations, stock dividends, reclassification and specified other transactions. The number of shares of common stock issuable upon settlement of each purchase contract is not subject to adjustment for other events, such as employee stock option grants, offerings of common stock for cash or in connection with acquisitions or other transactions which may adversely affect the price of our common stock. The terms of the units do not restrict our ability to offer common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of the units in engaging in any such offering or transaction.

  YOU WILL HAVE NO RIGHTS AS COMMON STOCKHOLDERS.

     Until you acquire shares of common stock upon settlement of your purchase contract, you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of common stock only as to actions for which the record date occurs after the stock purchase date.

  YOUR PLEDGED SECURITIES WILL BE ENCUMBERED.

     Although holders of units will be beneficial owners of the underlying trust preferred securities or pledged treasury securities, the holders will pledge those securities to the collateral agent to secure their obligations under the related purchase contracts. Therefore, for as long as the purchase contracts remain in effect, holders will not be allowed to withdraw their pledged trust preferred securities or treasury securities from this pledge arrangement, except upon substitution of other securities as described in this prospectus.

  THE PURCHASE CONTRACT AGREEMENT WILL NOT BE QUALIFIED UNDER THE TRUST INDENTURE ACT OF 1939, AND THE OBLIGATIONS OF THE PURCHASE CONTRACT AGENT WILL BE LIMITED.

     The purchase contract agreement relating to the units will not be qualified under the Trust Indenture Act of 1939. The purchase contract agent under the purchase contract agreement, who will act as the agent and the attorney-in-fact for the holders of the units, will not be qualified as a trustee under the Trust Indenture Act of 1939. Accordingly, holders of the units will not have the benefits of the protections of the Trust Indenture Act of 1939. Under the terms of the purchase contract agreement, the purchase contract agent will have only limited obligations to the holders of the units.

  THE SECONDARY MARKET FOR THE UNITS MAY BE ILLIQUID.

     We are unable to predict how the units will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the units. The normal units will be listed on the NYSE under the symbol "TE PRU." We will not initially list either the stripped units or the trust preferred securities; however, in the event that either of these securities are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will attempt to list those securities on the exchange on which the normal units are then listed. We have been advised by the underwriters that they presently intend to make a market for the normal units; however, they are not obligated to do so and any market making may be discontinued at any time. There can be no assurance as to the liquidity of any market that may develop for the normal units, the stripped units or the trust preferred securities, your ability to sell such securities or whether a trading market, if it develops, will continue. In addition, if you were to substitute treasury securities for pledged trust preferred securities, thereby converting your normal units to stripped units, the liquidity of normal units could be adversely affected. We cannot assure you that a listing application for stripped units or trust preferred securities will be accepted or, if accepted, that the normal units, stripped units or trust preferred securities will not be delisted from the NYSE or that trading in the normal units, stripped units or trust preferred securities will not be suspended as a result of elections to create stripped units or recreate normal units through the substitution of collateral that causes the number of these securities to fall below the applicable requirements for listing securities on the NYSE.

  A DISSOLUTION OF TECO CAPITAL TRUST II AND/OR TECO FUNDING COMPANY II, LLC MAY AFFECT THE NORMAL UNITS' MARKET PRICES.

     A dissolution of the trust and/or the limited liability company may affect the normal units' market prices. We will have the right to dissolve the limited liability company at any time subject to certain conditions and the trust may be dissolved under certain circumstances. We cannot predict the impact on the market prices for normal units:

     - if we dissolve the limited liability company and the subordinated notes are distributed to the trust; or

     - if the trust is dissolved and the company preferred securities are distributed to the holders of the trust preferred securities in exchange for those trust preferred securities; or

     - if we dissolve the limited liability company and the trust and distribute the subordinated notes to holders of trust preferred securities in exchange for those trust preferred securities.

     Because normal units would then consist of either company preferred securities and related purchase contracts or subordinated notes and related purchase contracts, you are also making an investment decision with regard to the company preferred securities and subordinated notes if you purchase units and should carefully review all the information regarding the company preferred securities and subordinated notes contained in this prospectus.

  OUR OBLIGATIONS UNDER THE SUBORDINATED NOTES, THE GUARANTEE AND THE PURCHASE CONTRACTS ARE SUBORDINATED.

     Our obligations under the subordinated notes will rank junior in priority of payment to all of our senior debt. In addition, although an event of default under our senior debt would not necessarily constitute a default under the junior subordinated note indenture, we will not be permitted to make any payments on the subordinated notes:

     - if we default on a payment of senior debt and the default is not cured or waived within the applicable grace period; or

     - until the senior or subordinated indebtedness is paid in full if the maturity of the indebtedness has been accelerated because of a default.

     The subordinated notes are obligations exclusively of TECO Energy, which, as a holding company, has no material assets other than our ownership of the common stock of our subsidiaries. Dividends and other distributions from subsidiaries are our only ongoing source of revenues from which to repay the subordinated notes. Although the default provisions described above do not apply to a default by one of our subsidiaries, a subsidiary may be prohibited from paying dividends or making other distributions to us when it is in default. At December 31, 2001, our senior debt totaled approximately $1.2 billion and the aggregate senior debt of all of our subsidiaries equaled approximately $2.1 billion.

     Our obligations under the guarantee and the purchase contracts will rank subordinate and junior in right of payment to all of our senior debt and all of the debt of our subsidiaries. As a result, we will be prohibited from making any payments under the guarantee and the purchase contracts if we default on a payment on any of our senior liabilities. In addition, in the event of the bankruptcy, liquidation or dissolution of TECO Energy, our assets would be available to pay obligations under the guarantee and the purchase contracts only after we made all payments on our senior liabilities.

     Neither the trust preferred securities, the company preferred securities, the subordinated notes, the guarantee nor the purchase contracts limit our ability or the ability of our subsidiaries to incur additional debt, including debt that ranks senior in priority of payment to the subordinated notes and the guarantee. See "DESCRIPTION OF THE SUBORDINATED NOTES -- Overview," "DESCRIPTION OF THE GUARANTEE -- Ranking" and "DESCRIPTION OF THE EQUITY SECURITY
UNITS -- Current Payments."

  THE TRUST WILL PAY SCHEDULED DISTRIBUTIONS ON THE TRUST PREFERRED SECURITIES ONLY IF THE TRUST RECEIVES DISTRIBUTIONS FROM THE LIMITED LIABILITY COMPANY, WHICH WILL MAKE CASH PAYMENTS ONLY IF IT RECEIVES CASH PAYMENTS FROM US.

     The ability of the trust to pay scheduled distributions on the trust preferred securities, the redemption price of the trust preferred securities and the liquidation amount of each trust preferred security is dependent upon TECO Energy making the related payments to the limited liability company on the subordinated notes when due or making payments on the company preferred securities under the related guarantee.

     If we default on our obligations to pay principal or interest to the limited liability company on the subordinated notes, then the limited liability company will not have sufficient funds to pay distributions, the redemption price or the liquidation amount of each company preferred security held by the trust. If the trust has not received funds from the limited liability company, it will be unable to pay distributions, the redemption price or the liquidation preference of the trust preferred securities held by you.

     Instead you:

     - may sue TECO Energy directly or seek other remedies to collect your pro rata share of payments owed; or

     - may rely on the property trustee to enforce the trust's rights under the company preferred securities and, indirectly, the subordinated notes.

  DEFERRAL OF DISTRIBUTIONS WILL HAVE TAX CONSEQUENCES FOR YOU AND MAY AFFECT THE TRADING PRICE OF THE UNITS.

     If no event of default under the subordinated notes has occurred and is continuing, we can defer on one or more occasions, interest payments on the subordinated notes for up to 20 consecutive quarterly periods. If we defer interest payments on the subordinated notes, the limited liability company will defer distributions on the company preferred securities and the trust will defer distributions on the trust preferred securities during any deferral period. However, distributions would still accumulate on each of the company preferred securities and the trust preferred securities and the deferred distributions would themselves accrue interest, compounded quarterly, at the rate of 5.11% per annum (to the extent permitted by law).

     If we defer interest payments on the subordinated notes, you generally will be required to recognize interest income for United States federal income tax purposes (based on your pro rata share of the trust's share of the accrued interest on the subordinated notes held by the limited liability company) before you receive any cash relating to that interest. In addition, you will not receive the cash if you sell the trust preferred securities before the end of any deferral period or before the record date relating to distributions which are paid.

     We have no current intention of deferring interest payments on the subordinated notes. However, if we exercise our right in the future, the normal units (and the trust preferred securities, if separately traded) may trade at a price that does not fully reflect the value of accrued but unpaid interest on the subordinated notes. If you sell the trust preferred securities during an interest deferral period, you may not receive the same return on investment as someone who continues to hold the trust preferred securities. In addition, the existence of our right to defer payments of interest on the subordinated notes may mean that the market price for the units (which ultimately partially represent an undivided beneficial interest in the subordinated notes) may be more volatile than other securities that do not have these rights.

     See "U.S. FEDERAL INCOME TAX CONSEQUENCES" for more information regarding the tax consequences of purchasing, holding and selling the trust preferred securities.

  TECO ENERGY MAY DISSOLVE THE LIMITED LIABILITY COMPANY, OR THE LIMITED LIABILITY COMPANY MAY DIRECT THE TRUST TO DISTRIBUTE ALL OF ITS ASSETS, WHICH MAY RESULT IN ADVERSE TAX CONSEQUENCES FOR YOU.

     TECO Energy, as the holder of the company common securities, has the right to dissolve the limited liability company at any time. Upon such dissolution, the limited liability company will liquidate (after satisfaction of any liabilities to creditors of the limited liability company as provided by applicable law) by distributing the subordinated notes held by it, first, to the holders of the company preferred securities, including the trust, until they have received their liquidation preference in full plus accrued but unpaid distributions and, second, to the holders of the common securities.

     If the limited liability company is characterized for United States federal income tax purposes as an association taxable as a corporation at the time it distributes all of its assets, or if there is a change in law, the distribution of subordinated notes may be a taxable event to holders of the company preferred securities. Under current United States federal income tax law, so long as the limited liability company is not taxable as a corporation, a distribution of subordinated notes should not be a taxable event.

     In addition, if a tax event or an Investment Company Act event occurs with respect to the trust or the limited liability company, we or the limited liability company, as the case may be, have the right to direct the property trustee to distribute all assets of the trust, consisting of company preferred securities or subordinated notes (if the limited liability company has previously dissolved), to the holders of the trust preferred securities on a pro rata basis. If the company preferred securities are distributed, the holders of the company preferred securities, or their nominees, will become subject to Schedule K-1 reporting requirements and if the notes are distributed, the holders of the notes, or their nominees, will become subject to Form 1099 reporting requirements under the Internal Revenue Code of 1986, as amended.

     If the trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time it distributes all of its assets, or if there is a change in law, the distribution to you of subordinated notes or company preferred securities, as the case may be, may be a taxable event to you. Under current United States federal income tax law, as long as the trust is not taxable as a corporation, a distribution to you of subordinated notes or company preferred securities should not be a taxable event to you.

     TECO Energy and the limited liability company will likely exercise these rights if unfavorable changes in tax law or investment company law occur. See "DESCRIPTION OF THE SUBORDINATED NOTES -- Optional Redemption" and "DESCRIPTION OF THE COMPANY PREFERRED SECURITIES -- Redemption or Exchange" in the accompanying prospectus.

  DELIVERY OF THE SECURITIES UNDER THE PLEDGE AGREEMENT IS SUBJECT TO POTENTIAL DELAY IF WE BECOME SUBJECT TO A BANKRUPTCY PROCEEDING.

     Notwithstanding the automatic termination of the purchase contracts, if we become the subject of a case under the U.S. bankruptcy code, imposition of an automatic stay under Section 362 of the U.S. bankruptcy code may delay the delivery to you of your securities being held as collateral under the pledge arrangement and such delay may continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

  YOUR VOTING RIGHTS UNDER THE TRUST PREFERRED SECURITIES WILL BE LIMITED.

     You will not be entitled to appoint, remove, replace or change the number of the trustees of the trust, and generally will have no voting rights, except in the limited circumstances described under "DESCRIPTION OF THE TRUST PREFERRED SECURITIES -- General" "-- Voting Rights" and "-- Amendment of the Trust Agreement" in this prospectus.

  HOLDERS OF TRUST PREFERRED SECURITIES WILL HAVE LIMITED RIGHTS UNDER THE SUBORDINATED NOTES.

     Except as described below, you, as a holder of trust preferred securities, will not be able to exercise directly any other rights with respect to the subordinated notes.

     If an event of default under the limited liability agreement of TECO Funding Company II, LLC were to occur and be continuing, holders of a majority of the aggregate stated liquidation preference of the trust preferred securities would have the right, by virtue of their beneficial interest in the limited liability company, to appoint a special representative to enforce the limited liability company's rights under the subordinated notes and indenture.

     The indenture provides that the indenture trustee must give holders of subordinated notes notice of all defaults or events of default within 90 days after occurrence. However, except in the cases of a default or an event of default in payment on the subordinated notes, the indenture trustee will be protected in withholding the notice if its responsible officers determine that withholding of the notice is in the interest of such holders.

     If the property trustee were to fail to enforce its rights under the subordinated notes in respect of an indenture event of default after a holder of record of trust preferred securities had made a written request, such holder of record of trust preferred securities may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the subordinated notes. In addition, if we were to fail to pay interest or principal on the subordinated notes on the date that interest or principal is otherwise payable, except for deferrals permitted by the declaration of trust and the indenture, and this failure to pay were continuing, holders of trust preferred securities could directly institute a proceeding for enforcement of payment of the principal of or interest on the subordinated notes having a principal amount equal to the aggregate stated liquidation amount of their trust preferred securities (a direct action) after the respective due dates specified in the subordinated notes. You may not exercise directly any other remedy available to holders of subordinated notes. In connection with a direct action, we would have the right under the indenture to set off any payment made to that holder by us.

  TECO FUNDING COMPANY II, LLC, AS HOLDER OF THE SUBORDINATED NOTES, WILL HAVE ONLY LIMITED RIGHTS OF ACCELERATION.

     TECO Funding Company II, LLC, as holder of the subordinated notes, may accelerate payment of the principal and accrued and unpaid interest on the subordinated notes only upon the occurrence and continuation of an indenture event of default. An indenture event of default is generally limited to payment defaults, breaches of specific covenants and specific events of bankruptcy, insolvency and reorganization relating to us.

  THE SUBORDINATED NOTES WILL BE TREATED AS CONTINGENT PAYMENT DEBT INSTRUMENTS.

     For United States federal income tax purposes, we intend to treat the subordinated notes as contingent payment debt instruments. As a result, they will be considered to be issued with original issue discount, which you will be required to include in income during your ownership of the trust preferred securities, subject to some adjustments. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity, or other disposition of the trust preferred securities. See "U.S. FEDERAL INCOME TAX CONSEQUENCES - Trust Preferred Securities and Company Preferred Securities - Interest Income and Original Issue Discount on the Subordinated Notes."

  A TAX EVENT OR INVESTMENT COMPANY ACT EVENT MAY RESULT IN A TAXABLE EVENT TO YOU.

     TECO Energy may redeem the subordinated notes (and thereby cause the redemption of the company preferred securities and the trust preferred securities) in whole at any time upon the occurrence and continuation of a tax event or an Investment Company Act event. See "DESCRIPTION OF THE SUBORDINATED NOTES -- Optional Redemption." A tax event redemption or Investment Company Act event redemption will be a taxable event to the beneficial owners of trust preferred securities. See "U.S. FEDERAL INCOME TAX CONSEQUENCES -- Redemption of the Subordinated Notes Upon the Occurrence of a Tax Event or Investment Company Act Event." If a redemption by reason of a tax event or an Investment Company Act event occurs prior to settlement under the purchase contract, after the limited liability company has distributed the applicable redemption price to the trust, the trust will distribute the applicable redemption price to the securities intermediary, in liquidation of the unit holder's interest in the trust. The securities intermediary will use the redemption amount to purchase the treasury securities for the redeemed trust preferred securities as substitute collateral on behalf of the holders of the normal units. It is impossible to predict the impact that the substitution of the treasury securities as collateral will have on the market price of the normal units.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents we have incorporated by reference may contain forward-looking statements. Such statements relate to future events or our future financial performance. We use words such as "anticipate," "believe," "expect," "intend," "may," "project," "will" or other similar words to identify forward-looking statements.

     Without limiting the foregoing, any statements relating to our

     - anticipated capital expenditures;

     - future cash flows and borrowings;

     - potential future merger opportunities; and

     - sources of funding

are forward-looking statements. These forward-looking statements are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks and actual results may differ materially from those discussed in these statements.

     Among the factors that could cause actual results to differ materially are:

     - inflationary trends and other general economic conditions, particularly those affecting energy sales in our service area;

     - variations in weather conditions affecting energy sales and operating costs;

     - potential competitive changes in the electric and gas industries, particularly in the area of retail competition;

     - federal and state regulatory initiatives that increase competition or costs, threaten investment recovery, or impact rate structure;

     - availability and costs of commodities, including the cost of energy affecting our merchant plants;

     - our ability to find and successfully implement attractive investments in unregulated businesses;

     - the degree to which we are able to successfully develop and operate our diversified businesses and our ability to operate our synthetic fuel production facilities in a manner qualifying for Section 29 federal income tax credits;

     - interest rates and other factors that could impact our ability to obtain access to sufficient capital on satisfactory terms;

     - changes in environmental regulation that may impose additional costs or curtail some of our activities; and

     - our ability to successfully develop, construct, finance and operate our projects on schedule and within budget.

     When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus and the documents incorporated by reference, including the investment considerations included in Exhibit 99.1 to our Quarterly Report on Form 10-Q for the period ended June 30, 2001.

                                USE OF PROCEEDS

     The net proceeds from the sale of 16,000,000 units, after deducting underwriting discounts and commissions and estimated fees and expenses, are expected to be approximately $387,400,000, or $445,600,000 if the underwriter's option to purchase additional units is exercised in full. The trust and limited liability company will not receive any net proceeds from this offering.

     We anticipate using the net proceeds from this offering to fund capital expenditures, for working capital requirements and for general corporate purposes and, pending such uses, to repay short-term indebtedness.

                                 CAPITALIZATION

     The following table summarizes the capitalization of TECO Energy and its subsidiaries on a consolidated basis at December 31, 2001 (1) on a historical basis, and (2) as adjusted to give effect to this offering, and, with respect to
(2) the application of the net proceeds from this offering as described under "USE OF PROCEEDS." This table should be read in conjunction with the consolidated financial statements of TECO Energy and the notes relating to them, which are incorporated by reference in the accompanying prospectuses.

                                                                 DECEMBER 31, 2001
                                                              -----------------------
                                                               ACTUAL      PROFORMA
                                                              AMOUNTS     AS ADJUSTED
                                                              -------     -----------
                                                                  ($ IN MILLIONS)
Cash and cash equivalents...................................  $  120.2     $  120.2
                                                              ========     ========
Short-term debt.............................................     683.9        296.5
Long-term debt due within one year..........................     788.2        788.2
Long-term debt, less amount due within one year.............   1,843.1      1,843.1
Redeemable preferred securities.............................     200.0        200.0
Mandatorily convertible preferred securities................        --        387.4
Common equity...............................................   1,971.3      1,971.3
                                                              --------     --------
       Total capitalization.................................  $5,486.5      5,486.5
                                                              ========     ========

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The table below presents selected historical consolidated income statement data, cash flow information and balance sheet data of TECO Energy and its subsidiaries. We derived this information from the audited financial statements for the years ended December 31, 1997 through December 31, 2000 and from unaudited financial statements for the year ended December 31, 2001. This information is only a summary. You should read it in connection with our historical financial statements and related notes and the "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are incorporated by reference in this document. See "Information We Incorporated by Reference."

                                                   YEAR ENDED DECEMBER 31,
                               ----------------------------------------------------------------
                                  2001          2000          1999         1998         1997
                               -----------   -----------   ----------   ----------   ----------
                               (UNAUDITED)       ($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Operating revenues...........  $  2,648.6     $  2,295.1     $1,983.0     $1,955.7     $1,860.8
Operating income.............       422.5          413.6        423.6        401.3        412.7
Net income from continuing
  operations.................       303.7          250.9        200.9(1)     204.2(2)     211.5(3)
Earnings per share (basic)
  from continuing
  operations.................  $     2.26     $     1.99     $   1.53(1)  $   1.55(2)  $   1.62(3)
Dividends paid per share.....  $    1.137     $    1.330     $  1.285     $  1.225     $  1.165
CASH FLOW INFORMATION
EBITDA(4)....................       720.4     $    681.8     $  655.8     $  634.3     $  644.4
Cash interest, net of amounts
  capitalized................       176.0          166.7        116.9         99.3        115.5
Capital expenditures.........       966.0          688.4        426.1        296.1        212.6
Cash flow from operations....       513.1          386.3        381.3        495.4        350.8
Cash flow from investing
  activities.................   (1,106.0)      (1,049.8)      (504.9)      (390.9)      (210.4)
Cash flow from financing
  activities.................       613.6          656.6        665.6        204.2       (98.2)

                                                              AS OF DECEMBER 31,
                                           --------------------------------------------------------
                                              2001         2000        1999       1998       1997
                                           -----------   ---------   --------   --------   --------
                                           (UNAUDITED)                ($ IN MILLIONS)
BALANCE SHEET DATA
Total assets.............................    6,581.6     $ 5,676.2   $4,690.1   $4,179.3   $3,960.4
Capitalization:
  Short-term debt........................      683.9       1,208.9      813.7      319.0      447.5
  Long-term debt due within one year.....      788.2         237.3      155.8       36.0       12.7
  Long-term debt, less amount due within
     one year............................    1,843.1       1,374.6    1,207.8    1,279.6    1,080.2
  Redeemable preferred securities........      200.0         200.0         --         --         --
  Common shareholders equity, including
     the effect of unearned
     compensation........................    1,971.3       1,506.9    1,417.8    1,507.8    1,444.7
Total capitalization.....................    5,486.5       4,527.7    3,595.1    3,142.4    2,985.1

---------------
(1) Includes the effect of non-recurring charges which reduced net income by $19.6 million and earnings per share by $0.15 in 1999.

(2) Includes the effect of non-recurring charges which reduced net income by $19.6 million and earnings per share by $0.15 in 1998.

(3) Includes the effect of merger-related transaction expenses, which reduced net income by $5.3 million and earnings per share by $0.04 in 1997.

(4) EBITDA is defined as operating income before depreciation and amortization (excludes other income and income taxes). EBITDA is not a measure of performance under GAAP. While EBITDA should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, management understands that EBITDA is customarily used as a measure in evaluating companies.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The table below sets forth, for the periods indicated, the high and low sales prices of our common stock on the New York Stock Exchange.

YEAR                                                           HIGH        LOW
----                                                          ------      ------
1997........................................................  $28.19      $22.75
1998........................................................   30.62       24.75
1999........................................................   28.00       18.37
2000........................................................   33.19       17.25
2001........................................................   32.97       24.75

YEAR                                                           HIGH         LOW
----                                                          -------      ------
2000
  First Quarter.............................................    20.62       17.25
  Second Quarter............................................    23.12       19.19
  Third Quarter.............................................    28.75       20.19
  Fourth Quarter............................................    33.19       26.56

2001
  First Quarter.............................................   32.125       26.10
  Second Quarter............................................    32.97       28.78
  Third Quarter.............................................    31.65       25.53
  Fourth Quarter............................................    28.30       24.75

2002
  First Quarter (through January 9, 2002)...................    26.70       26.05

     The last sale price of our common stock on January 9, 2002, as reported on the New York Stock Exchange, was $26.29 per share. As of January 8, 2002, we had approximately 23,023 holders of record.

     The following table sets forth the dividends paid from 1997 through the fourth quarter of 2001. Future dividends will depend on future earnings, our financial condition and other factors.

                                  COMMON                                        COMMON
                                DIVIDENDS                                     DIVIDENDS
         BY QUARTERS            PER SHARE                  YEAR               PER SHARE
         -----------            ----------                 ----               ----------
2000
  First Quarter...............     0.325      1997..........................    $1.165
  Second Quarter..............     0.335      1998..........................     1.225
  Third Quarter...............     0.335      1999..........................     1.285
  Fourth Quarter..............     0.335      2000..........................     1.330
                                              2001..........................     1.370

2001
  First Quarter...............     0.335
  Second Quarter..............     0.345
  Third Quarter...............     0.345
  Fourth Quarter..............     0.345

                              ACCOUNTING TREATMENT

     The limited liability company will be treated as a TECO Energy subsidiary and the accounts of the limited liability company will be included in our financial statements. The accounts of the trust will not be consolidated with our financial statements. The company preferred securities will be presented as a separate line item in our balance sheet and disclosures concerning the trust preferred securities, the company preferred securities, the guarantee and the subordinated notes will be included in the notes to the financial statements. We will record distributions paid on the company preferred securities as an expense.

     The purchase contracts are forward transactions in our common stock. Upon settlement of a purchase contract, we will receive the stated amount of $25 on the purchase contract and will issue the requisite number of shares of our common stock. The stated amount received will be credited to shareholders' equity.

     Prior to the issuance of shares of our common stock upon settlement of the purchase contracts, the units will be reflected in our earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating earnings per share is deemed to be increased by the excess, if any, of the number of shares issuable upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market (at the average market price during the period) using the proceeds receivable upon settlement. Consequently, we expect there will be no dilutive effect on our earnings per share except during periods when the average market price of a share of our common stock is above the threshold appreciation price.

        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth our consolidated ratios of earnings to fixed charges and preferred stock dividends for the periods shown.

                             NINE MONTHS ENDED               YEAR ENDED DECEMBER 31,
                             ------------------   ---------------------------------------------
                             SEPTEMBER 30, 2001   2000      1999      1998      1997      1996
                             ------------------   -----     -----     -----     -----     -----
Ratio of Earnings to Fixed
  Charges..................         2.81x         2.55x     3.25x(1)  3.67x(2)  3.77x(3)  3.72x
Ratio of Earnings to Fixed
  Charges and Preferred
  Stock Dividends..........         2.81x         2.55x     3.25x(1)  3.67x(2)  3.77x(3)  3.72x

     For the purposes of calculating these ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt premium, the interest component of rentals and preferred stock dividend requirements.
---------------
(1) Includes the effect of non-recurring pretax charges totaling $21.0 million recorded in the third and fourth quarters of 1999. Charges consisted of the following: $10.5 million recorded at Tampa Electric on Florida Public Service Commission audits of its 1997 and 1998 earnings which limited its equity ratio to 58.7 percent; $3.5 million at Tampa Electric to resolve litigation filed by the U.S. Environmental Protection Agency; $6 million at TECO Investments to adjust the carrying value of certain leveraged leases; and $4.3 million at Tampa Electric and a $3.3 million net benefit at TECO Energy for corporate income tax settlements related to prior years' tax returns. The effect of these charges was to reduce the ratio of earnings to fixed charges. Had these charges been excluded from the calculation, the ratio of earnings to fixed charges would have been 3.60x for the year ended December 31, 1999.

(2) Includes the effect of non-recurring pretax charges totaling $30.5 million associated with write-offs at TECO Coal and Tampa Electric, and $0.6 million pretax of merger-related costs. The effect of these charges was to reduce the ratio of earnings to fixed charges. Had these charges been excluded from the calculation, the ratio of earnings to fixed charges would have been 3.95x for the year ended December 31, 1998.

(3) Includes a $2.6 million pretax charge for all costs associated with the Peoples Gas Systems and West Florida Natural Gas Company mergers completed in June 1997. The effect of this charge was to reduce the ratio of earnings to fixed charges. Had this charge been excluded from the calculation, the ratio of earnings to fixed charges would have been 3.79x for the year ended December 31, 1997.

                    DESCRIPTION OF THE EQUITY SECURITY UNITS

     We summarize below the principal terms of the equity security units, which we refer to as the "units," and the purchase contracts and trust preferred securities which comprise the units. The following description is not complete, and we refer you to the agreements that will govern your rights as a holder of units. See "INFORMATION WE INCORPORATE BY REFERENCE." In addition, to the extent that the following description is not consistent with that contained in the accompanying prospectuses under "DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS," you should rely on this description.

OVERVIEW

     Each unit will have a stated amount of $25. Each unit will initially consist of and represent:

     (1) a purchase contract under which:

          - you will agree to purchase, and we will agree to sell, for $25, shares of common stock of TECO Energy on the stock purchase date of January 15, 2005, the number of which will be determined by the settlement rate described below, based on the average trading price of the common stock at that time over the 20 consecutive trading days ending on the third trading day immediately preceding January 15, 2005; and

          - we will pay you contract adjustment payments at the annual rate of 4.39% of the stated amount payable on a quarterly basis as specified below; and

     (2) a trust preferred security of TECO Capital Trust II with a stated liquidation amount of $25, on which distributions will be paid at the annual rate of 5.11% payable on a quarterly basis as specified below.

     Each trust preferred security represents an undivided beneficial ownership interest in the assets of TECO Capital Trust II, which will consist of company preferred securities issued by TECO Funding Company II, LLC. The company preferred securities represent an undivided interest in the assets of the limited liability company, which will consist of the subordinated notes issued by TECO Energy.

     The trust preferred securities initially will be pledged to secure your obligations under the purchase contract. The purchase contracts, together with the pledged trust preferred securities or, after the remarketing, the specified pledged treasury securities, are referred to in this prospectus as "normal units." Each holder of normal units may elect to withdraw the pledged trust preferred securities or treasury securities underlying the normal units by substituting, as pledged securities, specifically identified treasury securities that will pay $25 on November 15, 2004, the amount due on January 15, 2005 under the purchase contract. If a holder of normal units elects to substitute treasury securities as pledged securities, the pledged trust preferred securities or treasury securities will be released from the pledge agreement and delivered to the holder. The normal units would then become "stripped units." Holders of stripped units may recreate normal units by resubstituting the trust preferred securities (or, after the remarketing date, the applicable specified treasury securities) for the treasury securities underlying the stripped units.

     As a beneficial owner of the units, you will be deemed to have:

     - irrevocably agreed to be bound by the terms of the purchase contract agreement, pledge agreement and purchase contract for so long as you remain a beneficial owner of such units; and

     - appointed the purchase contract agent under the purchase contract agreement as your agent and attorney-in-fact to enter into and perform the purchase contract on your behalf.

     In addition, as a beneficial owner of the units, you will be deemed by your acceptance of the units to have agreed to treat for United States federal, state and local income and franchise tax purposes:

     - yourself as the owner of the related trust preferred securities, or the treasury securities, as the case may be; and

     - the subordinated notes as indebtedness that we have issued.

     TECO Capital Trust II will issue trust preferred securities as part of the units and will use the proceeds allocated to the trust preferred securities to buy company preferred securities from TECO Funding Company II, LLC with terms that correspond to the trust preferred securities. TECO Funding Company II, LLC will issue company preferred securities to the trust and company common securities to TECO Energy and will use the proceeds from the sale of the company preferred securities and company common securities to buy subordinated notes from TECO Energy. The trust preferred securities will then be pledged to the collateral agent to secure your obligation to purchase TECO Energy common stock under the purchase contracts.

     TECO Energy will enter into:

     - a purchase contract agreement with The Bank of New York, as purchase contract agent, governing the appointment of the purchase contract agent as the agent and attorney-in-fact for the holders of the units, the purchase contracts, the transfer, exchange or replacement of certificates representing the units and certain other matters relating to the units; and

     - a pledge agreement with The Bank of New York, as collateral agent, custodial agent and securities intermediary creating a pledge and security interest for TECO Energy's benefit to secure the obligations of holders of units under the purchase contracts.

CREATING STRIPPED UNITS AND RECREATING NORMAL UNITS

     Holders of normal units will have the ability to "strip" those units and take delivery of the pledged trust preferred securities (or after the remarketing date, the pledged treasury securities), creating "stripped units," and holders of stripped units will have the ability to recreate normal units from their stripped units by depositing trust preferred securities (or after the remarketing date, the applicable treasury securities) as described in more detail below. Holders who elect to create stripped units or recreate normal units will be responsible for any related fees or expenses.

  CREATING STRIPPED UNITS

     Each holder of normal units may create stripped units and withdraw the pledged trust preferred securities or treasury securities underlying the normal units by substituting, as pledged securities, the treasury securities described below that will pay $25 on November 15, 2004, the amount due on that date under the purchase contract. Holders of normal units may create stripped units at any time on or before the second business day prior to the stock purchase date, except that they may not create stripped units during the period from four business days prior to any remarketing date until the expiration of three business days after that date.

     In order to create stripped units, a unitholder must substitute, as pledged securities, zero-coupon U.S. Treasury securities (CUSIP No. 912803AB9) which mature on November 15, 2004. Upon creation of the stripped units, the treasury securities will be pledged with the collateral agent to secure the unitholder's obligation to purchase TECO Energy common stock under the purchase contract, and the pledged trust preferred securities or treasury securities underlying the normal units will be released. Because treasury securities are issued in integral multiples of $1,000, holders of normal units may make the substitution only in integral multiples of 40 normal units. However, after a remarketing of the trust preferred securities has occurred or a redemption, holders may make the substitution only in integral multiples of normal units such that both the treasury securities to be deposited and the treasury securities to be released are in integral multiples of $1,000.

     To create stripped units, you must:

     - deposit with the collateral agent the treasury securities described above, which will be substituted for the pledged trust preferred securities or treasury securities underlying your normal units and pledged with the collateral agent to secure your obligation to purchase our common stock under the purchase contract;

     - transfer the normal units to the purchase contract agent; and

     - deliver a notice to the purchase contract agent stating that you have deposited the specified treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged trust preferred securities or treasury securities underlying the normal units.

     Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged trust preferred securities or treasury securities from the lien under the pledge agreement free and clear of our security interest. The purchase contract agent will:

     - cancel the normal units;

     - transfer to you the underlying pledged trust preferred securities or treasury securities; and

     - deliver the stripped units to you.

     Any trust preferred securities released to you will be tradeable separately from the resulting stripped units. Distributions on the trust preferred securities will continue to be payable in accordance with their terms.

     RECREATING NORMAL UNITS

     Each holder of stripped units may recreate normal units by substituting, as pledged securities, trust preferred securities or the applicable treasury securities then constituting a part of the normal units for the treasury securities underlying the stripped units. Holders may recreate normal units at any time on or before the second business day prior to the stock purchase date, except that they may not recreate normal units during the period from four business days prior to any remarketing date until the expiration of three business days after that date.

     Upon recreation of the normal units, the trust preferred securities or treasury securities will be pledged with the collateral agent to secure the holder's obligation to purchase our common stock under the purchase contract, and the treasury securities underlying the stripped units will be released. Because treasury securities are issued in integral multiples of $1,000, holders of stripped units may make the substitution only in integral multiples of 40 stripped units. However, after a remarketing of the trust preferred securities or a redemption has occurred, a holder may make the substitution only in integral multiples of stripped units such that both the treasury securities to be deposited and the treasury securities to be released are in integral multiples of $1,000.

     To recreate normal units from stripped units, you must:

     - deposit with the collateral agent:

          - if the substitution occurs prior to the remarketing of the trust preferred securities, trust preferred securities having an aggregate stated liquidation amount equal to the aggregate stated amount of your stripped units; or

          - if the substitution occurs after the remarketing of the trust preferred securities or a tax event redemption, the applicable treasury securities then constituting a part of the normal units;

     - transfer the stripped units to the purchase contract agent; and

     - deliver a notice to the purchase contract agent stating that you have deposited the trust preferred securities or treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged treasury securities underlying those stripped units.

     The trust preferred securities or treasury securities will be substituted for the treasury securities underlying your stripped units and will be pledged with the collateral agent to secure your obligation to purchase our common stock under your purchase contract.

     Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged treasury securities from the lien under the pledge agreement free and clear of our security interest. The purchase contract agent will:

     - cancel the stripped units;

     - transfer to you the underlying treasury securities; and

     - deliver the normal units to you.

CURRENT PAYMENTS

     Normal Units. If you hold normal units, you will receive total payments of 9.50% of the stated amount per year, consisting of:

     - quarterly contract adjustment payments at the annual rate of 4.39% of the stated amount of $25 per purchase contract; and

     - quarterly distributions on the trust preferred securities, at the annual rate of 5.11% of the principal amount of $25 per subordinated note through and including October 15, 2004, and at the reset rate thereafter. On January 15, 2005 you will receive a quarterly payment, consisting of a cash payment on the pledged treasury securities, at the same annual rate.

     Both these payments are subject to the deferral provisions described under "-- Description of the Purchase Contracts" and "-- Description of the Subordinated Notes -- Option to Defer Interest Payment Date."

     Stripped Units. If you hold stripped units, you will receive only the quarterly contract adjustment payments. In addition, original issue discount will accrue on the pledged treasury securities. See "U.S. FEDERAL INCOME TAX CONSEQUENCES -- Stripped Units -- Substitution of Treasury Securities to Create Stripped Units."

     Trust Preferred Securities. If you hold trust preferred securities separately from the units, you will receive distributions on the trust preferred securities. Distributions on the trust preferred securities, whether held separately or as part of the units, will be fixed initially at the annual rate of 5.11% of the stated liquidation amount of $25 per trust preferred security. The distribution rate on the trust preferred securities will be reset for the quarterly distribution payments made on and after January 15, 2005, and distributions on the trust preferred securities will be made at the reset rate from that date to January 15, 2007. However, if the reset rate meeting the requirements described in this prospectus cannot be established, the distribution rate will not be reset. In this case, the reset rate will continue to be the initial annual rate of 5.11% until a reset rate meeting the requirements described in this prospectus can be established on a later remarketing date prior to January 15, 2005. If no remarketing occurs prior to such date, the initial rate will be the distribution rate through January 15, 2007.

     The contract adjustment payments are subject to deferral by us until the stock purchase date as described below. If we defer these payments, we will pay additional payments on the deferred amounts at the rate of 9.50%, until paid.

     The interest payments on the subordinated notes and, as a result, the distributions on the trust preferred securities are subject to deferral by us until January 15, 2007. If we defer these payments, we will pay additional payments on the deferred amounts at the interest rate then in effect until paid.

     Contract adjustment payments and interest on the subordinated notes and, as a result, the distributions on the trust preferred securities, payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. Contract adjustment payments and interest on the subordinated notes and, as a result, the distributions on the trust preferred securities, will accrue from January 15, 2002 and will be payable quarterly in arrears on January 15, April 15, July 15, and October 15 of each year, commencing April 15, 2002. If the purchase contracts are settled early (at your option) or terminated, you will have no right to receive any accrued and deferred contract adjustment payments.

     The ability of TECO Capital Trust II to make the distributions on the trust preferred securities is solely dependent upon its receipt of corresponding payments from TECO Funding Company II, LLC on the company preferred securities which is solely dependent on its receipt of corresponding payments from us on the subordinated notes. Our obligations with respect to the subordinated notes will be unsecured and subordinated to our senior indebtedness. See "DESCRIPTION OF THE SUBORDINATED NOTES" below and "DESCRIPTION OF DEBT SECURITIES" in the accompanying prospectuses. Our obligations with respect to the contract adjustment payments will be unsecured and will rank junior to and be subordinate in right of payment to all of our existing and future senior debt. We and our subsidiaries may incur additional indebtedness, including indebtedness that ranks equally with or senior to the contract adjustment payments.

     Contract adjustment payments and distributions on trust preferred securities will be payable to the holders of normal units as they are registered on the books and records of the purchase contract agent on the relevant record dates. As long as the normal units remain in book-entry only form, that record date will be the business day prior to the relevant payment dates. Contract adjustment payments will be paid through the purchase contract agent, which will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts that are a part of such normal units. Subject to any applicable laws and regulations, each payment will be made as described under "BOOK-ENTRY ISSUANCE AND GLOBAL SECURITIES" below. If the normal units do not remain in book-entry only form, the relevant record dates will be the 15th day prior to the relevant payment dates. If any date on which these payments and distributions are to be made is not a business day, then payment of these payments and distributions payable on that date will be made on the next day that is a business day, however, if such business day is in the next calendar year, payment will be made on the prior business day. Payments and distributions will be made with the same force and effect as if made on the payment date.

                     DESCRIPTION OF THE PURCHASE CONTRACTS

     Each purchase contract entitles you to receive the payments described in "DESCRIPTION OF THE EQUITY SECURITY UNITS -- Current Payments." Those payments are unsecured and subordinated to our senior indebtedness and may be deferred as described in"DESCRIPTION OF THE EQUITY SECURITY UNITS -- Current Payments."

     Each purchase contract underlying a unit, unless earlier terminated, or earlier settled at your option or upon specified mergers and other transactions described below, will obligate you to purchase, and us to sell, for $25, on the stock purchase date of January 15, 2005, a number of newly issued shares of our common stock equal to the settlement rate.

     The settlement rate, which is the number of newly issued shares of our common stock issuable upon settlement of a purchase contract on the stock purchase date, will be, subject to adjustment under the circumstances described under "-- Antidilution Adjustments" below, as follows:

     - If the applicable market value of our common stock (which is the average of the closing prices per share of our common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding the stock purchase date) is equal to or greater than the threshold appreciation price of $30.10, which is 14.5% above $26.29, the closing price per share of our common stock on January 9, 2002, the settlement rate, which is equal to $25 divided by $30.10, will be 0.8305 shares of our common stock per purchase contract. Accordingly, if between the date of this prospectus and the period during which the applicable market value is measured the market price for our common stock increases to an amount that is higher than $30.10, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of our common stock, will be higher than $25, and if the market price equals $30.10, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $25.

     - If the applicable market value of our common stock is less than $30.10 but greater than $26.29, the settlement rate will be equal to $25 divided by the applicable market value of our common stock per purchase contract. Accordingly, if the market price for our common stock increases between the date of this prospectus and the period during which the applicable market value is measured but that market price is less than $30.10, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of our common stock, will equal $25.

     - If the applicable market value of our common stock is less than or equal to $26.29, the settlement rate, which is equal to $25 divided by the closing price of our common stock on January 9, 2002, will be 0.9509 shares of our common stock per purchase contract. Accordingly, if the market price for our common stock decreases between the date of this prospectus and the period during which the applicable market value is measured, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that the market value is the same as the applicable market value of our common stock, will be less than $25, and if the market price stays the same, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $25.

     For purposes of determining the applicable market value for common stock, the closing price of our common stock on any date of determination means the closing sale price or, if no closing price is reported, the last reported sale price of our common stock on the NYSE on that date. If our common stock is not listed for trading on the NYSE on any date, the closing price of our common stock on any date of determination means the closing sales price as reported in the composite transactions for the principal U.S. securities exchange on which our common stock is so listed, or if the common stock is not so listed on a U.S. national or regional securities exchange, as reported by The Nasdaq Stock Market, or, if our common stock is not so reported, the last quoted bid price for our common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market value of our common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

     A trading day is a day on which our common stock:

     - is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

     - has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

SETTLEMENT

     Settlement of the purchase contracts will occur on the stock purchase date, unless:

     - you have settled the related purchase contract prior to the stock purchase date through the early delivery of cash to the purchase contract agent, in the manner described in "-- Early Settlement";

     - if we are involved in a merger prior to the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, and you have settled the related purchase contract through an early settlement as described in "-- Early Settlement" and "-- Early Settlement upon Cash Merger"; or

     - an event described under "-- Termination of Purchase Contracts" below has occurred.

     The settlement of the purchase contracts on the stock purchase date will occur as follows:

     - for the stripped units or normal units which include pledged treasury securities, the cash payments on the treasury securities will automatically be applied to satisfy in full your obligation to purchase common stock under the purchase contracts; and

     - for the normal units in which the related trust preferred securities remain a part of the normal units because of a failed remarketing, we will exercise our rights as a secured party to dispose of the trust preferred securities in accordance with applicable law.

     In either event, our common stock will then be issued and delivered to you or your designee upon presentation and surrender of the certificate evidencing the units, if the units are held in certificated form, and payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you.

     Prior to the date on which shares of common stock are issued in settlement of purchase contracts, the common stock underlying the related purchase contracts will not be deemed to be outstanding for any purpose and you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock.

     No fractional shares of common stock will be issued by us pursuant to the purchase contracts. In place of fractional shares otherwise issuable, you will be entitled to receive an amount of cash equal to the fractional share, calculated on an aggregate basis in respect of the purchase contracts you are settling, multiplied by the applicable market value.

REMARKETING

     The trust preferred securities held by each normal unitholder will be sold in a remarketing on October 15, 2004, unless the holder elects not to participate in the remarketing. The proceeds of the remarketing will be used to purchase treasury securities, which will be pledged to secure the participating normal unitholder's obligations under the related purchase contract. Cash payments received on the pledged treasury securities underlying the normal unit of a holder will be used to satisfy the participating holder's obligation to purchase our common stock on the stock purchase date, January 15, 2005.

     Unless a holder of normal units delivers treasury securities in a kind and amount designated by the remarketing agent, as described below, the trust preferred securities that are included in the normal units will be remarketed on the remarketing date, unless the remarketing agent delays the remarketing to a later date as described below. The remarketing date will be the third business day preceding October 15, 2004, the last quarterly payment date before the stock purchase date.

     We will enter into a remarketing agreement with a nationally recognized investment banking firm pursuant to which it will agree, as remarketing agent, to use its commercially reasonable best efforts to sell the trust preferred securities that are included in normal units and are participating in the remarketing on October 15, 2004 at a price equal to at least 100.25% of the remarketing value.

     The "remarketing value" will be equal to the sum of:

     (1) the value at the remarketing date of such amount of treasury securities that will pay, on or prior to the quarterly payment date falling on the stock purchase date, an amount of cash equal to the aggregate distributions that are scheduled to be payable on that quarterly payment date, on each trust preferred security that is included in a normal unit and is participating in the remarketing, assuming for this purpose, even if not true, that (i) no distribution payment will then have been deferred and (ii) the distribution rate on the trust preferred securities remains at the initial rate;

     (2) the value at the remarketing date of such amount of treasury securities that will pay, on or prior to the stock purchase date, an amount of cash equal to $25 for each trust preferred security that is included in a normal unit and which is participating in the remarketing; and

     (3) if distribution payments are being deferred at the remarketing date, an amount of cash equal to the aggregate unpaid deferred payments on each trust preferred security that is included in a normal unit and is participating in the remarketing, accumulated to October 15, 2004.

     For purposes of (1) and (2) above, the value on the remarketing date of the treasury securities will assume that:

     - the treasury securities are highly liquid treasury securities maturing on or within 65 days prior to the stock purchase date (as determined in good faith by the remarketing agent in a manner intended to minimize the cash value of the treasury securities); and

     - those treasury securities are valued based on the ask-side price of the treasury securities at a time between 9:00 a.m. and 11:00 a.m. New York City time, selected by the remarketing agent, on the remarketing date (as determined on a third-day settlement basis by a reasonable and customary means selected in good faith by the remarketing agent) plus accrued interest to that date.

     The remarketing agent will use the proceeds from the sale of these trust preferred securities in a successful remarketing described in this section to purchase in the discretion of the remarketing agent, in open market transactions or at treasury auction, the amount and the types of treasury securities described above, which it will deliver through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts of the normal unitholders whose trust preferred securities participated in the remarketing. The remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing. The remarketing agent will remit the remaining portion of the proceeds, if any, for the benefit of the holders of the normal units participating in the remarketing.

     Alternatively, a holder of normal units may elect not to participate in the remarketing and retain the trust preferred securities underlying those units.

     The purchase contract agent will give holders notice of remarketing, including the specific treasury securities (including the CUSIP numbers and/or the principal terms thereof) that must be delivered by holders that elect not to participate in the remarketing, on the seventh business day prior to October 15, 2004.

     A holder electing not to participate in the remarketing must notify the purchase contract agent of such election and deliver the specified treasury securities to the purchase contract agent not later than 10:00 a.m. on the fourth business day prior to October 15, 2004.

     A holder of normal units that does not so deliver the treasury securities will be deemed to have elected to participate in the remarketing. On the stock purchase date, the purchase contract agent will apply the cash payments received on the pledged treasury securities to pay the purchase price under the purchase contracts.

     If the remarketing agent cannot establish a reset rate on the remarketing date that will be sufficient to cause the then current aggregate market value of the trust preferred securities to be equal to at least 100.25% of the remarketing value, assuming, even if not true, that all the trust preferred securities are held as components of normal units and will be remarketed, and the remarketing agent cannot remarket the trust preferred securities offered for remarketing on the remarketing date at a price equal to at least 100.25% of the remarketing value (determined on the basis of the trust preferred securities being remarketed), then the remarketing agent may thereafter attempt to establish a new reset rate, and the remarketing agent may attempt to remarket the trust preferred securities, on one or more occasions after that date until the business day immediately preceding the stock purchase date, as specified in the remarketing agreement. Any such remarketing will be at a price equal to at least 100.25% of the remarketing value (determined on the basis of the trust preferred securities being remarketed) on the subsequent remarketing date. The purchase contract agent will give holders notice of remarketing, including the specific treasury securities (including the CUSIP numbers and/or the principal terms thereof) that must be delivered by holders that elect not to participate in any such remarketing, on the seventh business day prior to the subsequent remarketing date. A holder of normal units may elect not to participate in any such remarketing and retain the trust preferred securities underlying those units by delivering the treasury securities described above to the purchase contract agent not later than 10:00 a.m. on the fourth business day immediately preceding the subsequent remarketing date.

     If the remarketing agent fails to remarket the trust preferred securities underlying normal units at that price prior to the stock purchase date, we will, subject to applicable law, retain the securities pledged as collateral or sell them in one or more public or private sales. Any accumulated and unpaid distributions on the trust preferred securities will become payable by us to the purchase contract agent for payment to the holders of the units to which such trust preferred securities relate.

     The obligation of a holder of purchase contracts to pay the purchase price for our common stock under the underlying purchase contracts on the stock purchase date is a non-recourse obligation payable solely out of the proceeds of the trust preferred securities or treasury securities pledged as collateral to secure the purchase obligation. In no event will a holder of purchase contracts be liable for any deficiency between such proceeds and the purchase price for our common stock under the purchase contracts.

OPTIONAL REMARKETING

     On or prior to 10:00 a.m. on the fourth business day immediately preceding October 15, 2004, holders of trust preferred securities that are not included in normal units may elect to have their trust preferred securities included in the remarketing by delivering their trust preferred securities along with a notice of such election to the custodial agent prior to the remarketing date, but no earlier than the payment date immediately preceding October 15, 2004. The custodial agent will hold these trust preferred securities in an account separate from the collateral account in which the securities pledged to secure the holders' obligations under the purchase contracts will be held. Holders of trust preferred securities electing to have their trust preferred securities remarketed will also have the right to withdraw that election on or prior to the fifth business day immediately preceding October 15, 2004.

     On the fourth business day immediately prior to October 15, 2004, the custodial agent will deliver these separate trust preferred securities to the remarketing agent for remarketing. The remarketing agent will use its commercially reasonable best efforts to remarket the separately held trust preferred securities included in the remarketing on the remarketing date at a price equal to at least 100.25% of the remarketing value, determined on the basis of the separately held trust preferred securities being remarketed. After deducting as the remarketing fee an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing, the remarketing agent will remit to the collateral agent the remaining portion of the proceeds for payment to such participating holders.

     If, as described above, the remarketing agent cannot remarket the trust preferred securities on the remarketing date, the remarketing agent will promptly return the trust preferred securities to the custodial agent to release to the holders. Holders of trust preferred securities that are not components of normal units may elect to have their trust preferred securities remarketed on any subsequent remarketing date pursuant to the procedures described above.

EARLY SETTLEMENT

     At any time not later than 10:00 a.m. on the seventh business day prior to January 15, 2005, a holder of units may settle the related purchase contracts by delivering to the purchase contract agent immediately available funds in an amount equal to $25 multiplied by the number of purchase contracts being settled provided that in no event shall the number of purchase contracts settled at any one time be fewer then 40 or an integral multiple thereof.

     No later than the third business day after an early settlement, we will issue, and the holder will be entitled to receive, 0.8305 shares of TECO Energy common stock for each unit (regardless of the market price of our common stock on the date of early settlement), subject to adjustment under the circumstances described under "-- Antidilution Adjustments" below. At that time, the holder's right to receive future contract adjustment payments will terminate and the holder will forfeit the right to receive any deferred contract adjustment payments on the purchase contracts being settled early. The holder will also receive the trust preferred securities or other securities underlying those units.

  EARLY SETTLEMENT UPON CASH MERGER

     Prior to the stock purchase date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, a cash merger, then on or after the date of the cash merger each holder of the units will have the right to accelerate and settle the related purchase contract. We refer to this right as the merger early settlement right. We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall be not less than 20 nor more than 30 days after the date of the notice, on which the optional early settlement will occur and a date by which each holder's merger early settlement right must be exercised. The notice will set forth, among other things, the applicable settlement rate and the amount of cash, securities and other consideration receivable by the holder upon settlement. To exercise the merger early settlement right, you must deliver to the purchase contract agent, three business days before the early settlement date, the certificate evidencing your units, if the units are held in certificated form, and payment of the applicable purchase price in the form of a certified or cashier's check. If you exercise the merger early settlement right, we will deliver to you on the early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contract, at the settlement rate in effect at such time, immediately before the cash merger. You will also receive the trust preferred securities or other securities underlying those units. If you do not elect to exercise your merger early settlement right, your units will remain outstanding and subject to normal settlement on the stock purchase date.

ANTIDILUTION ADJUSTMENTS

     The formula for determining the settlement rate and the number of shares of our common stock to be delivered upon an early settlement may be adjusted if certain events occur, including:

     (1) the payment of a stock dividend or other distributions on our common stock;

     (2) the issuance to all holders of our common stock of rights or warrants, other than any dividend reinvestment or share purchase or similar plans, entitling them to subscribe for or purchase common stock at less than the current market price (as defined below);

     (3) subdivisions, splits and combinations of our common stock;

     (4) distributions to all holders of our common stock of evidences of indebtedness of TECO Energy, securities, cash or other assets (excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash);

     (5) distributions consisting exclusively of cash to all holders of our common stock in an aggregate amount that, when combined with (a) other all-cash distributions made within the preceding 12 months and (b) the cash and the fair market value, as of the date of expiration of the tender or exchange offer referred to below, of the consideration paid in respect of any tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months, exceeds 12.5% of our aggregate market capitalization (such aggregate market capitalization being the product of the current market price of our common stock multiplied by the number of shares of common stock then outstanding) on the date fixed for the determination of stockholders entitled to receive such distribution; and

     (6) the successful completion of a tender or exchange offer made by us or any subsidiary of ours for our common stock which involves an aggregate consideration that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any other tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months, exceeds 12.5% of our aggregate market capitalization on the date of expiration of such tender or exchange offer.

     The "current market price" per share of our common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by us commencing not more than 20 trading days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, means the first date on which our common stock trades without the right to receive the issuance or distribution.

     Other reclassifications, consolidations, mergers, sales or transfers of assets or other transactions may cause our common stock to be converted into the right to receive other securities, cash or property. If this happens, each purchase contract would, without the consent of the holders of units, become a contract to purchase such other securities, cash or other property instead of our common stock. In such event, on the stock purchase date, the settlement rate then in effect will be applied to the value of the securities, cash, or property you would have received if you had held the shares covered by the purchase contract when the applicable transaction occurred.

     If at any time we make a distribution of property to our common stockholders which would be taxable to the stockholders as a dividend for U.S. federal income tax purposes (that is, distributions, evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock), and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, that increase may be deemed to be the receipt of taxable income to holders of units. See "U.S. FEDERAL INCOME TAX CONSEQUENCES -- Purchase Contracts -- Adjustment to Settlement Rate."

     In addition, we may increase the settlement rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

     Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless the adjustment would require an increase or decrease of at least 1% in the settlement rate. If any adjustment is not required to be made because it would not change the settlement rate by at least 1%, then the adjustment will be carried forward and taken into account in any subsequent adjustment.

     We will be required, as soon as practicable following the occurrence of an event that requires or permits an adjustment in the settlement rate, to provide written notice to the holders of units of the occurrence of that event. We will also be required to deliver a statement in reasonable detail setting forth the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

     If we pay a dividend or other distribution on our common stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a "spin-off," the settlement rate in effect immediately before the close of business on the record date fixed for determination of which of our stockholders will be entitled to receive that distribution will be increased by multiplying:

     - the settlement rate by

     - a fraction, the numerator of which is the current market price of our common stock plus the fair market value, determined as described below, of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock and the denominator of which is the current market price of our common stock.

     The adjustment to the settlement rate under the preceding paragraph will occur on the date that is the earlier of:

     - the tenth trading day following the effective date of the spin-off and

     - the date of the securities being offered in the initial public offering of the distributed securities, if that initial public offering is effected simultaneously with the spin-off.

     For purposes of this section, "initial public offering" means the first time securities of the same class or type as the securities being distributed in the spin-off are offered to the public for cash.

     If there is a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to our common shareholders means the average of the closing sale prices of those securities over the first 10 trading days following the effective date of the spin-off. Also, for purposes of such a spin-off, the current market price of our common stock means the average of the closing sale prices of our common stock over the first 10 trading days following the effective date of the spin-off.

     If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of our common stock means the closing sale price of our common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

PLEDGED SECURITIES, THE PLEDGE AGREEMENT AND THE PURCHASE CONTRACT AGREEMENT

     The trust preferred securities or treasury securities underlying the units will be pledged to the collateral agent for our benefit. Under the pledge agreement, the pledged securities will secure the obligations of holders of units to purchase our common stock under the purchase contract. A holder of a unit cannot separate or separately transfer the purchase contract from the pledged securities underlying the unit. Your rights to the pledged securities will be subject to our security interest created by the pledge agreement. You will not be permitted to withdraw the pledged securities related to the units from the pledge arrangement except:

     - to substitute specified treasury securities for the related pledged trust preferred securities or other pledged treasury securities upon creation of a stripped unit;

     - to substitute trust preferred securities or specified treasury securities for the related pledged treasury securities upon the recreation of a normal unit;

     - upon delivering specified treasury securities when electing not to participate in a remarketing; or

     - upon the termination or early settlement of the purchase contracts.

     Subject to our security interest and the terms of the purchase contract agreement and the pledge agreement:

     - each holder of units that include trust preferred securities will retain ownership of the trust preferred securities and will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights and preferences of the trust preferred securities, including distribution, voting, redemption, repayment and liquidation rights; and

     - each holder of units that include treasury securities will retain ownership of the treasury securities.

     We will have no interest in the pledged securities other than our security interest.

     Distributions on the units will be payable, purchase contracts will be settled and transfers of the units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the units do not remain in book-entry form, payment of distributions on the units may be made, at our option, by check mailed to the address of the persons shown on the unit register. As long as the units remain in book-entry only form, the record date for any payment will be one business day before the payment date.

     If any quarterly payment date or the stock purchase date is not a business day, then any payment required to be made on that date must be made on the next business day (and so long as the payment is made on the next business day, without any interest or other payment on account of any such delay), except that if the next business day is in the next calendar year, the payment or settlement will be made on the prior business day with the same force and effect as if made on the payment date. A "business day" means any day other than Saturday, Sunday or any other day on which banking institutions in the State of New York or the State of Delaware are authorized or obligated by law or executive order to be closed.

     If you fail to surrender the certificate evidencing your units, if your units are held in certificated form, to the purchase contract agent on the stock purchase date, the shares of common stock issuable in settlement of the related purchase contracts will be registered in the name of the purchase contract agent. These shares, together with any distributions on them, will be held by the purchase contract agent as agent for your benefit, until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

     If the purchase contracts have terminated prior to the stock purchase date, the related pledged securities have been transferred to the purchase contract agent for distribution to the holders and you fail to surrender the certificate evidencing your units, if your units are held in certificated form, to the purchase contract agent, the pledged securities that would otherwise be delivered to you and any related payments will be held by the purchase contract agent as agent for your benefit, until you present and surrender the certificate or provide the evidence and indemnity described above.

     The purchase contract agent will not be required to invest or to pay interest on any amounts held by it before distribution.

     No service charge will be made for any registration of transfer or exchange of the units, except for any applicable tax or other governmental charge.

TERMINATION OF PURCHASE CONTRACTS

     The purchase contracts, our related rights and obligations and those of the holders of the units, including their rights to receive contract adjustment payments and obligations to purchase our common stock, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization.

     Upon such a termination of the purchase contracts, the collateral agent will release the securities held by it to the purchase contract agent for distribution to the holders. If a holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any treasury security upon termination of the purchase contract, the purchase contract agent will dispose of the security for cash and pay the cash to the holder. Upon termination, however, the release and distribution may be subject to a delay. If we become the subject of a case under the federal bankruptcy code, a delay in the release of the pledged trust preferred securities or treasury securities may occur as a result of the automatic stay under the bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

MODIFICATION

     The purchase contract agreement, the pledge agreement and the purchase contracts may be amended with the consent of the holders of a majority of the units at the time outstanding. However, no modification may, without the consent of the holder of each outstanding unit affected by the modification:

     - change any payment date;

     - change the amount or type of pledged securities required to be pledged to secure obligations under the units, impair the right of the holder of any units to receive distributions on the pledged securities underlying the units or otherwise adversely affect the holder's rights in or to pledged securities;

     - change the place or currency of payment for any amounts payable in respect of the units, increase any amounts payable by holders in respect of the units or decrease any other amounts receivable by holders in respect of the units;

     - reduce any contract adjustment payment or change the place or currency of that payment;

     - impair the right to institute suit for the enforcement of any purchase contract;

     - reduce the number of shares of common stock that may be purchased under any purchase contract, increase the price to purchase shares of common stock on settlement of any purchase contract, change the stock purchase date or otherwise adversely affect the holder's rights under any purchase contract; or

     - reduce the above stated percentage of outstanding units the consent of whose holders is required for the modification or amendment of the provisions of the purchase contract agreement, the pledge agreement or the purchase contracts.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     We will not consolidate or merge with or into any other corporation or other organization, or sell, convey or transfer all or substantially all of our assets to any individual or organization, unless:

     - the successor is an individual or organization organized under the laws of the United States or any state thereof or the District of Columbia or, upon the effectiveness of the currently proposed amendment to the indenture, under the laws of a foreign jurisdiction and such successor consents to the jurisdiction of the courts of the United States or any state thereof;

     - the successor or transferee expressly assumes our obligations under the indenture, the supplemental indenture, the purchase contract agreement, the guarantee, the remarketing agreement and the pledge agreement; and

     - the consolidation, merger, sale or transfer does not cause the occurrence of a default under the indenture.

TITLE

     We, the purchase contract agent and the collateral agent may treat the registered holder of any units as the absolute owner of those units for the purpose of making payment and settling the related purchase contracts and for all other purposes.

GOVERNING LAW

     The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

REPLACEMENT OF UNITS CERTIFICATES

     If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the unit agent. We will replace certificates that become destroyed, lost or stolen at your expense upon delivery to us and the purchase contract agent of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

     We, however, are not required to issue any certificates representing units on or after the stock purchase date or after the purchase contracts have terminated. In place of the delivery of a replacement certificate following the stock purchase date, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the common shares issuable pursuant to the purchase contracts included in the units evidenced by the certificate, or, if the purchase contracts have terminated prior to the stock purchase date, transfer the pledged securities related to the units evidenced by the certificate.

INFORMATION CONCERNING THE PURCHASE CONTRACT AGENT

     The Bank of New York will initially act as purchase contract agent. The purchase contract agent will act as the agent and attorney-in-fact for the holders of units from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary authority in connection with a default under the terms of the purchase contract agreement, the pledge agreement and the purchase contracts, or the pledged securities.

     The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. Resignation or replacement of the purchase contract agent will be effective upon appointment of a successor.

     The purchase contract agent is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships.

INFORMATION CONCERNING THE COLLATERAL AGENT

     The Bank of New York will initially act as collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the units except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

     The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. Resignation or replacement of the collateral agent would be effective upon the appointment of a successor.

     The collateral agent is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships.

MISCELLANEOUS

     The purchase contract agreement will provide that we will pay all fees and expenses related to:

     - the offering of the units;

     - the retention of the purchase contract agent and collateral agent;

     - the enforcement by the purchase contract agent of the rights of the holders of the units; and

     - with certain exceptions, stock transfer and similar taxes attributable to the initial issuance and delivery of the common stock upon settlement of the purchase contracts.

     Should you elect to create stripped units or recreate normal units, you will be responsible for any fees or expenses payable in connection with the substitution of the applicable pledged securities, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we will not be responsible for any of those fees or expenses.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

     The trust preferred securities will be issued according to the terms of the trust agreement of TECO Capital Trust II. The trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939. The property trustee, The Bank of New York, will act as property trustee for the trust preferred securities under the trust agreement for purposes of compliance with the provisions of the Trust Indenture Act of 1939. The terms of the trust preferred securities will include those stated in the trust agreement, including any amendments thereto, those made part of the trust agreement by the Trust Indenture Act of 1939 and the Delaware Business Trust Act and those stated in the trust preferred securities.

GENERAL

     Legal title to the company preferred securities will generally be held by the property trustee in trust for the benefit of the holders of the related trust preferred securities. The amended and restated trust agreement provides that, to the fullest extent permitted by law, without the need for any other action of any person, including the issuer trustees or any other holder of trust preferred securities, each holder of trust preferred securities will be entitled to enforce, in the name of TECO Capital Trust II, the rights of TECO Capital Trust II under the company preferred securities and the TECO

Energy guarantee represented by the trust preferred securities. A holder of trust preferred securities, as the holder of a beneficial interest in the corresponding company preferred securities, may institute a legal proceeding directly against us to enforce rights to payment of distributions and amounts in redemption or liquidation. A holder of trust preferred securities that holds the trust preferred securities other than as a part of a normal unit may at any time upon written notice withdraw and hold directly the underlying company preferred securities represented by such trust preferred securities, in which case such holder will be entitled to directly enforce its rights under the company preferred securities and the TECO Energy guarantee.

DISTRIBUTIONS

     Distributions on the company preferred securities will be passed on to you as a holder of the trust preferred securities. TECO Capital Trust II is required to make distributions on the trust preferred securities concurrently with, and in the same amount as, the distributions on the company preferred securities. In the event that a date on which distributions are payable on the trust preferred securities is not a business day, payment of the distributions payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any delay, but if that business day is in the next succeeding calendar year the payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on that record date.

     We may defer interest payments on the subordinated notes. As a consequence of any deferral, the limited liability company will defer quarterly distributions on the company preferred securities and the trust will defer quarterly distributions on the trust preferred securities during the deferral period. See "DESCRIPTION OF THE COMPANY PREFERRED SECURITIES -- Distributions."

     The revenue of the trust available for distribution to holders of the trust preferred securities will be limited to payments under the company preferred securities it owns. The trust will invest the proceeds from the issuance and sale of its trust preferred securities in the company preferred securities. It will have no other assets. See "DESCRIPTION OF THE COMPANY PREFERRED SECURITIES." If we do not make interest payments on the subordinated notes and as a result the limited liability company is unable to make distributions on the company preferred securities, the property trustee will not have funds available to pay distributions on the trust preferred securities. We have guaranteed the payment of distributions on the company preferred securities as set forth below in "DESCRIPTION OF THE GUARANTEE."

     Distributions on the trust preferred securities will be payable to the holders, including the collateral agent, as they appear on the register of the trust on the relevant record dates, which as long as the trust preferred securities remain in book-entry form, will be one business day prior to the relevant distribution date. Subject to any applicable laws and regulations, and to the provisions of the declaration, distribution payments will be made as described under the section captioned "BOOK-ENTRY ISSUANCE AND GLOBAL SECURITIES" in this prospectus. In the event that any trust preferred securities are not in book-entry form, the record date shall be 15 days prior to the distribution date.

DISTRIBUTION RATE RESET

     If a successful remarketing has occurred, the interest rate on the subordinated notes and, as a result, the applicable quarterly distribution rate on the company preferred securities and the trust preferred securities, will be reset on the third business day immediately preceding October 15, 2004 to the reset rate.

     The reset rate will be the interest rate on the subordinated notes and, accordingly, the distribution rate on the trust preferred securities, determined by the remarketing agent starting on the third business day prior to October 15, 2004, that will be sufficient to cause the then current aggregate market value of all then outstanding trust preferred securities to be equal to at least

100.25% of the remarketing value described under "DESCRIPTION OF THE PURCHASE CONTRACTS -- Remarketing," assuming, for this purpose, even if not true, that all the trust preferred securities are held as components of normal units and will be remarketed. If the remarketing agent cannot establish a reset rate on the remarketing date that will be sufficient to cause the then-current aggregate market value of all trust preferred securities to be equal to at least 100.25% of the remarketing value described under "DESCRIPTION OF THE PURCHASE CONTRACTS -- Remarketing," and as a result the trust preferred securities cannot be sold, the distribution rate will not be reset and will continue to be the initial rate of the trust preferred securities. However, the remarketing agent may thereafter attempt to establish a reset rate meeting these requirements, and the remarketing agent may attempt to remarket the trust preferred securities, on one or more subsequent remarketing dates after the initial remarketing date until January 15, 2005. The reset rate will be determined by a nationally recognized investment banking firm acting as remarketing agent. In no event will the reset rate be less than the initial rate. The reset rate will apply to all trust preferred securities. However, the reset of the distribution rate on the trust preferred securities will not change the rate of distributions received by holders of the normal units who participate in the remarketing, which, as described above, will remain at the initial rate of 5.11% of $25 for the quarterly payment payable on January 15, 2005.

REDEMPTION

     The trust preferred securities can be redeemed only upon redemption of the company preferred securities and subordinated notes. If the limited liability company redeems the company preferred securities in accordance with the limited liability company agreement, then the limited liability company is required to give the property trustee at least 35 days' and not more than 60 days' prior notice before doing so. The property trustee is required to mail the notice of redemption to the holders of trust preferred securities not less than 25 days prior to the date fixed for redemption of the company preferred securities.

     If the trust gives notice of a redemption of the trust preferred securities, then, by 12:00 noon, New York City time on the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with the depositary or other appropriate agent funds sufficient to pay the redemption price and will give that depositary or agent irrevocable instructions and authority to pay the redemption price to the holders of the trust preferred securities. If the trust preferred securities are no longer in book entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the trust preferred securities funds sufficient to pay the redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the trust preferred securities.

     Nevertheless, distributions payable on or prior to the redemption date for trust preferred securities called for redemption shall be payable to the holders of those trust preferred securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds deposited as required, then on the date that the funds are deposited, all rights of the holders of the trust preferred securities called for redemption will cease, except their right to receive the redemption price, without interest and the trust preferred securities will no longer be deemed outstanding.

     In the event that a date fixed for redemption of the trust preferred securities is not a business day, payment of the redemption price payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any delay, but if that business day is in the next succeeding calendar year the payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on that record date.

     Payment of the redemption price on the trust preferred securities will be made to the record holders as they appear on the register for the trust preferred securities or to the collateral agent with respect to those trust preferred securities that are part of the normal units and are pledged to secure the obligation of the holders of such normal units to purchase our common stock under the purchase contracts. The record date will be the fifteenth day (whether or not a business day) prior to the redemption date or liquidation date, as applicable.

WITHDRAWAL OF THE COMPANY PREFERRED SECURITIES

     Any beneficial owner of the trust preferred securities who elects to withdraw the company preferred securities represented by such trust preferred securities must first create a stripped unit so that the trust preferred securities to be exchanged are no longer subject to the pledge agreement. Once the trust preferred securities are held separately, such holder may withdraw all, but not less than all, of the company preferred securities represented by such trust preferred securities by providing a written notice to the property trustee, with evidence of beneficial ownership in form satisfactory to the property trustee, and providing to TECO Funding Company II, LLC such documents or information as the limited liability company may request for tax reporting purposes. The holder's notice will also be deemed to be such beneficial owner's agreement to be subject to the terms of the limited liability company agreement applicable to the rights of the holders of the company preferred securities.

     Within a reasonable period after such a request has been properly made, the property trustee must instruct the depositary to reduce the trust preferred securities represented by the global certificate held by the depositary by the corresponding amount of the company preferred securities to be so withdrawn by the withdrawing owner. The limited liability company will issue to the withdrawing owner a certificate representing the amount of the company preferred securities withdrawn, and the property trustee will reduce the amount of the company preferred securities represented by the global certificate held by the trust accordingly. The company preferred securities initially will be issued only in certificated fully-registered form. If the trust is dissolved, the company preferred securities will be issued in the form of one or more global securities that will be registered in the name of the depositary for the global securities or a nominee of the depositary. The global securities will be delivered by the limited liability company to the depositary for credit to the accounts of the holders of beneficial interests in the company preferred securities. Under U.S. tax reporting rules, holders of company preferred securities will thereafter receive an annual Schedule K-1 instead of the Form 1099 that holders of trust preferred securities will receive.

     Any holder of company preferred securities may redeposit withdrawn company preferred securities by delivering to the property trustee the certificates for the company preferred securities to be deposited, which are (i) if required by the property trustee, properly endorsed or accompanied by a properly executed instrument of transfer or endorsement in form satisfactory to the property trustee and in compliance with the terms of TECO Capital Company II, LLC's limited liability company agreement and (ii) accompanied by all such certifications as may be required by the property trustee in its sole discretion and in accordance with the provisions of the amended and restated trust agreement. Within a reasonable period after such deposit is properly made, the property trustee will instruct the depositary to increase the amount of the trust preferred securities represented by the global certificate held by the depositary accordingly.

VOTING RIGHTS

     If at any time, the holders of the company preferred securities are entitled to vote under TECO Funding Company II, LLC's limited liability company agreement, the property trustee will:

     - notify the holders of trust preferred securities of such right;

     - request specific direction from each holder of trust preferred securities as to the vote with respect to the company preferred securities represented by such trust preferred securities; and

     - vote the relevant company preferred securities only in accordance with such specific directions.

     Upon receiving notice of any meeting at which the holders of company preferred securities are entitled to vote, the property trustee will, as soon as practicable, mail to the holders of trust preferred securities a notice. TECO Funding Company II, LLC will provide the form of notice to the trustee to be forwarded to the holders of trust preferred securities. The notice will contain:

     - all the information that is contained in the notice announcing the meeting of the company preferred securities;

     - a statement that the holders of trust preferred securities will be entitled, subject to any applicable provision of law, to direct the property trustee specifically as to the exercise of the voting rights pertaining to the number of the company preferred securities represented by their respective trust preferred securities; and

     - a brief description of the manner in which the holders may give such specific directions.

     If the property trustee receives a written direction from a holder of trust preferred securities, the property trustee will vote, or cause to be voted, the amount of the company preferred securities represented by such trust preferred securities in accordance with the instructions set forth in the direction. If the property trustee does not receive specific instructions from the holder of any trust preferred securities, the property trustee will abstain from voting the company preferred securities represented by those trust preferred securities.

     The holders of a majority in aggregate stated liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or direct the exercise of any trust or power conferred upon the property trustee under the limited liability company agreement, including the right to direct the property trustee, as holder of the subordinated notes, to:

     (1) exercise the remedies available under the indenture with respect to the subordinated notes;

     (2) waive any past indenture event of default that is waivable under the indenture;

     (3) exercise any right to rescind or annul a declaration that the principal of all the subordinated notes shall be due and payable; or

     (4) consent to any amendment, modification or termination of the indenture or the subordinated notes where that consent shall be required. However, where a consent or action under the indenture would require the consent or act of holders of more than a majority in principal amount of the affected subordinated notes, only the holders of that higher majority in aggregate stated liquidation amount of the trust preferred securities may direct the property trustee to give the consent or take the action.

     Any required approval of holders of trust preferred securities may be given either at a meeting of holders of trust preferred securities or by written consent. The property trustee must notify record holders of trust preferred securities of any meeting in the manner described in each trust agreement.

     No vote or consent of the holders of trust preferred securities will be required for TECO Capital Trust II to redeem and cancel its trust preferred securities in accordance with the applicable trust agreement.

     Whenever holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above or any of the circumstances in "-- Amendment of the Trust Agreement" below, neither we nor the issuer trustees will be permitted to vote. For purposes of any vote or consent, any of the trust preferred securities that we own (or that are owned by the issuer trustees or our affiliates) will be treated as if they were not outstanding.

AMENDMENT OF THE TRUST AGREEMENT

     TECO Funding Company II, LLC and the property trustee may amend each trust agreement from time to time, without the consent of the holders of the trust preferred securities:

     - to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to address matters or questions arising under the trust agreement in a way which is consistent with the agreement's other provisions;

     - to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act; or

     - to facilitate the tendering, remarketing and settlement of the trust preferred securities.

     However, in the case of the first clause, the action must not adversely affect in any material respect the interests of any holder of trust preferred securities. Any amendment becomes effective when the property trustee gives notice of the amendment to the holders of the trust preferred securities.

     TECO Funding Company II, LLC and the property trustee may amend the trust agreement:

     - with the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding trust preferred securities; and

     - upon receipt by the property trustee of an opinion of counsel experienced in such matters to the effect that the amendment or the exercise of any power granted to the property trustee in accordance with the amendment will not affect the trust's status as a grantor trust for United States federal income tax purposes or require the trust to be registered as an "investment company" under the Investment Company Act.

     However, without the consent of each holder of trust securities, no amendment may:

     - change the amount or timing of any distribution on the trust preferred securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust preferred securities as of a specified date; or

     - restrict the right of a holder of trust preferred securities to sue for the enforcement of any distribution payment.

TERMINATION OF TRUST AGREEMENT

     The trust agreement will terminate upon the earliest to occur of the redemption of all the trust preferred securities, the delivery of a final distribution in respect of the company preferred securities to the holders of trust preferred securities, withdrawal of all the company preferred securities from the trust, the entry of an order for dissolution of TECO Capital Trust II by a court of competent jurisdiction or as described in the following paragraph.

     In case of either a tax event as to the trust or an Investment Company Act event as to the trust, as each is defined under "DESCRIPTION OF SUBORDINATED NOTES -- Optional Redemption," TECO Funding Company II, LLC may instruct the property trustee to distribute the company preferred securities on a pro rata basis to the holders of trust preferred securities, or to the collateral agent if the trust preferred securities are part of normal units in substitution for such trust preferred securities and pledged to secure the unitholder's obligations to purchase our common stock under the purchase contracts, which distribution will permit dissolution of the trust. The company preferred securities distributed to the collateral agent would be subject to the remarketing, settlement and other provisions of the purchase contracts described above as if they were trust preferred securities.

     If the trust and the limited liability company are both liquidated, the subordinated notes will be distributed on a pro rata basis to the holders of the trust preferred securities, or to the collateral agent if the trust preferred securities are part of normal units in substitution for such trust preferred securities and pledged to secure the unitholder's obligations to purchase our common stock under the purchase contracts. The subordinated notes distributed to the collateral agent would be subject to the remarketing, settlement and other provisions of the purchase contracts described above as if they were trust preferred securities. If at such time you hold trust preferred securities separately from the units or company preferred securities, you will receive the subordinated notes in exchange for your trust preferred securities or company preferred securities, as appropriate.

REGISTRAR, TRANSFER AGENT AND PAYING AGENT

     Payments in respect of the trust preferred securities represented by the global certificates shall be made to the depositary. The depositary shall credit the relevant accounts at the depositary on the applicable distribution dates. In the case of certificated securities, those payments shall be made by check mailed to the address of the holder entitled to it as that address appears on the register. The paying agent shall be permitted to resign as paying agent upon 30 days prior written notice to the trustees. If The Bank of New York shall no longer be the paying agent, the regular trustee(s) shall appoint a successor to act as paying agent, which shall be a bank or trust company.

     The Bank of New York will act as registrar, transfer agent and paying agent for the trust preferred securities.

     Registration of transfers of trust preferred securities will be made without charge by or on behalf of the trust. However, payment shall be made and any indemnity as the trust or we may require shall be given in respect of any tax or other government charge which may be imposed in relation to it.

GOVERNING LAW

     The trust agreement and the trust preferred securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

                DESCRIPTION OF THE COMPANY PREFERRED SECURITIES

     Under the terms of the limited liability company agreement for TECO Funding Company II, LLC, the board of directors is authorized to issue the company preferred securities and the common securities on behalf of TECO Funding Company II, LLC. The company preferred securities are preferred limited liability company interests in TECO Funding Company II, LLC, the terms of which are set forth in the limited liability company agreement. The company preferred securities have preferential rights relative to the common securities to payments in respect of distributions and payments upon redemption, liquidation or otherwise. Any payments in respect of distributions or in respect of redemption, liquidation or otherwise shall be made to the holders of company preferred securities prior to any payments being made to the holders of common securities. Holders of company preferred securities shall share ratably in any such payments. After payment of the full amount to which the holders of the company preferred securities are entitled, the holders of the common securities shall share ratably in any amount left available for payment. Holders of company preferred securities also have other benefits as described in the corresponding limited liability company agreement.

     We summarize below selected provisions of the company preferred securities and the limited liability company agreement. This summary is not complete and we refer you to the amended and restated limited liability company agreement. See "INFORMATION WE INCORPORATE BY REFERENCE." You should read the amended and restated limited liability company agreement for provisions that may be important to you. You should also consider applicable provisions of the Delaware Limited Liability Company Act.

GENERAL

     Legal title to the subordinated notes will be held by the limited liability company. Each guarantee agreement we execute for the benefit of the holders of company preferred securities will be a guarantee with respect to the related company preferred securities. See "DESCRIPTION OF THE GUARANTEE" below. TECO Funding Company II, LLC is required to pass all payments it receives on the subordinated notes through to the holders of the company preferred securities and common securities on a pro-rata basis subject to the preference of the company preferred securities. If the limited liability company fails to make a payment on its company preferred securities after having received payment on the subordinated notes held by it, holders of the company preferred securities may enforce their rights under the guarantee agreement.

DISTRIBUTIONS

     As the owner of an undivided beneficial interest in the subordinated notes, holders of company preferred securities will be entitled to receive distributions on the company preferred securities fixed initially at a rate per year of 5.11% of the stated liquidation amount of $25 per company preferred security. The interest rate on the subordinated notes and, as a result, the distributions on the company preferred securities, will be reset to the reset rate on the third business day immediately preceding October 15, 2004. Interest payments on the subordinated notes in arrears for more than one quarter will bear interest at the annual rate of 5.11% through and including October 15, 2004 and at the reset rate thereafter, compounded quarterly and, as a result, distributions on the company preferred securities will accumulate at the rate of 5.11% per year through and including October 15, 2004 and at the reset rate afterwards, compounded quarterly. The term distribution as used here includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

     Interest on the subordinated notes will accumulate and, as a result, distributions on the company preferred securities will accumulate, from January 15, 2002 and will be payable quarterly in arrears on January 15, April 15, July 15, and October 15 of each year, subject to the deferral provisions described below, commencing April 15, 2002, when, as and if funds are available for payment. Distributions will be made by the property trustee, except as otherwise described below.

     As long as no event of default under the subordinated notes has occurred and is continuing, we have the right to defer the payment of interest on the subordinated notes at any time or from time to time for a period not exceeding five years. However, no deferral period may extend beyond the final stated maturity of the subordinated notes, which is January 15, 2007. See "DESCRIPTION OF THE SUBORDINATED NOTES -- Option to Defer Interest Payment Date." As a consequence of any deferral, the limited liability company will defer quarterly distributions on the company preferred securities during the deferral period. Deferred interest payments will accrue additional interest and, as a result, deferred distributions will accumulate additional distributions, compounded quarterly from the relevant payment date for payments during any deferral period, at the deferral rate, to the extent permitted by applicable law.

     The limited liability company must pay distributions on the company preferred securities on the dates payable to the extent that it has funds available in the property account for the payment of those distributions. The limited liability company's funds available for distribution to holders of the company preferred securities will be limited to payments received from TECO Energy on the subordinated notes. TECO Energy will guarantee the payment of distributions on the company preferred securities, as described under "DESCRIPTION OF THE GUARANTEE."

     If any date on which distributions on the company preferred securities are to be made is not a business day, payment of the distributions payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any delay, but if that business day is in the next succeeding calendar year, the payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on that record date.

DISTRIBUTION RATE RESET

     The interest rate on the subordinated notes and, as a result, the applicable quarterly distribution rate on the company preferred securities, will be reset on the third business day immediately preceding October 15, 2004 to the reset rate.

     The reset rate will be the interest rate on the subordinated notes, and thus the distribution rate on the company preferred securities, determined by the remarketing agent on the third business day prior to October 15, 2004, that will be sufficient to cause the then current aggregate market value of all then outstanding trust preferred securities to be equal to at least 100.25% of the remarketing value described under "DESCRIPTION OF THE PURCHASE CONTRACTS -- Remarketing," assuming, for this purpose, even if not true, that all the trust preferred securities are held as components of normal units and will be remarketed. If the remarketing agent cannot establish a reset rate on the remarketing date that will be sufficient to cause the then-current aggregate market value of all trust preferred securities to be equal to at least 100.25% of the remarketing value described under "DESCRIPTION OF THE PURCHASE CONTRACTS -- Remarketing," and as a result the trust preferred securities cannot be sold, the distribution rate will not be reset and will continue to be the initial rate of the company preferred securities. However, the remarketing agent may thereafter attempt to establish a reset rate meeting these requirements, and the remarketing agent may attempt to remarket the trust preferred securities, on one or more subsequent remarketing dates after the initial remarketing date until January 15, 2005. The reset rate will be determined by a nationally recognized investment banking firm acting as remarketing agent. In no event will the reset rate be less than the initial rate. The reset rate will apply to all company preferred securities. However, the reset of the distribution rate on the company preferred securities will not change the rate of distributions received by holders of the normal units who participate in the remarketing, which, as described above, will remain at the initial rate of 5.11% of $25 for the quarterly payment payable on January 15, 2005.

REDEMPTION; PAYMENT UPON MATURITY OF SUBORDINATED NOTES

     Upon the payment of the subordinated notes at maturity, the proceeds from the redemption will, after satisfaction of any liabilities to creditors of the limited liability company, be applied to redeem the company preferred securities and the common securities. The redemption price will be equal to $25 per company security plus an amount equal to accumulated and unpaid distributions at the date of the repayment, payable in cash.

     On the redemption date, to the extent funds are available, the limited liability company will deposit irrevocably with the property trustee funds sufficient to pay the redemption price with respect to the company preferred securities held by the trust and will deposit irrevocably with a paying agent funds sufficient to pay the redemption price with respect to the company preferred securities not held by the trust and will give that paying agent irrevocable instructions and authority to pay the redemption price to the holders of the company preferred securities upon surrender of their certificates evidencing the company preferred securities.

     Nevertheless, distributions payable on or prior to the redemption date for company preferred securities called for redemption shall be payable to the holders of those company preferred securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds deposited as required, then on the date that the funds are deposited, all rights of the holders of the company preferred securities called for redemption will cease, except their right to receive the redemption price, without interest and the company preferred securities will no longer be deemed outstanding.

     If a date fixed for redemption of the company preferred securities is not a business day, payment of the redemption price payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any delay, but if that business day is in the next succeeding calendar year the payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on that record date.

     Payment of the redemption price on the company preferred securities will be made to the record holders as they appear on the register for the company preferred securities. The record date will be the fifteenth day (whether or not a business day) prior to the redemption date or liquidation date, as applicable.

DISTRIBUTION OF THE SUBORDINATED NOTES

     We, as holder of all of the common securities of the limited liability company, will have the right at any time to dissolve the limited liability company and, after satisfaction of liabilities of creditors of the limited liability company as provided by applicable law, to cause the subordinated notes to be distributed to the holders of the company preferred securities and the common securities. As of the date of any distribution of subordinated notes upon dissolution of the limited liability company:

     - the company preferred securities and the common securities will cease to be outstanding;

     - the depositary or its nominee, as the record holder of the company preferred securities, will receive a registered global certificate or certificates representing the subordinated notes to be delivered upon the distribution; and

     - any certificates representing company preferred securities not held by the depositary or its nominee will be deemed to represent subordinated notes having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, those company preferred securities until the certificates are presented to us or our agent for transfer or reissuance.

     Upon such dissolution and distribution, the subordinated notes will be held by the trust as the assets of the trust, and the trust preferred securities will then represent an undivided interest in the subordinated notes held by the trust. If the trust were to be dissolved subsequently, subordinated notes in an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, the trust preferred securities would be distributed to the holders of the trust preferred securities or to the collateral agent with respect to those trust preferred securities that are part of the normal units and are pledged to secure the holders' of such normal units obligations to purchase our common stock under the purchase contract in substitution for such trust preferred securities. We cannot predict the market prices for the subordinated notes that may be distributed in exchange for the trust preferred securities if a dissolution of the limited liability company and the trust were to occur. Accordingly, if a dissolution of the limited liability company and a dissolution of the trust were to occur, the subordinated notes that an investor may receive may trade at a discount to the price that the investor paid to purchase the trust preferred securities constituting a part of the normal units.

     The holders of the common securities will be entitled to receive liquidation distributions upon any dissolution of the limited liability company proportionately with the holders of the company preferred securities. However, if an event of default has occurred and is continuing, the company preferred securities shall have a preference over the company common securities with regard to those distributions.

     Under the limited liability company agreement, the limited liability company shall dissolve upon the first to occur of:

     - our bankruptcy or the bankruptcy of any other holder of the common securities;

     - our filing of a certificate of dissolution or its equivalent or the revocation of our certificate of incorporation and the expiration of 90 days after the date of revocation without its reinstatement;

     - direction from us to dissolve the limited liability company or the filing of a certificate of dissolution or its equivalent with respect to the limited liability company;

     - the entry of a decree of a judicial dissolution of the holder of the common securities, us or the limited liability company; or

     - the redemption of all of the company preferred securities and the common securities of the limited liability company and the payment of amounts due to the holders of the securities.

VOTING RIGHTS

     The voting rights of holders of company preferred securities are limited and will be exercised by the holders of the trust preferred securities.

     Any required approval or direction of holders of company preferred securities may be given at a separate meeting of holders of company preferred securities convened for that purpose, at a meeting of all of the holders of company preferred securities or pursuant to written consent without a meeting. The trustee(s) will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote with respect to the company preferred securities to be mailed to each holder of record of trust preferred securities.

     No vote or consent of the holders of company preferred securities will be required for the limited liability company to redeem and cancel company preferred securities or distribute subordinated notes in accordance with the limited liability company agreement and the terms of the securities.

     Whenever holders of company preferred securities are entitled to vote or consent under any of the circumstances described above, we will not be permitted to vote.

     In general, holders of the company preferred securities will have no rights to appoint or remove the limited liability company's directors, who may be appointed, removed or replaced solely by us as the indirect or direct holder of all of the company common securities.

MODIFICATION OF THE LIMITED LIABILITY COMPANY AGREEMENT

     We may amend the limited liability company agreement from time to time, without the consent of the holders of the company preferred securities:

     - to cure any ambiguity, correct or supplement any provisions in the limited liability company agreement that may be inconsistent with any other provision, or to address matters or questions arising under the limited liability company agreement in a way which is consistent with the agreement's other provisions; or

     - to modify, eliminate or add to any provisions of the limited liability company agreement if necessary to ensure that TECO Funding Company II, LLC will be classified for United States federal income tax purposes as a partnership or to ensure that TECO Funding Company II, LLC will not be required to register as an "investment company" under the Investment Company Act.

     However, in the case of the first clause, the action must not adversely affect in any material respect the interests of any holder of company preferred securities. Any amendment becomes effective when we give notice of the amendment to the holders of the company preferred securities.

     We may amend the limited liability company agreement:

     - with the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding company preferred securities; and

     - upon receipt of an opinion of counsel experienced in such matters to the effect that the amendment or the exercise of any power granted in accordance with the amendment will not affect TECO Funding Company II, LLC's status as a partnership for United States federal income tax purposes or TECO Funding Company II, LLC's exemption from status as an "investment company" under the Investment Company Act.

     However, without the consent of each holder of company preferred securities, no amendment may:

     - change the amount or timing of any distribution on the limited liability company securities or otherwise adversely affect the amount of any distribution required to be made in respect of the limited liability company securities as of a specified date; or

     - restrict the right of a holder of company preferred securities to sue for the enforcement of any distribution payment.

REGISTRAR, TRANSFER AGENT AND PAYING AGENT

     The limited liability company will make payments in respect of the company preferred securities by check or by crediting the account of the property trustee of the trust and the other holders of the company preferred securities on the applicable distribution dates. Payments in respect of the company preferred securities represented by the global certificates shall be made to the depositary. The depositary shall credit the relevant accounts at the depositary on the applicable distribution dates. In the case of certificated securities, those payments shall be made by check mailed to the address of the holder entitled to it as that address appears on the register. The paying agent shall be permitted to resign as paying agent upon 30 days prior written notice to the trustees. If The Bank of New York shall no longer be the paying agent, the regular trustee(s) shall appoint a successor to act as paying agent, which shall be a bank or trust company.

     The Bank of New York will act as registrar, transfer agent and paying agent for the company preferred securities.

     Registration of transfers of company preferred securities will be made without charge. However, payment shall be made and any indemnity as the trust or we may require shall be given in respect of any tax or other government charge which may be imposed in relation to it.

GOVERNING LAW

     The limited liability company agreement and the company preferred securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

                          DESCRIPTION OF THE GUARANTEE

     We summarize below the principal terms of the guarantee that we will issue for the benefit of the holders of the company preferred securities. The terms of the guarantee will be those set forth in the guarantee agreement and those made part of the guarantee agreement by the Trust Indenture Act of 1939. The following description is not complete, and we refer you to the guarantee itself which will govern your rights to the guarantee as a beneficial holder of trust preferred securities. See "INFORMATION WE INCORPORATE BY REFERENCE." In addition, to the extent that the following description is not consistent with that contained in the accompanying prospectus under "DESCRIPTION OF THE GUARANTEES" and "RELATIONSHIP AMONG THE TRUST PREFERRED

SECURITIES, COMPANY PREFERRED SECURITIES, THE TRUST PREFERRED NOTES AND THE GUARANTEES," you should rely on this description.

OVERVIEW

     To the extent described below, we will agree to pay the following amounts in full if they are not paid by the limited liability company:

     - any accumulated and unpaid distributions on the company preferred securities;

     - the redemption price for any company preferred securities called for redemption by the limited liability company, including all accumulated and unpaid distributions to the date of redemption; and

     - payments upon the dissolution of the limited liability company (unless the subordinated notes are distributed to the holders of the company preferred securities) equal to the greater of:

          - the liquidation amount plus all accumulated and unpaid distributions on the company preferred securities; and

          - the amount of assets of the limited liability company remaining legally available for distribution to the holders of the company preferred securities in liquidation of the limited liability company.

     We will not be required to make these liquidation payments if the limited liability company distributes the subordinated notes to the holders of the company preferred securities in exchange for their company preferred securities.

     The guarantee is a guarantee from the time of issuance of the company preferred securities. We will be obligated to make guarantee payments when due, regardless of any defense, right of set-off or counterclaim that the limited liability company may have or assert, other than the defense of payment. We may satisfy our obligations to make guarantee payments either by making payments directly to holders of the company preferred securities or to the guarantee trustee for remittance to the holders or by causing the limited liability company to make the payments to them.

     Our obligation to make guarantee payments will be:

     - unsecured;

     - subordinated; and

     - senior to our share capital.

     We will, through the guarantee, the subordinated notes, the indenture, the limited liability company agreement and the trust agreement taken together, fully and unconditionally guarantee, on a subordinated and unsecured basis, all of the limited liability company's obligations under the company preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of the documents that has the effect of providing a full and unconditional guarantee of the limited liability company's obligations. The guarantee also irrevocably and unconditionally guarantees the obligations of the limited liability company with respect to the company common securities. However, in the case of a guarantee event of default, holders of company preferred securities will have priority over holders of company common securities with respect to distributions and payments in liquidation and redemption.

RANKING

     The guarantee will constitute our subordinated and unsecured obligation. The guarantee does not place a limitation on the amount of additional debt that we may incur. We expect from time to time to incur additional indebtedness, including subordinated debt.

     The guarantee will constitute a guarantee of payment and not of collection, which means that the guaranteed party may institute a legal proceeding directly against us to enforce its right under the guarantee without first instituting a legal proceeding against any other person or entity. The guarantee will be issued and held for the benefit of the holders of the company preferred securities and, indirectly, your benefit as a holder of trust preferred securities.

                     DESCRIPTION OF THE SUBORDINATED NOTES

     We summarize below the principal terms of the subordinated notes. The following description is not complete, and we refer you to the indenture, supplemental indenture relating to the subordinated notes and the subordinated notes themselves which will govern the rights of the holder of the subordinated notes. See "INFORMATION WE INCORPORATE BY REFERENCE." In addition, to the extent that the following description is not consistent with that contained in the accompanying prospectuses under "DESCRIPTION OF TRUST PREFERRED NOTES," you should rely on this description.

     Under specific circumstances involving the dissolution of the limited liability company and trust, the subordinated notes may be distributed to the holders of the trust preferred securities in liquidation of the trust.

OVERVIEW

     The subordinated notes will be issued under our indenture dated as of August 17, 1998, as supplemented by a supplemental indenture relating to the subordinated notes (referred to in this prospectus as the "indenture"), between us and The Bank of New York, as indenture trustee. The subordinated notes will be unsecured and will rank junior to and be subordinate in right of payment to all of TECO Energy's existing and future senior debt to the extent provided in the indenture. See "DESCRIPTION OF THE TRUST PREFERRED NOTES -- Ranking of the Trust Preferred Notes" in the accompanying prospectus. The subordinated notes will be issued as a separate series of subordinated debt securities under the indenture in the principal amount of, and limited to, $400,000,000 (or $460,000,000, if the underwriters' over-allotment options to purchase 2,400,000 additional units are exercised in full).

     The subordinated notes will not be subject to a sinking fund provision. The entire principal amount of the subordinated notes will mature and become due and payable, together with any accrued and unpaid interest thereon including compound interest, if any, on January 15, 2007.

     If the limited liability company is dissolved (other than as a result of the redemption of the subordinated notes), the trust will receive its pro rata share of the subordinated notes held by the limited liability company (after liabilities to any creditors of the limited liability company have been satisfied). If the trust is thereafter dissolved prior to the stock purchase date and you hold the trust preferred securities as part of a normal unit, then these subordinated notes will be substituted for the trust preferred securities and will be pledged as collateral to secure your obligation to purchase our common stock under your purchase contracts. If the trust is thereafter dissolved after the stock purchase date and you hold trust preferred securities at the time of such dissolution, you will receive your pro rata share of the subordinated notes held by the trust after liabilities to any creditors of the trust have been satisfied.

     If subordinated notes are distributed to holders of the trust preferred securities, those subordinated notes will initially be issued in the form of one or more global certificates deposited with the depositary or its nominee. Under certain limited circumstances, the subordinated notes may be issued in certificated form in exchange for the global certificates. If the subordinated notes are issued in certificated form, the subordinated notes will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on subordinated notes issued as global certificates will be made to The Depository Trust Company

("DTC"), a successor depositary or, in the event that no depositary is used, to a paying agent for the subordinated notes. If the subordinated notes are issued in certificated form, principal and interest will be payable, the transfer of the subordinated notes will be registrable and the subordinated notes will be exchangeable for subordinated notes of other denominations of a like aggregate principal amount at the corporate trust office or agency of the indenture trustee in New York City, provided that at our option, payment of interest may be made by check. Notwithstanding the foregoing, as long as the holder of any subordinated notes is the property trustee, we will make payment of principal and interest on the subordinated notes held by the property trustee at such place and to such account as may be designated by the property trustee.

     The indenture does not limit TECO Energy's ability or the ability of its subsidiaries to incur additional indebtedness, including indebtedness that ranks equally with or senior to the subordinated notes. At December 31, 2001, our senior debt totaled approximately $1.2 billion and our subsidiaries had additional aggregate senior debt of approximately $2.1 billion.

INTEREST

     Each subordinated note shall initially bear interest at the rate of 5.11% per year, and following October 15, 2004 shall bear interest at the reset rate (which rate shall not be less than the initial fixed rate), payable quarterly in arrears on January 15, April 15, July 15, and October 15, of each year, subject to the deferral provisions described below, commencing January 15, 2002 and ending on January 15, 2007. Each subordinated note shall bear interest to the person in whose name that subordinated note is registered, subject to certain exceptions, at the close of business on the business day immediately preceding that interest payment date. If subordinated notes shall not remain in book-entry only form, the record date shall be 15 days prior to the interest payment date.

     If a successful remarketing occurs, the applicable interest rate on the subordinated notes and the distribution rate on the related trust preferred securities and company preferred securities outstanding on and after October 15, 2004 will be reset on the third business day immediately preceding October 15, 2004, effective for interest accrued from October 15, 2004 to January 15, 2007, to the reset rate described in "DESCRIPTION OF THE TRUST PREFERRED SECURITIES -- Distribution Rate Reset" above.

     We will cause a notice of the reset rate to be published on the business day following the date the rate is reset by publication in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal.

     The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in that 90-day period. In the case that any date on which interest is payable on the subordinated notes is not a business day, then payment of the interest payable on that date will be made on the next succeeding day that is a business day unless that business day is in the next succeeding calendar year, then that payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on that date. No interest or other payment shall change as a result of any such delay or acceleration of the date on which interest is payable on the subordinated notes.

OPTION TO DEFER INTEREST PAYMENT DATE

     As long as no indenture event of default has occurred and is continuing, we will have the right under the indenture to defer the payment of interest on the subordinated notes at any time or from time to time for a period not exceeding five years. No deferral period, however, may extend beyond the stated maturity of the subordinated notes and any deferral period must end on an interest payment date. At the end of an extension period, we must pay all interest then accrued and unpaid, together with any interest on the accrued and unpaid interest, to the extent permitted by applicable law. During any deferral period, interest will continue to accrue and holders of subordinated notes, and holders of the related trust preferred securities that are outstanding, will be required to accrue such deferred interest income for United States federal income tax purposes prior to the receipt of cash (in the form of original issue discount) attributable to such income, regardless of the method of accounting used by the holders.

     Prior to the termination of any deferral period, we may extend such deferral period, provided that such extension does not:

     - cause such extension period to exceed the maximum deferral period;

     - end on a date other than an interest payment date; or

     - extend beyond the stated maturity of the subordinated notes.

     Upon the termination of any deferral period, or any extension of the related deferral period, and the payment of all amounts then due, we may begin a new deferral period, subject to the limitations described above. No interest shall be due and payable during a deferral period except at the end thereof. We must give the indenture trustee notice of our election to begin or extend a deferral period at least five business days prior to the earlier of:

     - the date cash distributions on the related trust preferred securities would have been payable except for the election to begin or extend the deferral period; or

     - the date the trust is required to give notice to the NYSE or other applicable self-regulatory organization or to holders of the trust preferred securities of the record date of the date cash distributions are payable, but in any event not less than five business days prior to such record date.

     The indenture trustee shall give notice of our election to begin or extend a deferral period to the holders of the trust preferred securities. Subject to the foregoing limitations, there is no limitation on the number of times that we may begin or extend a deferral period.

RESTRICTIONS ON OTHER PAYMENTS

     If at any time:

     - we exercise our right to defer interest payments on the subordinated notes;

     - we have actual knowledge that an event has occurred that is, or with the giving of notice or the lapse of time, or both, would be, an event of default and we have not taken reasonable steps to cure the event; or

     - we are in default with respect to our payment obligations under the guarantee,

then we will not:

     - declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our stock;

     - make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior in interest to the subordinated notes; or

     - make any guarantee payments with respect to any of the debt securities of any of our subsidiaries if the guarantee ranks equally with or junior in interest to the subordinated notes,

in each case other than:

     - as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our stock for another class or series of our stock;

     - redemptions or repurchases of any rights pursuant to our shareholder rights plan, or any successor rights agreement, any payment of a dividend of rights or the issuance of stock under any shareholder rights plan in the future;

     - purchases of common stock related to the issuance of our common stock under any benefit plans for our or our subsidiaries' directors, officers or employees;

     - obligations under any dividend reinvestment plan or stock purchase plan;

     - purchases of fractional interests in shares of our stock pursuant to the conversion or exchange provisions of a security being converted or exchanged for our stock;

     - dividends or distributions payable in our common stock; or

     - payments under any guarantee relating to the trust preferred securities of a TECO trust or the company preferred securities of a TECO limited liability company.

COVENANTS

     So long as the trust preferred securities remain outstanding, we will covenant:

     - to maintain 100% direct or indirect ownership of the company common securities, provided that any permitted successor under the indenture may succeed to our ownership of the common securities; and

     - to use our best efforts to cause the trust:

          - to remain a business trust, except in connection with the distribution of subordinated notes to the holders of the trust preferred securities in liquidation of the trust and the limited liability company, the conversion, exchange or redemption of all of such trust preferred securities, or certain mergers or consolidations each as permitted by the trust agreement; and

          - to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

OPTIONAL REDEMPTION

     If a tax event, as defined below, or an Investment Company Act event, as defined below, occurs and is continuing, we may redeem, at our option, the subordinated notes in whole (but not in part), at a price equal to, for each subordinated note, the redemption amount, as defined below, plus accrued and unpaid interest thereon to the date of redemption, the "special event redemption date." Upon a special event redemption, the limited liability company will use the proceeds of such special event redemption to redeem company preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of the subordinated notes redeemed by distributing the redemption amount plus any accumulated and unpaid distributions and the trust will use the proceeds from the redemption of the company preferred securities to redeem the corresponding trust preferred securities. If a special event redemption occurs prior to the stock purchase date, the redemption price payable in liquidation of the normal unitholder's interests in the trust will be distributed to the securities intermediary, which in turn will apply an amount equal to the redemption amount of such redemption price to purchase the treasury portfolio on behalf of the holders of the normal units and remit the remaining portion, if any, of such redemption price to the purchase contract agent for payment to the holders of the such units. Thereafter, the applicable ownership interest of the treasury portfolio will be substituted for the trust preferred securities and will be pledged to the collateral agent to secure such unitholder's obligations to purchase our common stock under the related purchase contract. If a special event redemption occurs after the stock purchase date, the treasury portfolio will not be purchased and the proceeds will be distributed to the property trustee for payment to the holders of the trust preferred securities. If a special event redemption occurs, holders of trust preferred securities that are not part of units will receive proceeds directly from the redemption of the subordinated notes.

     "Applicable principal amount" means either (1) if the special event redemption date occurs prior to the stock purchase date, the aggregate principal amount of the subordinated notes corresponding to the aggregate stated liquidation amount of the trust preferred securities that are part of the normal units on the special event redemption date or (2) if the special event redemption date occurs on or after the stock purchase date, the aggregate principal amount of the subordinated notes corresponding to the aggregate stated liquidation amount of the trust preferred securities outstanding on the special event redemption date.

     "Investment Company Act event" means that the limited liability company or the trust shall have received an opinion of counsel (which may be regular counsel to TECO Energy or an Affiliate, but not an employee thereof) experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law") there is more than an insubstantial risk that the limited liability company or the trust is or will be considered an "Investment Company" that is required to be registered under the Investment Company Act of 1940, as amended, which Change in 1940 Act Law becomes effective on or after the date of original issuance of the notes or the company preferred securities.

     "Quotation agent" means any primary treasury dealer selected by us.

     "Redemption amount" means, for each subordinated note, the product of the principal amount of such subordinated note and a fraction, the numerator of which is the treasury portfolio purchase price, as defined below, and the denominator of which is the applicable principal amount, as defined below.

     "Tax event" means the receipt by us and the trust of an opinion of counsel, rendered by a law firm having a recognized tax practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the trust preferred securities, there is more than an insubstantial increase in the risk that (1) the trust is, or within 90 days of the date of such opinion will be, subject to United States federal income tax with respect to income received or accrued on the subordinated notes, (2) interest payable by us on the subordinated notes is not, or within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes, or (3) the trust is, or within 90 days of the date of such opinion will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     "Treasury portfolio" means, with respect to the applicable principal amount of subordinated notes, a portfolio of zero-coupon U.S. treasury securities consisting of (a) principal or interest strips of treasury securities that mature on or prior to the stock purchase date in an aggregate amount at maturity equal to the applicable principal amount and (b) with respect to each scheduled interest payment date on the subordinated notes that occurs after the special event redemption date, principal or interest strips of treasury securities that mature on or prior to such date in an aggregate amount at maturity equal to the aggregate interest payment that would be due on the applicable principal amount of the subordinated notes on such date.

     "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City, a "primary treasury dealer," to the quotation agent, as defined below, on the third business day preceding the special event redemption date for the purchase of the treasury portfolio for settlement on the special event redemption date.

DEFEASANCE

     Under certain circumstances, including the receipt of an opinion of tax counsel as described under "DESCRIPTION OF THE TRUST PREFERRED NOTES" in the accompanying prospectus, we will be deemed to have discharged the entire indebtedness on all of the outstanding notes by defeasance, or to be discharged from certain covenants otherwise applicable to the notes and described in the accompanying prospectus under the heading "DESCRIPTION OF THE TRUST PREFERRED NOTES." See "DESCRIPTION OF THE TRUST PREFERRED NOTES -- Defeasance of the Trust Preferred Notes" in the accompanying prospectus for a description of the terms of such a defeasance.

PAYMENTS AND PAYING AGENTS

     Payment of principal of and interest on the subordinated notes will be made at the office of the indenture trustee in the City of New York or at the office of such paying agent or paying agents as we may designate from time to time, except that at our option payment of any interest may be made, except in the case of a global certificate representing subordinated notes, by:

     - check mailed to the address of the person entitled thereto as such address shall appear in the applicable securities register for subordinated notes; or

     - wire transfer to an account maintained by the person entitled thereto as specified in such securities register, provided that proper transfer instructions have been received by the relevant record date.

     Payment of any interest on any subordinated note will be made to the person in whose name such subordinated note is registered at the close of business on the record date for such interest, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent; provided, however, we will at all times be required to maintain a paying agent in each place of payment for the subordinated notes.

     Any money deposited with the indenture trustee or any paying agent, or then held by us in the trust, for payment of the principal of or interest on any subordinated notes and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable will, at our request, be repaid to us and the holder of such subordinated notes shall thereafter look, as a general unsecured creditor, only to us for payment thereof.

     If the subordinated notes are issued in the form of a global certificate registered in the name of the depositary or its nominee, we will make any payments on the securities to the depositary, which shall initially be DTC. DTC's practice is to credit direct participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, us or any trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

     We or the applicable trustee will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners.

EFFECT OF OBLIGATIONS UNDER THE SUBORDINATED NOTES AND THE GUARANTEE

     As provided in the trust agreement, the sole purpose of TECO Capital Trust II is to issue and sell the trust preferred securities evidencing undivided beneficial interests in the assets of the trust, and to invest the proceeds from such issuance and sale in the company preferred securities evidencing undivided beneficial interests in the assets of the limited liability company, which consist of the subordinated notes, and engage only in other activities necessary or incidental thereto. As provided in the limited liability agreement, the sole purpose of TECO Funding Company II, LLC is to issue and sell company preferred securities and company common securities, use the proceeds from such sales to buy the subordinated notes, and engage only in other activities necessary or incidental thereto.

     As long as payments of interest and other payments are made when due on the subordinated notes, those payments will be sufficient to cover distributions and payments due on the trust preferred securities because:

     - the aggregate principal amount of the subordinated notes will be equal to the sum of the aggregate stated liquidation amount of the trust preferred securities;

     - the interest rate and the interest and other payment dates on the subordinated notes will match the distribution rate and distribution and other payment dates for the trust preferred securities;

     - we as borrower under the indenture shall pay, and the trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debts, and obligations of the trust, other than distributions and payments due on the trust preferred securities;

     - the trust agreement provides that the trust shall engage only in those other activities necessary or convenient to accomplish its purposes; and

     - the limited liability company agreement provides that the limited liability company shall engage only in those other activities necessary or convenient to accomplish its purposes.

     Payments of distributions and other payments due on the company preferred securities and, indirectly, the trust preferred securities, are guaranteed by us to the extent provided under "DESCRIPTION OF THE GUARANTEE." If we do not make interest payments on the subordinated notes purchased by the limited liability company, the limited liability company will not have sufficient funds to pay distributions on the company preferred securities purchased by the trust and the trust will not have sufficient funds to pay distributions on the trust preferred securities.

     If we fail to make interest or other payments on the subordinated notes when due, taking account of any deferral period, the trust agreement provides a mechanism enabling the holders of the trust preferred securities to direct the property trustee to enforce its rights under the indenture. If the property trustee fails to enforce its rights under the indenture in respect of an indenture event of default, a holder of record of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the indenture without first instituting any legal proceeding against the property trustee or any other person or entity.

     Notwithstanding the above, if an event of default has occurred and is continuing and that event is attributable to our failure to pay interest or principal on the subordinated notes on the date that interest or principal is otherwise payable, then a holder of trust preferred securities may directly institute a proceeding against us for payment.

                   BOOK-ENTRY ISSUANCE AND GLOBAL SECURITIES

     The units, the trust preferred securities, the company preferred securities and the junior subordinated notes, if held separately from the units, may be issued in whole or in part in the form of one or more global securities. If securities are issued in the form of one or more global securities, then the global securities will be registered in the name of the depositary or the nominee of the depositary. The global securities will be delivered to the depositary for credit to the accounts of the holders of beneficial interests in the securities.

     Neither TECO Energy, the limited liability company, the trust, the property trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

     The depositary initially will be DTC. Book-entry securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged for the individual securities that it represents, a book-entry security may not be transferred except as a whole to a nominee of the depositary or to a successor depositary or any nominee of the successor.

     DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the NYSE, the American Stock Exchange and the National Association of Securities Dealers. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     Purchases of book-entry securities within the DTC system must be made by or through direct participants, which will receive a credit for the book-entry securities on DTC's records. The ownership interest of each actual purchaser of each book-entry security, or beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased book-entry securities. Transfers of ownership interests in the book-entry securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in book-entry securities, except in the event that use of the book-entry system is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

     To facilitate subsequent transfers, all book-entry securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of book-entry securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the book-entry securities; DTC's records reflect only the identity of the direct participants to whose accounts such book-entry securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     TECO Energy, the limited liability company and the trust expect that conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices shall be sent to Cede & Co. as the registered holder of the book-entry securities.

     Although voting with respect to the book-entry securities is limited to the holders of record of the book-entry securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to book-entry securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee or entity as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such book-entry securities are credited on the record date identified in a listing attached to the omnibus proxy.

     Distribution payments on the trust preferred securities, company preferred securities or the junior subordinated notes held in book-entry form will be made to DTC. We have been advised that DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, the relevant trustee, the limited liability company, the trust or TECO Energy, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment on book-entry securities to DTC is TECO Energy's responsibility or the responsibility of the limited liability company or property trustee, as applicable, disbursement of such payments to direct participants is the responsibility of DTC and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.

     If a depositary for the trust preferred securities is at any time unwilling, unable or ineligible to continue as depositary and the limited liability company does not appoint a successor depositary within 90 days, the trust will issue individual trust preferred securities of such series in exchange for the global security representing that series of trust preferred securities. In addition, the limited liability company may at any time and in its sole discretion determine not to have any trust preferred securities of a series represented by one or more global securities and, in that event, the trust will issue individual trust preferred securities of that series in exchange for the global security or securities representing that series of trust preferred securities. In case the trust preferred securities are no longer held in book-entry form, a beneficial owner in the global security will be entitled to physical delivery of individual trust preferred securities of the series represented by the global security equal in liquidation amount to such beneficial interest and to have such trust preferred securities registered in its name. Individual trust preferred securities of the series so issued will be issued in denominations of $25 or integral multiples of $25.

     If the trust issues certificated trust preferred securities, they will be registered in the name of the security holder. The trust preferred securities may be transferred or exchanged, based on administrative procedures in the trust agreement, without the payment of any service charge, other than any tax or other governmental charge, by contacting the registrar and transfer agent, The Bank of New York, at 101 Barclay Street, 21st Floor West, New York, New York 10286; and its telephone number is (212) 815-5088.

     Distribution payments will be made by check if the trust issues certificated trust preferred securities. Payment of the redemption price or liquidation amount will be made in immediately available funds when you surrender the preferred securities.

     The information concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                      U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of units, trust preferred securities and shares of our common stock acquired under a purchase contract. Unless otherwise stated, this summary applies only to initial holders who purchase units in the initial offering at their original offering price and hold the units, trust preferred securities, treasury securities and shares of our common stock as capital assets. This discussion does not address all aspects of United States federal income taxation that may be relevant to holders in light of their special circumstances and does not purport to deal with persons in special tax situations, such as banks, thrifts, and other financial institutions, insurance companies, tax-exempt organizations, partnerships, S corporations, regulated investment companies, real estate investment trusts or real estate mortgage investment conduits, financial asset securitization investment trusts, dealers in securities or currencies, persons subject to alternative minimum tax, persons holding the trust preferred securities as a part of a hedging, conversion, short sale or integrated transaction or as a position in a "straddle" for tax purposes, persons whose functional currency is not the U.S. dollar, holders of 10% or more, by voting power or value, of the stock of TECO Energy, persons who have ceased to be U.S. citizens or to be taxed as resident aliens, or foreign persons whose income or gain from the units, the trust preferred securities or shares of our common stock is effectively connected with the conduct of a United States trade or business. The discussion set forth herein with respect to taxes addresses the material United States federal income tax consequences of the purchase, ownership and disposition of the units, the trust preferred securities and shares of our common stock and does not address any tax consequences arising under the law of any state, local, foreign or other taxing jurisdiction.

     This summary is based upon laws, regulations, rulings and decisions now in effect or, in the case of certain regulations, in proposed form, all of which are subject to change. Any such change could be applied retroactively in a way that could cause the tax consequences to differ from the consequences described below, possibly with adverse effect to you.

     No statutory, administrative or judicial authority directly addresses the treatment of the units or instruments similar to the units for United States federal income tax purposes. As a result no assurance can be given that the IRS or the courts will agree with the tax consequences described below.

PERSONS CONSIDERING THE PURCHASE OF UNITS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM, IN LIGHT OF THEIR PARTICULAR SITUATIONS, OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE UNITS, THE TRUST PREFERRED SECURITIES AND OUR COMMON STOCK, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

     As used herein, the term "U.S. holder" means a beneficial owner of a unit, trust preferred security or share of our common stock that is for United States federal income tax purposes:

     - a citizen or resident of the United States;

     - a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable regulations of the U.S. Department of the Treasury);

     - an estate whose income is subject to United States federal income tax regardless of its source; or

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, to the extent provided in Treasury regulations and guidance, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be U.S. holders.

As used herein, the term "non-U.S. holder" means a beneficial owner of a unit, trust preferred security or share of our common stock that is not a U.S. holder.

ACQUISITION OF UNITS; ALLOCATION OF PURCHASE PRICE

     A holder's acquisition of a unit will be treated as an acquisition of the trust preferred security and the purchase contract constituting the unit. Under the terms of the units, we and each holder, by acquiring units, agree to treat such holder as the owner, for United States federal, state and local income and franchise tax purposes, of the trust preferred securities or treasury securities constituting a part of the units. The remainder of this summary assumes that holders of units will be treated for United States federal income tax purposes as the owners of the trust preferred securities or treasury securities constituting a part of the units.

     The purchase price of a unit will be allocated between the trust preferred security and the purchase contract constituting the unit in proportion to their respective fair market values at the time of purchase. This allocation will establish a holder's initial tax basis in the trust preferred security and the purchase contract. We will report the fair market value of each trust preferred security as $25 and the fair market value of each purchase contract as $0.00. This position will be binding on each U.S. holder (but not on the IRS) unless the holder explicitly discloses a contrary position in a statement attached to the holder's timely filed United States federal income tax return for the taxable year in which the holder acquires the unit. Thus, absent such disclosure, a U.S. holder should allocate the purchase price for a unit in accordance with the foregoing. The remainder of this discussion assumes that this allocation of the purchase price will be respected for United States federal income tax purposes.

TRUST PREFERRED SECURITIES AND COMPANY PREFERRED SECURITIES

  CHARACTERIZATION OF THE LIMITED LIABILITY COMPANY AND THE TRUST

     In connection with the issuance of the units, Palmer & Dodge LLP, counsel to TECO Energy, will deliver an opinion that, under current law and based on certain representations, facts and assumptions set forth in such opinion:

     - the limited liability company will be treated as a partnership and the holders of company preferred securities as partners in that partnership for United States federal income tax purposes; and

     - the trust will be characterized as a grantor trust for United States federal income tax purposes and will not be taxable as a corporation.

     As a partnership, the limited liability company will not be a taxable entity and will not incur any United States federal income tax liability. Instead, each U.S. holder of company preferred securities will be required to take into account its allocable share of items of income, gain, loss and deduction of the limited liability company, including interest income from the subordinated notes, in computing such holder's United States federal income tax liability, regardless of whether distributions are made to such holder. These items generally will be treated as if realized by the holder directly from the same source realized by the limited liability company.

     As a grantor trust, the trust also will not be a taxable entity and will not incur any United States federal income tax liability. Instead, each holder of trust preferred securities will be treated as the beneficial owner of a pro rata undivided interest in the assets of the trust, consisting of the company preferred securities issued by the limited liability company, and will include in income such holder's pro rata share of the trust's allocable share of income with respect to the company preferred securities. As a consequence, each U.S. holder of trust preferred securities will be required to take into account its pro rata share of the income from the subordinated notes held by the limited liability company and allocated to the trust in computing such holder's United States federal income liability.

     As a further consequence of the U.S. federal income tax classification of the trust and the limited liability company as a grantor trust and partnership, respectively, a holder's receipt of company preferred securities in exchange for trust preferred securities at such holder's option or upon termination of the trust will not be a taxable event. A holder's tax basis and holding period for the company preferred securities immediately after such exchange or distribution will equal the holder's tax basis and holding period for the trust preferred securities surrendered in such exchange or distribution. Income earned from the company preferred securities after their withdrawal or distribution will be reported annually to the holder and the Internal Revenue Service on Schedule K-1 and not on Form 1099.

  CHARACTERIZATION OF THE SUBORDINATED NOTES

     In connection with the issuance of the units, Palmer & Dodge LLP will deliver an opinion that, under current law and based on certain representations, facts and assumptions set forth in such opinion, the subordinated notes will be classified as indebtedness for United States federal income tax purposes. TECO Energy, the limited liability company and the trust will agree to treat the subordinated notes as indebtedness of TECO for United States federal income tax purposes. By accepting the trust preferred securities, you agree to treat the subordinated notes as indebtedness and to accept the trust preferred securities as evidence of an indirect beneficial ownership interest in the subordinated notes. We can give no assurance that this position will not be challenged by the IRS, however, or that such a challenge would not be successful.

  INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT ON THE SUBORDINATED NOTES

     Because of the manner in which the interest rate on the subordinated notes is reset, we intend to treat the subordinated notes as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount, as set forth in applicable treasury regulations. The remainder of this discussion assumes that the subordinated notes are contingent payment debt instruments subject to such method. As discussed more fully below, the effects of such method will be to:

     - require each U.S. holder of a direct or indirect beneficial ownership interest in the subordinated notes to use an accrual method with respect to the subordinated notes, regardless of such holder's usual method of tax accounting;

     - result in the accrual of original issue discount by each U.S. holder of a direct or indirect beneficial ownership interest in the subordinated notes in excess of interest payments actually received, for all accrual periods through October 15, 2004, and possibly for accrual periods thereafter; and

     - result generally in ordinary rather than capital treatment of any gain or loss on the sale, exchange or other disposition of the trust preferred securities or the company preferred securities.

     Under the contingent payment debt rules, original issue discount will accrue on the subordinated notes and must be taken into account by a U.S. holder of a direct or indirect beneficial interest in the subordinated notes, including a U.S. holder of trust preferred securities or (if previously distributed to such holder) company preferred securities, based on the "comparable yield" of the notes. The comparable yield of the notes generally will be the interest rate at which we would issue a fixed rate debt instrument with terms and conditions similar to the subordinated notes. We are required to provide the comparable yield and a projected payment schedule, based on the comparable yield, to holders of the subordinated notes. We have determined that the comparable yield is 5.85% and the projected payments for the subordinated notes, per $25 of principal amount, are $0.3194 on April 15, 2002, $0.3194 for each subsequent quarter ending on or prior to October 15, 2004 and $0.4310 for each quarter ending after October 15, 2004. We have also determined that the projected payment for the subordinated notes, per $25 of principal amount, at the maturity date is $25.4310 (which includes the stated principal amount of the subordinated notes as well as the final projected interest payment).

     The amount of original issue discount accruing on a subordinated note for each accrual period is determined by multiplying the comparable yield of the subordinated note (adjusted for the length of the accrual period) by the subordinated note's adjusted issue price at the beginning of the accrual period. Based on the allocation of the purchase price of each unit described above, the adjusted issue price of each subordinated note, per $25 of principal amount, at the beginning of the first accrual period will be $25, and the adjusted issue price of each subordinated note at the beginning of each subsequent accrual period will be equal to $25, increased by any original issue discount previously accrued by the holder on such subordinated note and decreased by payments received on such subordinated note. The amount of interest so determined will then be allocated on a ratable basis to each day in the accrual period that the holder holds the subordinated note.

     If after October 15, 2004 the remaining amounts of principal and interest payable on the subordinated notes differ from the payments set forth on the foregoing projected payment schedule, negative or positive adjustments reflecting such differences should be taken into account by a holder of the subordinated notes as adjustments to interest income in a reasonable manner over the period to which they relate. We expect to account for any such difference with respect to a period as an adjustment for that period. We expect to use the foregoing comparable yield and projected payment schedule for purposes of determining our own taxable income and for any required information reporting.

     U.S. holders of a direct or indirect beneficial interest in the subordinated notes are generally bound by the comparable yield and projected payment schedule provided by us unless either is unreasonable. If a U.S. holder of trust preferred securities or company preferred securities does not use this comparable yield and projected payment schedule to determine interest accruals, such U.S. holder must apply the foregoing rules using its own comparable yield and projected payment schedule. A U.S. holder that uses its own comparable yield and projected payment schedule must explicitly disclose this fact and the reason why it has used its own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to the timely filed United States federal income tax return of the U.S. holder for the taxable year that includes the date of its acquisition of the units.

     The foregoing comparable yield and projected payment schedule is supplied by us solely for computing income under the noncontingent bond method for United States federal income tax purposes, and does not constitute a projection or representation as to the amounts that holders of trust preferred securities or company preferred securities will actually receive.

     Because income with respect to the subordinated notes will constitute interest for United States federal income tax purposes, corporate holders of trust preferred securities or company preferred securities will not be entitled to a dividends- received deduction in respect of such income.

PURCHASE CONTRACTS

  INCOME FROM PURCHASE CONTRACT PAYMENTS AND DEFERRED PURCHASE CONTRACT PAYMENTS

     There is no direct authority under current law addressing the treatment of the purchase contract payments and deferred purchase contract payments, and such treatment is unclear. Purchase contract payments and deferred purchase contract payments may constitute taxable income to holders when received or accrued, in accordance with their method of tax accounting. To the extent we are required to file information returns with respect to purchase contract payments or deferred purchase contract payments, we intend to report such payments as taxable income to holders. Holders should consult their own tax advisor concerning the treatment of purchase contract payments and deferred purchase contract payments, including the possibility that any such payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis. The treatment of purchase contract payments and deferred purchase contract payments could affect a holder's tax basis in a purchase contract or TECO Energy common stock received under a purchase contract or a holder's amount realized upon the sale or disposition of a unit or the termination of a purchase contract. See
"-- Purchase Contracts -- Acquisition of our Common Stock Under a Purchase Contract," "-- Purchase Contracts -- Termination of a Purchase Contract" and
"-- Sale, Exchange or Other Disposition of Units, Trust Preferred Securities, Company Preferred Securities or Subordinated Notes."

  ACQUISITION OF OUR COMMON STOCK UNDER A PURCHASE CONTRACT

     A holder of units generally will not recognize gain or loss on the purchase of our common stock under a purchase contract, except with respect to any cash paid in lieu of a fractional share of our common stock. A holder's aggregate initial tax basis in the common stock received under a purchase contract generally should equal (1) the purchase price paid for such common stock, plus
(2) such holder's adjusted tax basis in the purchase contract, less (3) the portion of such purchase price and tax basis allocable to the fractional share. For tax purposes, the holding period for common stock received under a purchase contract should commence on the day after such common stock is acquired.

  EARLY SETTLEMENT OF A PURCHASE CONTRACT

     A holder of units will not recognize gain or loss on the receipt of such holder's proportionate share of trust preferred securities or treasury securities upon early settlement of a purchase contract and will have the same adjusted tax basis in such trust preferred securities or treasury securities as before such early settlement.

  TERMINATION OF A PURCHASE CONTRACT

     If a purchase contract terminates, a holder of units will generally recognize a loss equal to such holder's adjusted tax basis (if any) in the purchase contract at the time of such termination. Any such loss will be capital. The deductibility of capital losses is subject to limitations. A holder will not recognize gain or loss on the receipt of such holder's proportionate share of trust preferred securities or treasury securities upon termination of the purchase contract and such holder will have the same adjusted tax basis in such trust preferred securities or treasury securities as before such termination. If a purchase contract terminates at a time when the purchase contract has a negative value, or at such time as a holder has received, but not included in income any purchase contract payment or deferred purchase contract payment, such holder may recognize a gain. Holders should consult their own advisors regarding a purchase contract that terminates at a time when the purchase contract has a negative value.

  ADJUSTMENT TO SETTLEMENT RATE

     A holder of units might be treated as receiving a constructive distribution from us if (1) the settlement rate is adjusted and as a result of such adjustment such holder's proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate to compensate a holder for certain taxable distributions with respect to the common stock would not be considered to be made pursuant to a bona fide, reasonable anti-dilution formula. Accordingly, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to a holder of units even though such holder would not receive any cash related thereto.

STRIPPED UNITS

  SUBSTITUTION OF TREASURY SECURITIES TO CREATE STRIPPED UNITS

     A holder of normal units that delivers treasury securities to the collateral agent in substitution for trust preferred securities (or other pledged securities) generally will not recognize gain or loss upon the delivery of such treasury securities or the release of the trust preferred securities (or other pledged securities) to such holder. Such holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such holder with respect to such treasury securities and trust preferred securities (or other pledged securities). A holder's adjusted tax basis in the treasury securities, the trust preferred securities (or other pledged securities) and the purchase contract will not be affected by such delivery and release. Holders should consult their own tax advisors concerning the tax consequences of purchasing, owning and disposing of the treasury securities so delivered to the collateral agent.

  SUBSTITUTION OF SECURITIES TO RECREATE NORMAL UNITS

     A holder of stripped units that delivers trust preferred securities (or other pledged securities) to the collateral agent in substitution for pledged treasury securities generally will not recognize gain or loss upon the delivery of such trust preferred securities (or other pledged securities) or the release of the pledged treasury securities to such holder. Such holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such holder with respect to such pledged treasury securities and such trust preferred securities (or other pledged securities). Such holder's tax basis in the trust preferred securities (or other pledged securities), the pledged treasury securities and the purchase contract will not be affected by such delivery and release. Holders should consult their own advisors concerning the tax consequences of purchasing, owning and disposing of the treasury securities so released to them.

SALE, EXCHANGE OR OTHER DISPOSITION OF UNITS, TRUST PREFERRED SECURITIES, COMPANY PREFERRED SECURITIES OR SUBORDINATED NOTES

  DISPOSITION OF UNITS

     If a holder sells, exchanges or otherwise disposes of a unit, such holder will be treated as having sold, exchanged or disposed of the purchase contract and the trust preferred security (or company preferred security, if previously distributed to such holder) or treasury securities, as the case may be, that constitute such unit. Such holder generally will recognize gain or loss equal to the difference between the portion of the proceeds to such holder allocable to the purchase contract and the trust preferred security, company preferred security or treasury securities, as the case may be, and such holder's respective adjusted tax bases in the purchase contract and the trust preferred security or the treasury securities. In the case of the purchase contract and the treasury securities, such gain or loss generally will be capital gain or loss. In the case of treasury securities with a term of one year or less, however, such gain will be ordinary income to the extent any acquisition discount has accrued but not been included in income. The rules governing the determination of the character of gain or loss on the sale, exchange or other disposition of trust preferred securities or company preferred securities are summarized under "-- Sale, Exchange or Other Disposition of Units, Trust Preferred Securities, Company Preferred Securities or Subordinated Notes -- Disposition of Trust Preferred Securities, Company Preferred Securities or Subordinated Notes."

     If the sale, exchange or other disposition of a unit by a holder occurs when the purchase contract has a negative value, the holder may be considered to have received additional consideration for the trust preferred security, company preferred security or treasury securities constituting a part of such unit in an amount equal to such negative value, and to have paid such amount to be released from its obligation under the purchase contract. Holders should consult their own tax advisors regarding a disposition of a unit at a time when the purchase contract has a negative value.

     Purchase contract payments or deferred purchase contract payments that a holder did not previously include in income should either reduce such holder's tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. Any purchase contract payments or deferred purchase contract payments included in income but not paid should increase a holder's tax basis in the purchase contract. See "-- Purchase Contracts -- Income from Purchase Contract Payments and Deferred Purchase Contract Payments."

  DISPOSITION OF TRUST PREFERRED SECURITIES, COMPANY PREFERRED SECURITIES OR SUBORDINATED NOTES

     A holder will recognize gain or loss upon the sale, exchange or other disposition of a trust preferred security or (if previously distributed to such holder) company preferred security or subordinated note (including the remarketing of such security). The amount of such gain or loss will be equal to the difference between the amount realized by such holder and such holder's adjusted tax basis in the trust preferred security, company preferred security or subordinated note. A holder's adjusted tax basis in the trust preferred security or in the company preferred security or subordinated note (assuming the trust was not taxable as a corporation when such company preferred security or subordinated note was distributed to such holder) generally will equal the initial purchase price paid for the trust preferred security, increased by the amount of income subsequently allocated to such holder and reduced by the amount of any cash or property subsequently distributed to such holder with respect to the securities.

     Gain recognized on the sale, exchange or other disposition of a trust preferred security, company preferred security or subordinated note on or prior to the remarketing date will be treated as ordinary interest income. Loss realized on the sale, exchange or other disposition of a trust preferred security, company preferred security or subordinated note on or prior to the remarketing date will be treated as ordinary loss to the extent of the holder's prior net income inclusions on the trust preferred security, company preferred security or subordinated note. Any loss in excess of such amount will be treated as capital loss. In general, gain recognized on the sale, exchange or other disposition of a trust preferred security, company preferred security or subordinated note on or after the remarketing date will be ordinary interest income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the subordinated note (in the case of a trust preferred security or company preferred security, the subordinated note underlying such security) over the total remaining payments set forth on the projected payment schedule for such subordinated note. Any gain recognized in excess of such amount and any loss recognized on such a sale, exchange or disposition generally will be treated as capital gain or loss.

     Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

REDEMPTION OF THE SUBORDINATED NOTES UPON THE OCCURRENCE OF A TAX EVENT OR INVESTMENT COMPANY ACT EVENT

     The redemption of the subordinated notes upon the occurrence of a tax event or Investment Company Act event will be treated as a sale of the subordinated notes. Provided neither the limited liability company nor the trust is taxable as a corporation at the time of the redemption, each holder of trust preferred securities will be subject to tax in the manner described above under "-- Sale, Exchange or Other Disposition of Units, Trust Preferred Securities, Company Preferred Securities or Subordinated Notes" on such holder's pro rata share of the gain from the redemption of the subordinated notes held by the limited liability company and allocated to the trust.

DISTRIBUTION OF COMPANY PREFERRED SECURITIES, SUBORDINATED NOTES OR CASH UPON LIQUIDATION OF THE TRUST OR THE LIMITED LIABILITY COMPANY

     Upon the occurrence of a tax event or an Investment Company Act event, the trust may be dissolved. If the trust is dissolved, then the trust will liquidate (after satisfaction of any liabilities to creditors of the trust as provided by applicable law) by distributing the assets held by it (which may consist of the company preferred securities or, if the limited liability company has liquidated first, the subordinated notes or cash from the redemption of the subordinated notes) to the holders of trust preferred securities, on a pro rata basis. Unless the liquidation of the trust occurs as a result of the trust being taxable as a corporation, such a distribution will not be a taxable event for United States federal income tax purposes. A holder will have an aggregate tax basis in any company preferred securities or subordinated notes distributed to such holder equal to such holder's aggregate tax basis in the trust preferred securities, and the holding period in such company preferred securities or subordinated notes will include the period during which the holder held the trust preferred securities. If, however, the liquidation of the trust were to occur because the trust is taxable as a corporation, the distribution of the trust's assets would likely be a taxable event, in which case, a holder would recognize gain or loss equal to the difference between such holder's aggregate tax basis in the trust preferred securities surrendered in the exchange and the aggregate fair market value of the assets received in the exchange, and the holding period for any company preferred securities or subordinated notes received in the exchange would not include the period during which the holder held the trust preferred securities.

     TECO Energy, as the holder of the common securities, has the right to dissolve the limited liability company at any time. If the limited liability company is dissolved, then the limited liability company will liquidate (after satisfaction of any liabilities to creditors of the limited liability company as provided by applicable law) by distributing the assets held by it (which may consist of the subordinated notes or cash from the redemption of the subordinated notes) to the holders of the company preferred securities (which holders could include the trust, if not previously liquidated, or you, if you previously received a distribution of company preferred securities). Unless the liquidation of the limited liability company occurs as a result of the limited liability company being taxable as a corporation, holders of the company preferred securities would not recognize any gain or loss for United States federal income tax purposes as a result of such distribution. Each such holder would have an aggregate tax basis in any subordinated notes received in the distribution equal to such holder's aggregate tax basis in the company preferred securities surrendered in the exchange, and the holding period for the subordinated notes so received would include the holder's holding period for the company preferred securities. If, however, the liquidation of the limited liability company were to occur because the limited liability company is taxable as a corporation, the distribution of the assets of the limited liability company would likely be a taxable event, in which case, a holder of company preferred securities would recognize gain or loss equal to the difference between such holder's aggregate tax basis in the company preferred securities surrendered in the exchange and the aggregate fair market value of the assets received in the exchange, and the holding period for any subordinated notes received in the exchange would not include the holder's holding period for the company preferred securities.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following discussion applies only to non-U.S. holders of the units, trust preferred securities or shares of our common stock. This discussion does not address all aspects of United States federal income taxation that may be relevant to such non-U.S. holders in light of their special circumstances. For example, special rules may apply to a non-U.S. holder that is a "controlled foreign corporation," "passive foreign investment company" or "foreign personal holding company," and such holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

  UNITED STATES FEDERAL WITHHOLDING TAX

     The 30% United States federal withholding tax should not apply to any payment of principal or interest (including original issue discount) on the trust preferred securities, company preferred securities, subordinated notes or treasury securities provided that:

     - you do not own actually or constructively 10% or more of the total combined voting power of TECO Energy;

     - you are not a controlled foreign corporation related to TECO Energy through actual or constructive stock ownership;

     - you are not a bank whose receipt of interest on the subordinated notes is described in Section 881(c)(3)(A) of the Code; and

     - either (1) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalty of perjury that you are not a United States person, or (2) a financial institution holding the trust preferred securities, company preferred securities, subordinated notes or treasury securities on your behalf certifies, under penalty of perjury, that it has received an IRS Form W-8BEN (or other applicable form) from the beneficial owner and provides a copy or, in the case of certain foreign intermediaries, satisfies other certification requirements under the applicable United States Treasury regulations. Special certification requirements apply to certain non-U.S. holders that are entities rather than individuals.

     If you cannot satisfy the requirements described above, payments of premium, if any, and interest (including original issue discount) made to you will be subject to the 30% United States federal withholding tax, unless you qualify for a reduced rate of withholding under a tax treaty or the payments are exempt from withholding because they are effectively connected with your conduct of a trade or business in the United States (or, where a tax treaty applies, are attributable to a United States permanent establishment maintained by you) and you satisfy the applicable certification and disclosure requirements described below.

     We generally will withhold tax at a rate of 30% on the dividends paid on the shares of our common stock acquired under the purchase contract and on the contract adjustment payments made with respect to the purchase contract. However, if a tax treaty applies, you may be eligible for a reduced rate of withholding. In addition, contract adjustment payments or dividends that are effectively connected with the conduct by you of a trade or business within the United States (or, where a tax treaty applies, are attributable to a United States permanent establishment maintained by you) are not subject to the withholding tax, but instead are subject to United States federal income tax, as described below. In order to claim any such reduction in or exemption from the 30% withholding tax, you must satisfy the applicable certification and disclosure requirements described below

     In order to claim a reduction in or exemption from the 30% withholding tax applicable to payments to you of interest (including original issue discount), dividends or contract adjustment payments, you must provide a properly executed IRS Form W-8BEN (or a suitable substitute form) claiming a reduction of or exemption from withholding under an applicable tax treaty or IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States.

     A non-U.S. holder eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

     In general, the 30% U.S. federal withholding tax will not apply to any gain that you realize on the sale, exchange, or other disposition of the units, the stripped units, the trust preferred securities or company preferred securities, the purchase contracts, treasury securities or our common stock acquired under the purchase contracts.

  UNITED STATES FEDERAL INCOME TAX

     If you are engaged in a trade or business in the United States and interest (including original issue discount) on the trust preferred securities, company preferred securities, subordinated notes or treasury securities, dividends on our common stock or, to the extent they constitute taxable income, contract adjustment payments from the purchase contracts are effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on the interest, original issue discount, dividends and contract adjustment payments on a net income basis in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or the lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, original issue discount on the trust preferred securities, company preferred securities, subordinated notes, or treasury securities, dividends on our common stock and the contract adjustment payments from the purchase contract will be included in earnings and profits.

     Any gain realized on the disposition of a trust preferred security or company preferred security, a purchase contract, a subordinated note, a treasury security or our common stock acquired under the purchase contract generally will not be subject to United States federal income tax unless:

     - that gain or income is effectively connected with your conduct of a trade or business in the United States;

     - you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

     - in the case of purchase contracts or our common stock, we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes.

     We have not determined whether we are a "U.S. real property holding corporation" for United States federal income tax purposes. If we were or became a U.S. real property holding corporation, as long as our common stock continued to be regularly traded on an established securities market:

     - you may not be subject to U.S. federal income tax on the disposition of a purchase contract (that is a part of a unit) if on the day you acquired the purchase contracts, the purchase contracts you acquired had a fair market value less than the fair market value of five percent of our common stock or of the outstanding purchase contracts, and

     - you will generally not be subject to U.S. federal income tax on the disposition of our common stock if you held (at all times during the shorter of the five year period preceding the date of disposition or your holding period) less than five percent of the total outstanding shares of our common stock.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Interest, original issue discount, contract adjustment payments and dividends received on, and proceeds received from the sale of units, trust preferred securities, treasury securities, subordinated notes, purchase contracts or our common stock generally will be reported to U.S. holders, other than certain exempt recipients, such as corporations, on IRS Form 1099. In addition, a backup withholding tax may apply to those amounts if the U.S. holder fails to furnish the payor with a correct taxpayer identification number or other required certification or fails to report interest or dividends required to be shown on the holder's federal income tax returns..

     In general, a non-U.S. holder will not be subject to backup withholding with respect to payments on the units, the trust preferred securities or company preferred securities, the subordinated notes, the treasury securities or our common stock if such holder has provided the statement described above under "-- United States Federal Income Tax Consequences to Non-U.S. Holders -- United States Federal Withholding Tax" and we do not have actual knowledge or reason to know that such holder is a U.S. person. In addition, a non-U.S. holder will not be subject to backup withholding with respect to the proceeds of the sale of the units, the trust preferred securities or company preferred securities, the subordinated notes the treasury securities or our common stock made within the United States or conducted through certain United States financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or such holder otherwise establishes an exemption. Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining such exemptions, if available.

     Backup withholding is not an additional tax, and amounts withheld as backup withholding will be allowed as a refund or credit against a holder's federal income tax liability, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

     We, TECO Funding Company II, TECO Capital Trust II and the underwriter for the offering named below have entered into an underwriting agreement with respect to the units being offered. Subject to certain conditions, the underwriter has agreed to purchase the number of units indicated in the following table.

                                                                  Number of
Underwriter                                                         units
-----------                                                       ---------
Goldman, Sachs & Co.........................................     16,000,000
                                                                 ----------
  Total.....................................................     16,000,000
                                                                 ==========

     The underwriter is committed to take and pay for all of the units being offered, if any are taken.

     If the underwriter sells more than 16,000,000 units, the underwriter has an option to buy up to an additional 2,400,000 units from us and TECO Capital Trust II to cover such sales. The underwriter may exercise the option for 13 days.

     The following table shows the per-unit and total underwriting discounts and commissions to be paid to the underwriter by us and TECO Capital Trust II to cover such sales. These amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase additional units.

         Paid by us and TECO Capital Trust II            No Exercise   Full Exercise
         ------------------------------------            -----------   -------------
Per Unit...............................................  $     0.75     $      0.75
  Total................................................  $12,000,000    $13,800,000

     Units sold by the underwriter to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any units sold by the underwriter to securities dealers may be sold at a discount from the initial price to public of up to 1.80% of the principal amount of the units. If all the units are not sold at the initial price to public, the underwriter may change the offering price and the other selling terms.

     We have agreed with the underwriter not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our common stock or securities convertible into or exchangeable or exercisable for shares of common stock during the period from the date of this prospectus continuing through the date that is 90 days after the date of this prospectus without the prior written consent of the underwriter, except issuances of equity-based awards pursuant to our director or employee incentive plans, issuances pursuant to the exercise of outstanding stock options, and issuances under our Dividend Reinvestment and Common Stock Purchase Plan.

     Trading of the units on the New York Stock Exchange is expected to commence within a 30-day period after delivery of the units.

     In connection with this offering, the underwriter may purchase and sell units in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of units than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the units while this offering is in progress.

     These activities by the underwriter may stabilize, maintain or otherwise affect the market price of the units. As a result, the price of the units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. These transactions may be effected in the over-the-counter market or otherwise.

     We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $600,000.

     We have agreed to indemnify underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

     The underwriter has performed certain investment banking and advisory services for us, from time to time, for which it has received customary fees and expenses and may, from time to time in the future, provide such services.

                                 LEGAL MATTERS

     Palmer & Dodge LLP, Boston, Massachusetts will pass upon the validity of TECO Energy's common stock, the units and the purchase contracts. Richards, Layton & Finger, P.A., Wilmington, Delaware, will pass upon the validity of the trust preferred securities and company preferred securities under Delaware law. Certain legal matters will be passed upon for the underwriters by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of TECO Energy for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                    INFORMATION WE INCORPORATE BY REFERENCE

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov.

     We filed a registration statement on Form S-3 with the SEC covering the securities. For further information on us and the securities, you should refer to the registration statement and its exhibits. This prospectus discusses material provisions of our indenture dated August 17, 1998 entered into with The Bank of New York as trustee. Because the prospectus may not contain all the information that you may find important, you should review the full text of the indenture and other documents we have filed as exhibits to the registration statement.

     The SEC allows us to "incorporate by reference" the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold.

     - our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

     - our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001, June 30, 2001 and September 30, 2001; and

     - our Current Reports on Form 8-K filed on January 9, 2001, December 7, 2001, October 11, 2001, September 27, 2001, September 25, 2001, April 15,
       2001, May 2, 2001, April 27, 2001, April 20, 2001, April 11, 2001, March
       7, 2001, February 20, 2001 (as amended) and February 8, 2001.

     You may request a copy of these filings, at no cost, by telephoning us at
(813) 228-4111 or by writing us at the following address:

                         Director of Investor Relations
                               TECO Energy, Inc.
                                   TECO Plaza
                           702 North Franklin Street
                              Tampa, Florida 33602

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or term sheet. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus or any supplement or term sheet is accurate as of any date other than the date on the front of these documents.

                               TECO ENERGY, INC.

                DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK,
          STOCK PURCHASE CONTRACTS, STOCK PURCHASE UNITS AND WARRANTS

                            ------------------------

     We plan to offer to the public from time to time:

     - debt securities consisting of debentures, notes or other evidences of indebtedness,

     - preferred stock,

     - common stock,

     - stock purchase contracts,

     - stock purchase units, and

     - warrants or other rights to purchase common stock, preferred stock or debt securities.

     Our common stock trades on the New York Stock Exchange under the symbol
"TE".

     This prospectus provides you with a general description of the securities we may offer. We may offer the securities as separate series, in amounts, prices and on terms determined at the time of the sale. When we offer securities, we will provide a prospectus supplement or a term sheet describing the terms of the specific issue, including the offering price of the securities. YOU SHOULD READ BOTH THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT OR TERM SHEET, TOGETHER WITH THE ADDITIONAL INFORMATION DESCRIBED UNDER THE HEADING "WHERE YOU CAN FIND MORE INFORMATION" BEGINNING ON PAGE 14 OF THIS PROSPECTUS, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     We will sell the securities to underwriters or dealers, through agents, or directly to investors.

                            ------------------------

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                            ------------------------

                  The date of this prospectus is May 25, 2001

    TECO Energy, Inc.  -  702 North Franklin Street  -  Tampa, Florida 33602
                              -  (813) 228-4111

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Risk Factors................................................    1
Forward-Looking Statements..................................    1
TECO Energy.................................................    2
Ratios of Earnings To Fixed Charges and Preferred Stock
  Dividends.................................................    2
Description of Debt Securities..............................    2
Description of Preferred Stock..............................    7
Description of Common Stock.................................    9
Anti-Takeover Effects of Our Articles of Incorporation and
  Bylaws, Florida Law and Our Rights Plan...................   10
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................   11
Description of Warrants and Other Purchase Rights...........   11
Use of Proceeds.............................................   13
Plan of Distribution........................................   13
Legal Matters...............................................   14
Experts.....................................................   14
Where You Can Find More Information.........................   14

                                  RISK FACTORS

     For any securities offered and sold under this prospectus, we will include risk factors, if appropriate, in the applicable prospectus supplement or term sheet relating to those securities.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, any prospectus supplement or term sheet, and the documents we have incorporated by reference may contain forward-looking statements. Such statements relate to future events or our future financial performance. We use words such as "anticipate," "believe," "expect," "intend," "may," "project," "will" or other similar words to identify forward-looking statements.

     Without limiting the foregoing, any statements relating to our

     - anticipated capital expenditures;

     - future cash flows and borrowings;

     - potential future merger opportunities; and

     - sources of funding

are forward-looking statements. These forward-looking statements are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks and actual results may differ materially from those discussed in these statements.

     Among the factors that could cause actual results to differ materially are:

     - our ability to find and successfully implement attractive investments in unregulated businesses;

     - interest rates and other factors that could impact our ability to obtain access to sufficient capital on satisfactory terms;

     - variations in weather conditions affecting energy sales and operating costs;

     - potential competitive changes in the electric and gas industries, particularly in the area of retail competition;

     - commodity price changes, including energy price changes affecting our merchant plants;

     - changes in environmental regulation that may impose additional costs or curtail some of our activities;

     - our ability to successfully develop, construct, finance and operate our independent power projects on schedule and within budget;

     - our ability to successfully complete our other projects on schedule and within budget;

     - federal and state regulatory initiatives that increase competition or costs, threaten investment recovery, or impact rate structure;

     - the degree to which we are able to successfully develop and operate our diversified businesses;

     - our ability to operate our synthetic fuel production facilities in a manner qualifying for Section 29 federal income tax credits;

     - available sources and costs of commodities; and

     - inflationary trends, interest rates and other general economic conditions, particularly those affecting energy sales in our service area.

     When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any prospectus supplement or term sheet and the documents incorporated by reference, including the information included in our Annual Report on Form 10-K under the caption "Investment Considerations."

                                  TECO ENERGY

     We are an electric and gas utility holding company with important unregulated activities. We are in the process of transforming from a predominantly regulated energy company to one that is predominantly operating in deregulated competitive markets. Our unregulated businesses include independent power generation and distribution, marine transportation, coal mining, coalbed methane gas production, the marketing of natural gas, energy services and engineering and, indirectly, the sale of propane gas. You can find a more complete description of our business and recent activities in the documents listed under "WHERE YOU CAN FIND MORE INFORMATION." The address of our principal executive office is 702 North Franklin Street, Tampa, Florida 33602, and the telephone number is (813) 228-4111.

       RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth our consolidated ratios of earnings to fixed charges and preferred stock dividends for the periods shown. If any series of debt or preferred stock securities should be used to repay our outstanding debt or retire other securities, we will present a pro forma ratio in the applicable prospectus supplement or term sheet if the change in a ratio would be ten percent or greater.

                                            THREE MONTHS    TWELVE MONTHS                  YEAR ENDED DECEMBER 31,
                                               ENDED            ENDED        ----------------------------------------------------
                                           MARCH 31, 2001   MARCH 31, 2001     2000       1999       1998       1997       1996
                                           --------------   --------------   --------   --------   --------   --------   --------
Ratio of Earnings to Fixed Charges.......      2.49x            2.45x         2.55x     3.25x(1)   3.67x(2)   3.77x(3)    3.72x
Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends..............      2.49x            2.45x         2.55x     3.25x(1)   3.67x(2)   3.77x(3)    3.72x

---------------
For the purposes of calculating these ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt premium, the interest component of rentals and preferred stock dividend requirements.

(1) Includes the effect of non-recurring pretax charges totaling $21.0 million recorded in the third and fourth quarters of 1999. Charges consisted of the following: $10.5 million recorded at Tampa Electric on Florida Public Service Commission audits of its 1997 and 1998 earnings which limited its equity ratio to 58.7 percent; $3.5 million at Tampa Electric to resolve litigation filed by the U.S. Environmental Protection Agency; $6 million at TECO Investments to adjust the carrying value of certain leveraged leases; and $4.3 million at Tampa Electric and a $3.3 million net benefit at TECO Energy for corporate income tax settlements related to prior years' tax returns. The effect of these charges was to reduce the ratio of earnings to fixed charges. Had these charges been excluded from the calculation, the ratio of earnings to fixed charges would have been 3.60x for the year ended December 31, 1999.

(2) Includes the effect of non-recurring pretax charges totaling $30.5 million associated with write-offs at TECO Coal and Tampa Electric, and $0.6 million pretax of merger-related costs. The effect of these charges was to reduce the ratio of earnings to fixed charges. Had these charges been excluded from the calculation, the ratio of earnings to fixed charges would have been 3.95x for the year ended December 31, 1998.

(3) Includes a $2.6-million pretax charge for all costs associated with the Peoples Gas Systems and West Florida Natural Gas Company mergers completed in June 1997. The effect of this charge was to reduce the ratio of earnings to fixed charges. Had this charge been excluded from the calculation, the ratio of earnings to fixed charges would have been 3.79x for the year ended December 31, 1997.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be unsecured and, unless indicated otherwise in the applicable prospectus supplement or term sheet, will rank on parity with all our other unsecured and unsubordinated indebtedness. We will issue debt securities in one or more series under an indenture dated as of August 17, 1998 between us and The Bank of New York, as trustee. We filed the indenture as an exhibit to the registration statement on Form S-3 dated November 28, 2000. The following description of the terms of the debt securities summarizes only the material terms of the debt securities. The description is not complete, and we refer you to the indenture, which we incorporate by reference.

GENERAL

     The indenture does not limit the aggregate principal amount of the debt securities or of any particular series of debt securities that we may issue under it. We are not required to issue debt securities of any series at the same time nor must the debt securities within any series bear interest at the same rate or mature on the same date.

     Each time that we issue a new series of debt securities, the prospectus supplement or term sheet relating to that new series will describe the particular amount, price and other terms of those debt securities. These terms may include:

     - the title of the debt securities;

     - any limit on the total principal amount of the debt securities;

     - the date or dates on which the principal of the debt securities will be payable or the method by which such date or dates will be determined;

     - the rate or rates at which the debt securities will bear interest, if any, or the method by which such rate or rates will be determined, and the date or dates from which any such interest will accrue;

     - the date or dates on which any such interest will be payable and the record dates, if any, for any such interest payments;

     - if applicable, whether we may extend the interest payment periods and, if so, the permitted duration of any such extensions;

     - the place or places where the principal of and interest on the debt securities will be payable;

     - any obligation we may have to redeem or purchase the debt securities pursuant to any sinking fund, purchase fund or analogous provision or at the option of the holder and the terms and conditions on which the debt securities may be redeemed or purchased pursuant to an obligation;

     - the denominations in which we will issue the debt securities, if other than denominations of $1,000;

     - the terms and conditions, if any, on which we may redeem the debt securities;

     - the currency, currencies or currency units in which we will pay the principal of and any premium and interest on the debt securities, if other than U.S. dollars, and the manner of determining the equivalent in U.S. dollars;

     - whether we will issue any debt securities in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for the global security and any provisions regarding the transfer, exchange or legending of any such global security if different from those described below under the caption "Global Securities";

     - any addition to, change in or deletion from the events of default or covenants described in this prospectus with respect to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of the debt securities due and payable;

     - any index or formula used to determine the amount of principal of or any premium or interest on the debt securities and the manner of determining any such amounts;

     - any terms relating to the conversion of the debt security into our common stock, preferred stock or other security issuable by us;

     - any subordination of the debt securities to any of our other indebtedness; and

     - other material terms of the debt securities.

     Unless the prospectus supplement or term sheet relating to the issuance of a series of debt securities indicates otherwise, the debt securities will have the following characteristics:

     We will issue debt securities only in fully registered form, without coupons, and generally in denominations of $1,000 or multiples of $1,000. We will not charge a service fee for the registration, transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with registration, transfer or exchange.

     The principal of, and any premium and interest on, any debt securities will be payable at the corporate trust office of The Bank of New York in New York, New York. Debt securities will be exchangeable and transfers thereof will be registrable at this corporate trust office. Payment of any interest due on any debt security will be made to the person in whose name the debt security is registered at the close of business on the regular record date for interest.

     We will have the right to redeem the debt securities only upon written notice mailed between 30 and 60 days prior to the redemption date.

     If we plan to redeem the debt securities, before the redemption occurs, we are not required to:

     - issue, register the transfer of, or exchange any debt security of that series during the period beginning 15 days before we mail the notice of redemption and ending on the day we mail the notice; or

     - after we mail the notice of redemption, register the transfer of or exchange any debt security selected for redemption, except, if we are only redeeming a part of a debt security, we are required to register the transfer of or exchange the unredeemed portion of the debt security if the holder so requests.

     We may offer and sell debt securities at a substantial discount below their principal amount. We will describe any applicable special federal income tax and other considerations, if any, in the relevant prospectus supplement or term sheet. We may also describe certain special federal income tax or other considerations, if any, applicable to any debt securities that are denominated in a currency or currency unit other than U.S. dollars in the relevant prospectus supplement or term sheet.

     The debt securities do not provide special protection in the event we are involved in a highly leveraged transaction.

     The debt securities are obligations exclusively of TECO Energy, Inc., which, as a holding company, has no material assets other than its ownership of the common stock of its subsidiaries, including Tampa Electric Company. We will rely entirely upon distributions from our subsidiaries to meet the payment obligations under the debt securities. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the debt securities or otherwise to make any funds available to us including the payment of dividends or other distributions or the extension of loans or advances. Furthermore, the ability of our subsidiaries to make any payments to us would be dependent upon the terms of any credit facilities of the subsidiaries and upon the subsidiaries' earnings, which are subject to various business risks. In a bankruptcy or insolvency proceeding, claims of holders of the debt securities would be satisfied solely from our equity interests in our subsidiaries remaining after the satisfaction of claims of creditors of the subsidiaries. Accordingly, the debt securities are effectively subordinated to existing and future liabilities of our subsidiaries to their respective creditors.

GLOBAL SECURITIES

     If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

     The prospectus supplement or term sheet will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of our company, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

CONSOLIDATION, MERGER, ETC.

     We will not consolidate or merge with or into any other corporation or other organization, or sell, convey or transfer all or substantially all of our assets to any individual or organization, unless:

     - the successor is an individual or organization organized under the laws of the United States or any state thereof or the District of Columbia or, upon the effectiveness of the currently proposed amendment to the indenture, under the laws of a foreign jurisdiction and such successor consents to the jurisdiction of the courts of the United States or any state thereof;

     - the successor or transferee expressly assumes our obligations under the indenture; and

     - the consolidation, merger, sale or transfer does not cause the occurrence of a default under the indenture.

     Upon the assumption by the successor of our obligations under the indenture and the debt securities issued thereunder, and the satisfaction of any other conditions required by the indenture, the successor will succeed to and be substituted for us under the indenture.

MODIFICATION OF THE INDENTURE

     The indenture provides that we or the trustee may modify or amend its terms with the consent of (i) the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series and
(ii) 66 2/3% in aggregate principal amount of the outstanding debt securities of all affected series. However, without the consent of each holder of all of the outstanding debt securities affected by that modification, we may not:

     - change the date stated on the debt security on which any payment of principal or interest is stated to be due;

     - reduce the principal amount or any premium or interest on, any debt security, including in the case of a discounted debt security, the amount payable upon acceleration of the maturity thereof;

     - change the place of payment or currency of payment of principal of, or premium, if any, or interest on, any debt security;

     - impair the right to institute suit for the enforcement of any payment on or with respect to any debt security after the stated maturity (or, in the case of redemption, on or after the redemption date); or

     - reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture, for waiver of compliance with some provisions of the indenture or for waiver of some defaults.

     Under limited circumstances and only upon the fulfillment of conditions, we and the trustee may make modifications and amendments of the indenture without the consent of any holders of the debt securities.

     The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series except:

     - a default in the payment of principal of, or any premium or interest on, any debt security of that series;

     - in respect of a covenant or provision under the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

EVENTS OF DEFAULT

     An event of default with respect to debt securities of any series issued under the indenture is any one of the following events (unless inapplicable to the particular series, specifically modified or deleted as a term of such series or otherwise modified or deleted in an indenture supplemental to the indenture):

     - we fail to pay any interest on any debt security of that series when due, and such failure has continued for 30 days;

     - we fail to pay principal of or premium, if any, on any debt security of that series when due;

     - we fail to deposit any sinking fund payment in respect of any debt security of that series when due, and such failure has continued for 30 days;

     - we fail to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), and such failure has continued for 90 days after we receive written notice as provided in the indenture;

     - events of bankruptcy, insolvency or reorganization; and

     - any other event defined as an event of default with respect to debt securities of a particular series.

     If an event of default with respect to any series of debt securities occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any debt securities of that series are discounted debt securities, a portion of the principal amount that the terms of the series may specify) of all debt securities of that series to be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul that declaration and its consequences. The prospectus supplement or term sheet relating to any series of debt securities which are discounted debt securities will specify the particular provisions relating to acceleration of a portion of the principal amount of the discounted debt securities upon the occurrence of an event of default and the continuation of the event of default.

     Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to such provisions for security and indemnification of the trustee and other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

     The holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to limitations specified in the indenture, interest on such debt security on its stated maturity date (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any of these payments.

     We must furnish to the trustee an annual statement that to the best of our knowledge we are not in default in the performance and observance of any terms, provisions or conditions of the indenture or, if there has been such a default, specifying each default and its status.

SATISFACTION AND DISCHARGE OF THE INDENTURE

     We will have satisfied and discharged the indenture and it will cease to be in effect (except as to our obligations to compensate, reimburse and indemnify the trustee pursuant to the indenture and some other obligations) when we deposit or cause to be deposited with the trustee, in trust, an amount sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit (or to the stated maturity date or earlier redemption date for debt securities that have been called for redemption).

DEFEASANCE OF DEBT SECURITIES

     Unless otherwise provided in the prospectus supplement or term sheet for a series of debt securities, we may cause ourself (subject to the terms of the indenture) to be discharged from any and all obligations with respect to any debt securities or series of debt securities (except for certain obligations to register the transfer or exchange of such debt securities, to replace such debt securities if stolen, lost or mutilated, to maintain paying agencies and to hold money for payment in trust) on and after the date the conditions set forth in the indenture are satisfied. Such conditions include the deposit with the trustee, in trust for such purpose, of money and/or U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the stated maturity date of such payments or upon redemption, as the case may be, in accordance with the terms of the indenture and such debt securities.

     Under current Federal income tax law, the defeasance of the debt securities would be treated as a taxable exchange of the relevant debt securities in which holders of debt securities would recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that holders would be required to include in income might be different from that which would be includable in the absence of such defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than the Federal income tax law.

THE TRUSTEE

     The trustee is The Bank of New York, which maintains banking relationships with us in the ordinary course of business and serves as trustee under other indentures with us and some of our affiliates.

GOVERNING LAW

     The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

                         DESCRIPTION OF PREFERRED STOCK

     We currently have authorized 10,000,000 shares of undesignated preferred stock, $1.00 par value per share, none of which were issued and outstanding as of the date of this prospectus. Under Florida law and our charter, our board is authorized to issue shares of preferred stock from time to time in one or more series without shareholder approval.

     Subject to limitations prescribed by Florida law and our charter and by-laws, our board can determine the number of shares constituting each series of preferred stock and the designation, preferences, voting powers, qualifications, and special or relative rights or privileges of that series. These may include provisions as may be desired concerning voting, redemption, dividends, dissolution, or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of the board or an authorized committee of the board.

     Our board is authorized to determine the voting rights of any series of preferred stock, subject to the following restrictions in our charter:

     - holders of shares of our preferred stock are not entitled to more than the lesser of (i) one vote per $100 of liquidation value and (ii) one vote per share, when voting as a class with the holders of shares of our common stock; and

     - holders of shares of our preferred stock are not entitled to vote on any matter separately as a class, other than (i) as required by Florida law, or (ii) as specified in the terms of the preferred stock, if the matter to be voted upon would affect the powers, preferences or special rights of the series or with respect to the election of directors in the event of our failure to pay dividends on the series.

     If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the charter amendment establishing the terms of the preferred stock with the SEC. This description will include:

     - the title and stated value;

     - the number of shares offered, the liquidation preference per share and the purchase price;

     - the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for dividends;

     - whether dividends will be cumulative, partially cumulative or non-cumulative and, if cumulative or partially cumulative, the date from which the dividends will accumulate;

     - the procedures for any auction or remarketing, if any;

     - the provisions for a sinking fund, if any;

     - the provisions for redemption, if applicable;

     - any listing of the preferred stock on any securities exchange or market;

     - whether the preferred stock will be convertible into any series of our common stock, and, if applicable, the conversion price (or how it will be calculated) and exchange period;

     - voting rights, if any, of the preferred stock;

     - whether interests in the preferred stock will be represented by depositary shares;

     - a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

     - the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

     - any limitations on issuance of any class or series of preferred stock ranking senior to or on parity with the series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up;

     - any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

     The preferred stock offered by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

     Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank as follows:

     - senior to all classes or series of our common stock, and to all equity securities issued by us, the terms of which specifically provide that they rank junior to the preferred stock with respect to those rights;

     - on a parity with all equity securities we issue that do not rank senior or junior to the preferred stock with respect to those rights; and

     - junior to all equity securities we issue, the terms of which do not specifically provide that they rank on a parity with or junior to the preferred stock with respect to these rights.

     As used for these purposes, the term "equity securities" does not include convertible debt securities.

                          DESCRIPTION OF COMMON STOCK

     Our authorized common stock consists of 400,000,000 shares, $1.00 par value per share. At April 30, 2001, there were 135,689,427 shares of common stock issued and outstanding. The approximate number of shareholders of record of our common stock as of April 30, 2001 was 23,706.

     Each share of our common stock is entitled to one vote on all matters requiring a vote of shareholders and, subject to the rights of the holders of any outstanding shares of preferred stock, are entitled to receive any dividends, in cash, securities or property, as our board may declare. We may not pay cash dividends on our common stock at any time when we have deferred interest payments on our 8.50% Junior Subordinated Notes Due 2041 issued in connection with the issuance of the 8.50% Trust Preferred Securities of TECO Capital Trust I or our 5.11% Junior Subordinated Notes Due January 15, 2007 issued in connection with the issuance of the 5.11% Trust Preferred Securities of TECO Capital Trust II issued as part of our 9.50% Equity Security Units.

     In the event of our liquidation, dissolution or winding up, either voluntary or involuntary, subject to the rights of the holders of any outstanding shares of preferred stock, holders of common stock are entitled to share pro-rata in all of our remaining assets available for distribution.

     The common stock issued by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

     EquiServe, L.P. is the transfer agent and registrar for our common stock. Its phone number is 800-650-9222.

           ANTI-TAKEOVER EFFECTS OF OUR ARTICLES OF INCORPORATION AND
                    BYLAWS, FLORIDA LAW AND OUR RIGHTS PLAN

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

     Our Articles require the vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all classes and series entitled to vote generally in the election of directors for approval of certain business combinations, including certain mergers, asset sales, security issuances, recapitalizations and liquidations, involving us or our subsidiaries and certain acquiring persons (namely a person, entity or specified group which beneficially owns more than 10% of the voting power of the then outstanding shares of our capital stock entitled to vote generally in an election of directors), unless such business combination has been approved by a majority of disinterested directors, or the fair market value and other procedural requirements of our Articles are met.

ELECTION AND REMOVAL OF DIRECTORS

     Our board of directors is divided into three classes. The directors in each class serve for a three year term, one class being elected each year by our stockholders. A vote of a majority of the board or 80% of the combined voting power of the then outstanding shares of stock, voting together as a single class, is required to remove a director, with or without cause. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors. Under the terms of our bylaws and Articles, these provisions cannot be changed without a supermajority vote of our stockholders.

UNDER FLORIDA LAW

     Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The "Control Share Acquisitions" section of the Florida Business Corporation Act, or FBCA, generally provides that shares acquired in excess of certain specified thresholds, beginning at 20% of a corporation's outstanding voting shares, will not possess any voting rights unless such voting rights are approved by a majority vote of the corporation's disinterested shareholders. We have provided in our bylaws that the Control Share Acquisition Act shall not apply to us.

     The "Affiliated Transactions" section of FBCA generally requires majority approval by disinterested directors or supermajority approval of disinterested shareholders of certain specified transactions (such as a merger, consolidation, sale of assets, issuance of transfer of shares or reclassifications of securities) between a corporation and a holder of more than 10% of the outstanding shares of the corporation, or any affiliate of such shareholder.

RIGHTS PLAN

     We have a shareholder rights plan. Under the plan, each outstanding share of our common stock carries with it a right, currently unexercisable, that if triggered permits the holder to purchase large amounts of our or any successor entity's securities at a discount and/or trade those purchase rights separately from the common stock. The rights are triggered when a person acquires, or makes a tender or exchange offer to acquire, 10% of our common stock. The plan, however, prohibits the 10%-acquiror, or its affiliates, from exercising our shares' purchase rights. As a result the acquiror's interest in TECO Energy is substantially diluted. The rights expire in May 2009, subject to extension. We may also redeem the rights at a nominal price per right until 10 business days after a triggering event.

     These and other provisions of our Articles, bylaws and rights plan could discourage potential acquisition proposals and could delay or prevent a change in control.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates (which we refer to as stock purchase contracts). The price per share of common stock or preferred stock and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred stock, trust preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the common stock or preferred stock under the stock purchase contracts (which we refer to as stock purchase units). The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder's obligation under the original stock purchase contract.

     The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

               DESCRIPTION OF WARRANTS AND OTHER PURCHASE RIGHTS

GENERAL

     We may issue warrants and/or other rights to purchase debt securities (which we refer to as debt warrants), preferred stock (which we refer to as preferred stock warrants) or common stock (which we refer to as common stock warrants). We may issue any of these warrants or purchase rights (which we refer to generally as warrants) independently or together with other securities offered by this prospectus and attached to or separate from the other securities. If we issue warrants, we will issue them under warrant agreements between us and a bank or trust company, as agent, all of which will be described in the prospectus supplement relating to the warrants we are offering.

DEBT WARRANTS

     We will describe the terms of debt warrants offered in the applicable prospectus supplement, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including the following:

     - the title;

     - the aggregate number offered;

     - their issue price or prices;

     - the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise, and the procedures and conditions relating to exercise;

     - the designation and terms of any related debt securities and the number of debt warrants issued with each security;

     - if applicable, the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

     - the principal amount of debt securities purchasable upon exercise, and the price at which that principal amount of debt securities may be purchased upon exercise;

     - the commencement and expiration dates of the right to exercise;

     - the maximum or minimum number which may be exercised at any time;

     - if applicable, a discussion of the material United States income tax considerations applicable to exercise;

     - and any other terms, including terms, procedures and limitations relating to exercise.

     Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations, and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before exercising their debt warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments of principal of, premium, if any, or interest, if any, on the securities purchasable upon exercise.

OTHER WARRANTS

     The applicable prospectus supplement will describe the following terms of preferred stock warrants or common stock warrants offered under this prospectus:

     - the title;

     - the securities issuable upon exercise;

     - the issue price or prices;

     - the number of warrants issued with each share of preferred stock or common stock;

     - any provisions for adjustment of (i) the number or amount of shares of preferred stock or common stock issuable upon exercise of the warrants or
       (ii) the exercise price;

     - if applicable, the date on and after which the warrants and the related preferred stock or common stock will be separately transferable;

     - if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

     - the commencement and expiration dates of the right to exercise;

     - the maximum and minimum number that may be exercised at any time; and

     - any other terms, including terms, procedures, and limitations relating to exchange or exercise.

EXERCISE OF WARRANTS

     Each warrant will entitle the holder to purchase for cash the principal amount of debt securities or shares of preferred stock or common stock at the applicable exercise price set forth in, or determined as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

     Warrants may be exercised by delivering to the corporate trust office of the warrant agent or any other officer indicated in the applicable prospectus supplement (a) the warrant certificate properly completed and duly executed and
(b) payment of the amount due upon exercise. As soon as practicable following exercise, we will forward the debt securities or shares of preferred stock or common stock purchasable upon exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

                                USE OF PROCEEDS

     We intend to add the net proceeds from the sale of the securities to our general funds to be used for general corporate purposes, which may include investment in subsidiaries, working capital, capital expenditures, repayment of debt and other business opportunities.

                              PLAN OF DISTRIBUTION

     We may sell the securities through one or more of the following ways:

     - directly to purchasers;

     - to or through one or more underwriters or dealers; or

     - through agents.

     A prospectus supplement or term sheet with respect to a particular series of securities will set forth the terms of the offering of those securities, including the following:

     - name or names of any underwriters, dealers or agents;

     - the purchase price of such securities and our proceeds from the sale;

     - underwriting discounts and commissions; and

     - any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     If we use underwriters in the sale, the underwriters will acquire the securities for their own account and they may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriting syndicates represented by one or more managing underwriters or one or more independent firms acting as underwriters may offer the securities to the public. In connection with the sale of securities, we may compensate the underwriters in the form of underwriting discounts or commissions. The purchasers of the securities for whom the underwriters may act as agent may also pay them commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Unless otherwise set forth in the applicable prospectus supplement or term sheet, the obligations of any underwriters to purchase the securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased.

     If we use dealers in the sale of the securities, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The applicable prospectus supplement or term sheet will name any dealer, who may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, involved in the offer or sale of securities, and set forth any commissions or discounts we grant to the dealer.

     If we use agents in the sales of the securities, the agents may solicit offers to purchase the securities from time to time. Any such agent, who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the securities will be named, and any commissions payable by us to such agent set forth, in the applicable prospectus supplement or term sheet. Any agent will be acting on a reasonable effort basis for the period of its appointment or, if indicated in the applicable prospectus supplement or term sheet, on a firm commitment basis.

     We may also sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to resales. The terms of those sales would be described in the prospectus supplement or term sheet.

     If the prospectus supplement or term sheet so indicates, we will authorize agents, underwriters or dealers to solicit offers from institutions to purchase securities from us at the public offering price set forth in the prospectus supplement or term sheet pursuant to stock purchase or delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement or term sheet, and the prospectus supplement or term sheet will set forth the commission payable for solicitation of the contracts.

     Agents, dealers and underwriters may be entitled under agreements with us to indemnification against some civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with, or perform services for, us or our subsidiaries for customary compensation.

     If indicated in the applicable prospectus supplement or term sheet, one or more firms may offer and sell securities in connection with a remarketing upon their purchase, in accordance with their terms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us will be described in the applicable prospectus supplement or term sheet. We may be obligated to indemnify the remarketing firm against some liabilities, including liabilities under the Securities Act, and the remarketing firm may engage in transactions with or perform services for us or our subsidiaries for customary compensation.

     Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids in accordance with Regulation M of the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

     Any securities, other than our common stock, will be a new issue of securities with no established trading market. We cannot assure you that there will be a market for the securities of any particular security, or that if a market does develop, that it will continue to provide holders of those securities with liquidity for their investment or will continue for the duration the securities are outstanding.

     The prospectus supplement or term sheet relating to each offering will set forth the anticipated date of delivery of the securities.

                                 LEGAL MATTERS

     Palmer & Dodge LLP, Boston, Massachusetts will pass upon the validity of the securities for us.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of TECO Energy for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov.

     We filed a registration statement on Form S-3 with the SEC covering the securities. For further information on us and the securities, you should refer to the registration statement and its exhibits. This prospectus discusses material provisions of our indenture dated August 17, 1998 entered into with The Bank of New York as trustee. Because the prospectus may not contain all the information that you may find important, you should review the full text of the indenture and other documents we have incorporated by reference into the registration statement.

     The SEC allows us to "incorporate by reference" the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold.

     - our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

     - our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001; and

     - our Current Reports on Form 8-K dated May 15, 2001, May 2, 2001, April 27, 2001, April 20, 2001, April 11, 2001, March 7, 2001, February 20,
       2001 (as amended) and February 8, 2001.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                         Director of Investor Relations
                               TECO Energy, Inc.
                           702 North Franklin Street
                              Tampa, Florida 33602
                                 (813) 228-4111

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or term sheet. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or term sheet is accurate as of any date other than the date on the front of these documents.

                 (This page has been left blank intentionally.)

PROSPECTUS

                             TECO CAPITAL TRUST II
                             TECO CAPITAL TRUST III

                           Trust Preferred Securities
     Representing a Corresponding Amount of Company Preferred Securities of

                          TECO FUNDING COMPANY II, LLC
                         TECO FUNDING COMPANY III, LLC

                    Fully and Unconditionally Guaranteed by

                               TECO ENERGY, INC.

THE TECO TRUSTS:

     - will issue and sell trust preferred securities to the public;

     - will use the proceeds from these sales to buy company preferred securities from a TECO limited liability company with terms that correspond to those of the trust preferred securities; and

     - will pass distributions and redemption and liquidation payments paid by a TECO limited liability company on the company preferred securities through to you as distributions and redemption and liquidation payments on the trust preferred securities.

THE TECO LIMITED LIABILITY COMPANIES:

     - will issue and sell company preferred securities to a TECO trust;

     - will issue and sell common securities to TECO Energy;

     - will use the proceeds from these sales to buy a series of notes from TECO Energy (which we refer to as trust preferred notes) with terms that correspond to those of the company preferred securities; and

     - will pass payments by TECO Energy on the trust preferred notes to the holders of the company preferred securities.

TECO ENERGY:

     - will pay principal and interest on its trust preferred notes, subject to payment on its more senior debt, if any; and

     - will fully and unconditionally guarantee the distribution, redemption and liquidation payment obligations under the company preferred securities.

     We may issue the trust preferred securities separately or as part of units consisting of the trust preferred securities and a stock purchase contract (which we refer to as stock purchase units).

     We urge you to read this prospectus and the prospectus supplement carefully before you make your investment decision.

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                  The date of this prospectus is May 15, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................    1
Risk Factors................................................    1
Forward-Looking Statements..................................    1
TECO Energy.................................................    2
The TECO Limited Liability Companies........................    2
The TECO Trusts.............................................    4
Ratio Of Earnings To Fixed Charges..........................    5
Description of the Trust Preferred Securities...............    6
Description of the Company Preferred Securities.............   11
Description of the Trust Preferred Notes....................   18
Description of the Guarantees...............................   26
Relationship Among the Trust Preferred Securities, the
  Company Preferred Securities, the Trust Preferred
  Notes and the Guarantees..................................   29
Book-Entry Issuance.........................................   30
Use of Proceeds.............................................   32
Plan of Distribution........................................   32
Legal Matters...............................................   33
Experts.....................................................   33
Where You Can Find More Information.........................   34

                             ABOUT THIS PROSPECTUS

     In this prospectus, "we" and "TECO Energy" refer to TECO Energy, Inc., a "limited liability company" or "TECO Limited Liability Company" refers to TECO Funding Company II, LLC or TECO Funding Company III, LLC, which are Delaware limited liability companies that we have formed to issue the company preferred securities, and a "trust" or "TECO Trust" refers to TECO Capital Trust II or TECO Capital Trust III, which are Delaware statutory business trusts that we have formed to issue the trust preferred securities.

     This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. That registration statement registered both the securities described in this prospectus as well as other securities issuable by TECO Energy, including its common and preferred stock, debt securities, rights to purchase such securities, stock purchase contracts and stock purchase units. Under the shelf process, TECO Energy, the TECO Limited Liability Companies and the TECO Trusts may issue and sell to the public any combination of the securities described in the registration statement in one or more offerings up to a total dollar amount of $1,360,656,250.

     This prospectus provides you with only a general description of the TECO Limited Liability Companies' securities, the TECO Trusts' preferred securities and TECO Energy's trust preferred notes. Each time we, the limited liability companies or the trusts issue and sell those securities, we will provide a prospectus supplement that will contain specific information about the particular securities and terms of that offering. In the prospectus supplement, we will describe the interest rate, payment dates, maturity, ranking in right of payment and other terms of any trust preferred notes that we issue and sell, and the rights to periodic cash distributions, payments on liquidation and other terms of a limited liability company's and trust's securities. The prospectus supplement will also describe the proceeds and uses of proceeds from the securities, together with the names and compensation of any underwriters through whom the securities are being issued and sold, and other important considerations for investors. It may also add to, update or change information contained in this prospectus.

                                  RISK FACTORS

     For any securities offered and sold under this prospectus, we will include risk factors, if appropriate, in the applicable prospectus supplement or term sheet relating to those securities.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, any prospectus supplement or term sheet, and the documents we have incorporated by reference may contain forward-looking statements. Such statements relate to future events or our future financial performance. We use words such as "anticipate," "believe," "expect," "intend," "may," "project," "will" or other similar words to identify forward-looking statements.

     Without limiting the foregoing, any statements relating to our:

     - anticipated capital expenditures;

     - future cash flows and borrowings;

     - potential future merger opportunities; and

     - sources of funding

are forward-looking statements. These forward-looking statements are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks and actual results may differ materially from those discussed in these statements.

     Among the factors that could cause actual results to differ materially are:

     - our ability to find and successfully implement attractive investments in unregulated businesses;

     - interest rates and other factors that could impact our ability to obtain access to sufficient capital on satisfactory terms;

     - variations in weather conditions affecting energy sales and operating costs;

     - potential competitive changes in the electric and gas industries, particularly in the area of retail competition;

     - commodity price changes, including energy price changes affecting our merchant plants;

     - changes in environmental regulation that may impose additional costs or curtail some of our activities;

     - our ability to successfully develop, construct, finance and operate our independent power projects on schedule and within budget;

     - our ability to successfully complete our other projects on schedule and within budget;

     - federal and state regulatory initiatives that increase competition or costs, threaten investment recovery, or impact rate structure;

     - the degree to which we are able to successfully develop and operate our diversified businesses;

     - our ability to operate our synthetic fuel production facilities in a manner qualifying for Section 29 federal income tax credits;

     - available sources and costs of commodities; and

     - inflationary trends, interest rates and other general economic conditions, particularly those affecting energy sales in our service area.

     When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any prospectus supplement or term sheet and the documents incorporated by reference, including the information included in our Annual Report on Form 10-K under the caption "Investment Considerations."

                                  TECO ENERGY

     We are an electric and gas utility holding company with important unregulated activities. We are in the process of transforming from a predominantly regulated energy company to one that is predominantly operating in deregulated competitive markets. Our unregulated businesses include independent power generation and distribution, marine transportation, coal mining, coalbed methane gas production, the marketing of natural gas, energy services and engineering and, indirectly, the sale of propane gas. You can find a more complete description of our business and recent activities in the documents listed under "WHERE YOU CAN FIND MORE INFORMATION." The address of our principal executive office is 702 North Franklin Street, Tampa, Florida 33602, and the telephone number is (813) 228-4111.

                      THE TECO LIMITED LIABILITY COMPANIES

     Each TECO Limited Liability Company is a limited liability company that we have formed under Delaware law. For each limited liability company there is a limited liability company agreement signed by us as the sole initial member. For each limited liability company there is also a certificate of formation filed with the Delaware Secretary of State. When we are ready to issue and sell securities through a limited liability company, its limited liability company agreement will be amended to read substantially like the form of amended and restated limited liability agreement filed as an exhibit to the registration statement of which this prospectus is a part. Each TECO Limited Liability Company will be treated as a partnership for U.S. federal income tax purposes. The principal executive office of each of TECO Funding Company II, LLC and

TECO Funding Company III, LLC is 300 Delaware Avenue, Suite 900, Delaware 19801 and its telephone number is (302) 552-3137.

THE ISSUANCE AND SALE OF THE COMPANY SECURITIES

     We have created each TECO Limited Liability Company solely to:

     - issue and sell its company preferred securities and common securities, which represent proportionate beneficial ownership interests in that TECO Limited Liability Company and its assets, subject to the preferential rights of the company preferred securities;

     - use the proceeds from the sale of the company preferred securities and common securities to buy from us a series of our trust preferred notes;

     - maintain its status as a partnership for federal income tax purposes; and

     - engage in only those other activities necessary or convenient to accomplish these purposes.

     Because each TECO Limited Liability Company's only assets will be the trust preferred notes that we issue to it and the related rights under the TECO Energy guarantee, our payments on those trust preferred notes and the guarantee will be the only source of funds to be paid to purchasers or owners of the limited liability company's securities. Each TECO Limited Liability Company will be obligated to pass through any payment on the trust preferred notes to the holders of the company preferred securities and common securities. If a TECO Limited Liability Company fails to make a payment on its company preferred securities after having received payments on the trust preferred notes held by it, holders of the company preferred securities may enforce their rights under the TECO Energy guarantee agreement. See "DESCRIPTION OF THE GUARANTEES". Each of the TECO Limited Liability Companies is a separate legal entity, so the assets of one will not be available to satisfy the obligations of the other or of any other similar limited liability company we may create.

     We will acquire and own all of the common securities of each TECO Limited Liability Company, which, unless an event of default has occurred and is continuing with respect to the trust preferred notes, represent 100% of the voting rights in a TECO Limited Liability Company. The common securities of a TECO Limited Liability Company will have an aggregate liquidation preference of at least 3% of the total capital of that limited liability company. The company preferred securities of a TECO Limited Liability Company, which will be sold to a TECO Trust, will represent up to 97% of the ownership interests in the limited liability company. The company preferred securities will have preferential rights to payments in respect of distributions and payments upon redemption, liquidation or otherwise.

     Each TECO Limited Liability Company will be managed by a board of directors having not less than one member. The directors will be designated as "managers" of a TECO Limited Liability Company within the meaning of Delaware law. The directors will serve until their successors are duly elected and qualified. The directors may appoint officers of the limited liability company from time to time to manage the day-to-day affairs of the limited liability company. It is currently expected that each of the initial directors and officers of a TECO Limited Liability Company will be an individual who is an officer or employee of TECO Energy. All voting rights in each TECO Limited Liability Company will be vested in TECO Energy, as the sole holder of the common securities, including the right to elect the board of directors. The holders of the company preferred securities will have no voting rights, unless an event of default has occurred and is continuing with respect to the trust preferred notes.

     We will agree with each TECO Limited Liability Company in its limited liability company agreement that, as long as any company preferred securities are outstanding, we will continue to own, directly or indirectly, 100% of the outstanding common securities.

     Under Delaware law, a TECO Limited Liability Company may not pay dividends or other distributions on company preferred securities or common securities if, after making the distributions, that TECO Limited Liability Company's liabilities would exceed the fair value of its assets. However, each TECO Limited Liability Company does not expect to have any material liabilities, so each TECO Limited Liability Company does not anticipate that this restriction will affect its ability to pay distributions on the company preferred securities.

     Before issuing the company preferred securities, a TECO Limited Liability Company will enter into an administration agreement with TECO Energy under which TECO Energy will provide (or cause others to provide) accounting, legal, tax and other support services to the limited liability company, assist the limited liability company in complying with pertinent U.S. local, state and federal laws, and provide administrative, recordkeeping and secretarial services to the limited liability company.

     Unless we say otherwise in the applicable prospectus supplement, each TECO Limited Liability Company will have a term of approximately 50 years. However, a TECO Limited Liability Company may dissolve earlier than its full term as provided in the applicable limited liability company agreement and described in the prospectus supplement.

     Under the trust preferred note indenture and the applicable limited liability company agreement, we promise to pay all fees and expenses related to each TECO Limited Liability Company and the offering of the company preferred securities and common securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each TECO Limited Liability Company, except obligations under the company preferred securities and the common securities.

     The TECO Limited Liability Companies have no separate financial statements. Separate financial statements would not be material to holders of the trust preferred securities because the TECO Limited Liability Companies have no independent operations. They exist solely for the limited functions summarized above.

                                THE TECO TRUSTS

     Each TECO Trust is a statutory business trust that we have formed under Delaware law. For each trust there is a trust agreement signed by a TECO Limited Liability Company, as depositor, by The Bank of New York, as property trustee, and by The Bank of New York (Delaware), as Delaware trustee. For each trust there is also a certificate of trust filed with the Delaware Secretary of State. When we are ready to issue and sell securities through a trust, its trust agreement will be amended to read substantially like the form of amended and restated trust agreement that has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. Each trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939. The principal executive offices of each of the TECO Trusts is c/o The Bank of New York, 101 Barclay Street, 8th Floor, New York, New York 10286 and its telephone number is (212) 815-5088.

THE ISSUANCE AND SALE OF THE TRUST SECURITIES

     We have created each TECO Trust solely to:

     - issue and sell its trust preferred securities, which represent proportionate beneficial ownership interests in that TECO Trust and its assets;

     - use the proceeds from the sale of the trust preferred securities to buy company preferred securities from a TECO Limited Liability Company;

     - maintain its status as a grantor trust for federal income tax purposes;
       and

     - engage in only those other activities necessary or convenient to accomplish these purposes.

     Because each TECO Trust's only assets will be the company preferred securities that a TECO Limited Liability Company issues to it and the related rights under the TECO Energy guarantee, payments on the company preferred securities and the guarantee will be the only source of funds to be paid to purchasers or owners of the trust preferred securities. A TECO Trust is required to pass the payments it receives on the company preferred securities through to you as payments on the trust preferred securities. The TECO Trust cannot engage in other activities. Each of the TECO Trusts is a separate legal entity, so the assets of one will not be available to satisfy the obligations of the other or of any other similar trust we may create.

     Unless we say otherwise in the applicable prospectus supplement, each TECO Trust will have a term of approximately 50 years. However, a TECO Trust may dissolve earlier than its full term as provided in the applicable trust agreement and described in the prospectus supplement.

     In accordance with the trust agreement of each TECO Trust, we will appoint the trustees for each trust, who will conduct that trust's business and affairs. The initial trustees will be:

     - The Bank of New York, as the property trustee; and

     - The Bank of New York (Delaware), as Delaware trustee.

     We refer to these trustees collectively as the "issuer trustees." The Bank of New York will act as sole indenture trustee under each trust agreement for purposes of compliance with the Trust Indenture Act. It will also act as trustee under our guarantee agreement relating to the company preferred securities. See "DESCRIPTION OF THE GUARANTEES."

     Under the applicable trust agreement, the TECO Limited Liability Company that is the depositor of the trust ordinarily will have the right to appoint, remove or replace the property trustee or the Delaware trustee for that trust. However, if we are in default with respect to the particular trust preferred notes issued to the TECO Limited Liability Company that has issued company preferred securities to that TECO Trust (and we have not cured that default within the time specified in the trust preferred note indenture), then the holders of a majority in liquidation amount of that TECO Trust's outstanding trust preferred securities will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee. The duties and obligations of the property trustee and the Delaware trustee are governed by the applicable trust agreement.

     Under the governing trust preferred note indenture and the trust agreement, we promise to pay all fees and expenses related to each TECO Trust and the offering of the trust preferred securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each TECO Trust, except obligations under the trust preferred securities.

     The TECO Trusts have no separate financial statements. Separate financial statements would not be material to holders of the trust preferred securities because the TECO Trusts have no independent operations. They exist solely for the limited functions summarized above.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown. If any series of debt securities should be used to repay our outstanding debt or retire other securities, we will present a pro forma ratio in the applicable prospectus supplement if the change in a ratio would be ten percent or greater.

                                 THREE MONTHS   TWELVE MONTHS
                                    ENDED           ENDED                  YEAR ENDED DECEMBER 31,
                                  MARCH 31,       MARCH 31,     ----------------------------------------------
                                     2001           2001        2000      1999       1998       1997     1996
                                 ------------   -------------   -----   --------   --------   --------   -----
Ratio of Earnings to Fixed
  Charges......................     2.49x           2.45x       2.55x    3.25x(1)   3.67x(2)   3.77x(3)  3.72x

---------------
For the purposes of calculating these ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt premium, the interest component of rentals and preferred stock dividend requirements.

(1) Includes the effect of non-recurring pretax charges totaling $21.0 million recorded in the third and fourth quarters of 1999. Charges consisted of the following: $10.5 million recorded at Tampa Electric on Florida Public Service Commission audits of its 1997 and 1998 earnings which limited its equity ratio to 58.7 percent; $3.5 million at Tampa Electric to resolve litigation filed by the U.S. Environmental Protection Agency; $6 million at TECO Investments to adjust the carrying value of certain leveraged leases; and $4.3 million at Tampa Electric and a $3.3 million net benefit at TECO Energy for corporate income tax settlements related to prior years' tax returns. The effect of these charges was to reduce the ratio of earnings to fixed charges. Had these charges been excluded from the calculation, the ratio of earnings to fixed charges would have been 3.60x for the year ended December 31, 1999.

(2) Includes the effect of non-recurring pretax charges totaling $30.5 million associated with write-offs at TECO Coal and Tampa Electric, and $0.6 million pretax of merger-related costs. The effect of these charges was to reduce the ratio of earnings to fixed charges. Had these charges been excluded from the calculation, the ratio of earnings to fixed charges would have been 3.95x for the year ended December 31, 1998.

(3) Includes a $2.6-million pretax charge for all costs associated with the Peoples Gas Systems and West Florida Natural Gas Company mergers completed in June 1997. The effect of this charge was to reduce the ratio of earnings to fixed charges. Had this charge been excluded from the calculation, the ratio of earnings to fixed charges would have been 3.79x for the year ended December 31, 1997.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

     The following describes the general terms and provisions of the trust preferred securities to which any prospectus supplement may relate. The particular terms of the trust preferred securities offered by any TECO Trust and the extent to which any of these general provisions do not apply to its trust preferred securities will be described in the prospectus supplement relating to that TECO Trust and its trust preferred securities.

     The trust preferred securities will represent beneficial ownership interests in the assets of the TECO Trust, namely a corresponding amount of the company preferred securities together with related rights under the TECO Energy guarantee. Holders of trust preferred securities will also have other benefits as described in the corresponding trust agreement.

     We have summarized selected provisions of the trust preferred securities and each trust agreement below. This summary is not complete. The form of trust agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the form of trust agreement for provisions that may be important to you. You should also consider applicable provisions of the Trust Indenture Act and the Delaware Business Trust Act. Each of the TECO Trusts is a legally separate entity, and the assets of one are not available to satisfy the obligations of the other.

GENERAL

     Legal title to the company preferred securities will generally be held by the property trustee in trust for the benefit of the holders of the related trust preferred securities. The amended and restated trust agreement will provide that, to the fullest extent permitted by law, without the need for any other action of any person, including the issuer trustees or any other holder of trust preferred securities, each holder of trust preferred securities will be entitled to enforce, in the name of that TECO Trust, the rights of that TECO Trust under the company preferred securities and the TECO Energy guarantee represented by the trust preferred securities held by such holder. A holder of trust preferred securities, as the holder of a beneficial interest in the corresponding company preferred securities, may institute a legal proceeding directly against us to enforce rights to payment of distributions and amounts in redemption or liquidation. A holder of trust preferred securities may at any time upon written notice withdraw and hold directly the underlying company preferred securities represented by such trust preferred securities, in which case such holder will be entitled to directly enforce its rights under the company preferred securities and TECO Energy guarantee.

DISTRIBUTIONS

     Distributions on the company preferred securities will be passed on to you as a holder of the trust preferred securities. A TECO Trust is required to make distributions on the trust preferred securities concurrently with, and in the same amount as, the distributions on the company preferred securities. Except as specified in the applicable prospectus supplement, in the event that a date on which distributions are payable on the trust preferred securities is not a business day, payment of the distribution will be made on the next succeeding business day (without any interest or other payment in respect to the delay), with the same force and effect as if made on the originally specified date. However, if the next business day is in the next calendar year, payment of distributions will be made on the preceding business day. Each date on which distributions are payable is referred to in this prospectus as a distribution date.

     The revenue of each TECO Trust available for distribution to holders of its trust preferred securities will be limited to payments under the company preferred securities it owns. Each TECO Trust will invest the proceeds from the issuance and sale of its trust preferred securities in the company preferred securities. It will have no other assets. See "DESCRIPTION OF THE COMPANY PREFERRED SECURITIES." If we do not make interest payments on the trust preferred notes and as a result the applicable limited liability company is unable to make distributions on the company preferred securities, the property trustee will not have funds available to pay distributions on the related trust preferred securities. We have guaranteed the payment of distributions as set forth below under "DESCRIPTION OF THE GUARANTEES."

     Distributions on the trust preferred securities will be payable to the holders as they appear on the register of the TECO Trust on the record date, which will be the fifteenth day (whether or not a business day) prior to the relevant distribution date unless otherwise specified in the applicable prospectus supplement. Subject to any applicable laws and regulations and to the provisions of the applicable trust agreement, each distribution payment will be made as described in the section of the applicable prospectus supplement addressing the treatment of book-entry and global securities.

PAYMENT OF EXPENSES

     We will agree to pay all debts and obligations (other than distributions on the trust preferred securities) and all costs and expenses of the TECO Trusts and to pay any and all taxes, duties, assessments or other governmental charges (other than United States withholding taxes) imposed by the United States or any other taxing authority. This includes, but is not limited to, all costs and expenses relating to the organization of the TECO Trusts, the fees and expenses of the property trustee and the Delaware trustee and all costs and expenses relating to the operation of the TECO Trusts. As a result, the net amounts received and retained by a TECO Trust after paying these fees, expenses, debts and obligations will be equal to the amounts the TECO Trust would have received and retained had no fees, expenses, debts and obligations been incurred by or imposed on it. Our promise to pay these obligations is for the benefit of, and shall be enforceable by, any creditor to whom the fees, expenses, debts and obligations are owed, whether or not the creditor has received notice of the promise. Any creditor may enforce these obligations directly against us. We have agreed to irrevocably waive any right or remedy that would otherwise require that any creditor take any action against the TECO Trust or any other person before proceeding against us. We will execute any additional agreements as may be necessary to give full effect to these promises.

REDEMPTION

     The trust preferred securities can be redeemed only upon redemption of the company preferred securities and trust preferred notes. If a TECO Limited Liability Company redeems the company preferred securities in accordance with its limited liability company agreement, then the TECO Limited Liability Company must give the property trustee at least 35 days and not more than 60 days' prior notice before doing so. The property trustee will mail the notice of redemption not less than 25 days prior to the date fixed for redemption of the company preferred securities to the holders of trust preferred securities.

     If a TECO Trust gives notice of the redemption of its trust preferred securities, then, by 12:00 noon, New York City time on the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with the depositary or other appropriate agent funds sufficient to pay the redemption price and will give that depositary or agent irrevocable instructions and authority to pay the redemption price to the holders of the trust preferred securities. If the trust preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the trust preferred securities funds sufficient to pay the redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the trust preferred securities.

     Nevertheless, distributions payable on or prior to the redemption date for trust preferred securities called for redemption shall be payable to the holders of those trust preferred securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds deposited as required, then on the date that the funds are deposited, all rights of the holders of the trust preferred securities called for redemption will cease, except their right to receive the redemption price, without interest and the trust preferred securities will no longer be deemed outstanding.

     Except as specified in the applicable prospectus supplement, if a date fixed for redemption of trust preferred securities is not a business day, then payment of the redemption price will be made on the next business day (and without any interest or other payment for that delay). However, if that next business day falls in the next calendar year, the redemption price will be payable on the preceding business day.

     Subject to applicable law (including, without limitation, United States federal securities law), we or our subsidiaries may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

     Payment of the redemption price on the trust preferred securities will be made to the record holders as they appear on the register for the trust preferred securities. The record date will be the fifteenth day (whether or not a business day) prior to the redemption date or liquidation date, as applicable unless otherwise specified in the applicable prospectus supplement.

     If less than all of the trust preferred securities issued by a TECO Trust are to be redeemed on a redemption date, then the particular trust preferred securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the redemption date by the property trustee from the outstanding trust preferred securities not previously called for redemption. The property trustee shall promptly notify the trust registrar in writing of the trust preferred securities selected for redemption and, in the case of any trust preferred securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of each trust agreement, unless the context otherwise requires, all provisions relating to the redemption of trust preferred securities shall relate, in the case of any trust preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of trust preferred securities which has been or is to be redeemed.

WITHDRAWAL OF THE COMPANY PREFERRED SECURITIES

     Any beneficial owner of the trust preferred securities may withdraw all, but not less than all, of the company preferred securities represented by such trust preferred securities by providing a written notice to the property trustee, with evidence of beneficial ownership in form satisfactory to the property trustee, and providing to the TECO Limited Liability Company such documents or information as such TECO Limited Liability Company may request for tax reporting purposes. The holder's notice will also be deemed to be such beneficial owner's agreement to be subject to the terms of the TECO Limited Liability Company's limited liability company agreement applicable to the rights of the holders of the company preferred securities.

     Within a reasonable period after such a request has been properly made, the property trustee must instruct the depositary to reduce the trust preferred securities represented by the global certificate held by the depositary by the corresponding amount of the company preferred securities to be so withdrawn by the withdrawing owner. The TECO Limited Liability Company will issue to the withdrawing owner a certificate representing the amount of the company preferred securities withdrawn, and the property trustee will reduce the amount of the company preferred securities represented by the global certificate held by the trust accordingly. The company preferred securities initially will be issued only in certificated fully-registered form. If the related TECO Trust is dissolved, the company preferred securities will be issued in the form of one or more global securities that will be registered in the name of the depositary for the global securities or a nominee of the depositary. The global securities will be delivered by the limited liability company to the depositary for credit to the accounts of the holders of beneficial interests in the company preferred securities. Under U.S. tax reporting rules, holders of company preferred securities will thereafter receive an annual Form K-1 instead of the Form 1099 that holders of trust preferred securities will receive.

     Any holder of company preferred securities may redeposit withdrawn company preferred securities by delivering to the property trustee the certificates for the company preferred securities to be deposited, which are (i) if required by the property trustee, properly endorsed or accompanied by a properly executed instrument of transfer or endorsement in form satisfactory to the property trustee and in compliance with the terms of the TECO Limited Liability Company's limited liability company agreement and (ii) accompanied by all such certifications as may be required by the property trustee in its sole discretion and in accordance with the provisions of the amended and restated trust agreement. Within a reasonable period after such deposit is properly made, the property trustee will instruct the depositary to increase the amount of the trust preferred securities represented by the global certificate held by the depositary accordingly.

VOTING RIGHTS; AMENDMENT OF EACH TRUST AGREEMENT

     If at any time, the holders of the company preferred securities are entitled to vote under the TECO Limited Liability Company's limited liability company agreement, the property trustee will:

     - notify the holders of trust preferred securities of such right;

     - request specific direction from each holder of trust preferred securities as to the vote with respect to the company preferred securities represented by such trust preferred securities; and

     - vote the relevant company preferred securities only in accordance with such specific directions.

     Upon receiving notice of any meeting at which the holders of company preferred securities are entitled to vote, the property trustee will, as soon as practicable, mail to the holders of trust preferred securities a notice. The TECO Limited Liability Company will provide the form of notice to the trustee to be forwarded to the holders of trust preferred securities. The notice will contain:

     - all the information that is contained in the notice announcing the meeting of the company preferred securities;

     - a statement that the holders of trust preferred securities will be entitled, subject to any applicable provision of law, to direct the property trustee specifically as to the exercise of the voting rights pertaining to the number of the company preferred securities represented by their respective trust preferred securities; and

     - a brief description of the manner in which the holders may give such specific directions.

     If the property trustee receives a written direction from a holder of trust preferred securities, the property trustee will vote, or cause to be voted, the amount of the company preferred securities represented by such trust preferred securities in accordance with the instructions set forth in the direction. If the property trustee does not receive specific instructions from the holder of any trust preferred securities, the property trustee will abstain from voting the company preferred securities represented by those trust preferred securities.

     The applicable TECO Limited Liability Company and the property trustee may amend each trust agreement from time to time, without the consent of the holders of the trust preferred securities:

     - to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to address matters or questions arising under the trust agreement in a way which is consistent with the agreement's other provisions; or

     - to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the TECO Trust will be classified for United States federal income tax purposes as a grantor trust or to ensure that the TECO Trust will not be required to register as an "investment company" under the Investment Company Act.

     However, in the case of the first clause, the action must not adversely affect in any material respect the interests of any holder of trust preferred securities. Any amendment becomes effective when the property trustee gives notice of the amendment to the holders of the trust preferred securities.

     The TECO Limited Liability Company and the property trustee may amend each trust agreement:

     - with the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding trust preferred securities; and

     - upon receipt by the property trustee of an opinion of counsel experienced in such matters to the effect that the amendment or the exercise of any power granted to the property trustee in accordance with the amendment will not affect the TECO Trust's status as a grantor trust for United States federal income tax purposes or require the TECO Trust to be registered as an "investment company" under the Investment Company Act.

     However, without the consent of each holder of trust securities, no amendment may:

     - change the amount or timing of any distribution on the trust preferred securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust preferred securities as of a specified date; or

     - restrict the right of a holder of trust preferred securities to sue for the enforcement of any distribution payment.

     Any required approval of holders of trust preferred securities may be given either at a meeting of holders of trust preferred securities or by written consent. The property trustee must notify record holders of trust preferred securities of any meeting in the manner described in each trust agreement.

     No vote or consent of the holders of trust preferred securities will be required for a TECO Trust to redeem and cancel its trust preferred securities in accordance with the applicable trust agreement.

     Whenever holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, neither we nor the issuer trustees will be permitted to vote. For purposes of any vote or consent, any of the trust preferred securities that we own (or that are owned by the issuer trustees or our affiliates) will be treated as if they were not outstanding.

TERMINATION OF TRUST AGREEMENT

     The trust agreement will terminate upon the earliest to occur of the redemption of all of the trust preferred securities, the delivery of a final distribution in respect of the company preferred securities to the holders of trust preferred securities, withdrawal of all the company preferred securities from the TECO Limited Liability Company, the entry of an order for dissolution of the TECO Trust by a court of competent jurisdiction or as described in the following paragraph.

     In case of either a Tax Event as to a TECO Trust or an Investment Company Event as to a TECO Trust, as each is defined under "DESCRIPTION OF THE TRUST PREFERRED NOTES -- Redemption," the related TECO Limited Liability Company may instruct the property trustee to distribute the company preferred securities on a pro rata basis to the holders of trust preferred securities, which distribution will permit dissolution of the trust.

REMOVAL OF PROPERTY TRUSTEE AND DELAWARE TRUSTEE

     Unless an event of default with respect to the trust preferred notes has occurred, the TECO Limited Liability Company may remove the property trustee or the Delaware trustee at any time. Upon an event of default with respect to the trust preferred notes, the holders of a majority in aggregate liquidation amount of the trust preferred securities may remove the property trustee or the Delaware trustee. No resignation or removal of an issuer trustee and no appointment of a successor trustee will be effective until the successor trustee accepts its appointment in accordance with the provisions of the applicable trust agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

     For the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, the TECO Limited Liability Company shall have power to appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable trust agreement.

PAYMENT AND PAYING AGENCY

     The depositary for the trust preferred securities will make payments in respect of the trust preferred securities by crediting the relevant accounts at the depositary on the applicable distribution dates. If any of a TECO Trust's trust preferred securities are not held by the depositary, then the paying agent will mail checks to registered holders of those trust preferred securities to the addresses appearing on its register. Unless otherwise specified in the applicable prospectus supplement, the paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the TECO Limited Liability Company. The paying agent can resign upon 30 days' written notice to the property trustee and to the TECO Limited Liability Company. If the property trustee resigns as paying agent, the TECO Limited Liability Company will appoint a bank or trust company acceptable to it to act as paying agent.

REGISTRAR AND TRANSFER AGENT

     Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the trust preferred securities.

     Each TECO Trust will register transfers of trust preferred securities without charge, but will require payment of any tax or other governmental charges imposed in connection with any transfer or exchange. The TECO Trusts will not register transfers of trust preferred securities that are called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee undertakes to perform only the duties specifically provided for in the trust agreement. The property trustee has no obligation to exercise any of its powers under the trust agreement at the request of any holder of trust preferred securities unless it is offered indemnity satisfactory to it against the costs, expenses and liabilities that it might incur by doing so. If the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, then the property trustee may request instructions as to the action to be taken from the TECO Limited Liability Company unless the matter is one on which holders of trust preferred securities are entitled to vote. If the TECO Limited Liability Company does not provide any directions, the property trustee will take whatever action it deems advisable and in the best interests of the holders of the trust preferred securities. The property trustee will have no liability except for its own bad faith, gross negligence or willful misconduct.

MISCELLANEOUS

     Holders of the trust preferred securities have no preemptive or similar rights.

     No TECO Trust may borrow money or issue debt or mortgage or pledge any of its assets.

                DESCRIPTION OF THE COMPANY PREFERRED SECURITIES

     The following describes the general terms and provisions of the company preferred securities to which any prospectus supplement may relate. The particular terms of the company preferred securities offered by any TECO Limited Liability Company and the extent to which any of these general provisions do not apply to its company preferred securities will be described in the prospectus supplement relating to that TECO Limited Liability Company and its company preferred securities.

     Under the terms of the limited liability company agreement for each TECO Limited Liability Company, the board of directors is authorized to issue the company preferred securities and the common securities on behalf of the TECO Limited Liability Company. The company preferred securities are preferred limited liability company interests in the TECO Limited Liability Company, the terms of which are set forth in the limited liability company agreement. The company preferred securities will have preferential rights relative to the common securities to payments in respect of distributions and payments upon redemption, liquidation or otherwise. Any payments in respect of distributions or in respect of redemption, liquidation or otherwise shall be made to the holders of company preferred securities prior to any payments being made to the holders of common securities. Holders of company preferred securities shall share ratably in any such payments. After payment of the full amount to which the holders of the company preferred securities are entitled, the holders of the common securities shall share ratably in any amount left available for payment. Holders of company preferred securities will also have other benefits as described in the corresponding limited liability company agreement.

     We have summarized selected provisions of the company preferred securities and each limited liability company agreement below. This summary is not complete. The form of limited liability company agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the form of limited liability company agreement for provisions that may be important to you. You should also consider applicable provisions of the Trust Indenture Act and the Delaware Limited Liability Company Act. Each TECO Limited Liability Company is a legally separate entity, and the assets of one are not available to satisfy the obligations of the other.

GENERAL

     Legal title to the trust preferred notes will be held by the limited liability company. Each guarantee agreement we execute for the benefit of the holders of company preferred securities will be a guarantee with respect to the related company preferred securities. See "DESCRIPTION OF THE GUARANTEES" below. A TECO Limited Liability Company is required to pass on all payments it receives on the trust preferred notes through to the holders of the company preferred securities and common securities on a pro-rata basis subject to the preference of the company preferred securities. If the TECO Limited Liability Company fails to make a payment on its company preferred securities after having received payment on the trust preferred notes held by it, holders of the company preferred securities may enforce their rights under the TECO Energy guarantee agreement.

DISTRIBUTIONS

     Distributions on the company preferred securities will be cumulative. They will accumulate from the date of original issuance and will be payable on the dates specified in the applicable prospectus supplement. Except as specified in the applicable prospectus supplement, in the event that a date on which distributions are payable on the company preferred securities is not a business day, payment of the distribution will be made on the next succeeding business day (without any interest or other payment in respect to the delay), with the same force and effect as if made on the originally specified date. However, if the next business day is in the next calendar year, payment of distributions will be made on the preceding business day. Each date on which distributions are payable is referred to in this prospectus as a distribution date.

     The distributions on each company preferred security will be payable at a rate specified in the prospectus supplement for that company preferred security. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the applicable prospectus supplement. Distributions on company preferred securities as used in this prospectus includes any additional distributions on accumulated unpaid distributions, compounded quarterly or semi-annually at the rate per year specified in the applicable prospectus supplement, unless otherwise stated.

     The revenue of each TECO Limited Liability Company available for distribution to holders of its company preferred securities will be limited to payments under the trust preferred notes it owns. Each TECO Limited Liability Company will invest the proceeds from the issuance and sale of its securities in the trust preferred notes. It will have no other assets. See "DESCRIPTION OF THE TRUST PREFERRED NOTES." If we do not make interest payments on the trust preferred notes, the limited liability company will not have funds available to pay distributions on the related company preferred securities.

     Distributions on the company preferred securities will be payable to the holders as they appear on the register of the TECO Limited Liability Company on the record date, which will be the fifteenth day (whether or not a business day) prior to the relevant distribution date, unless otherwise specified in the applicable prospectus supplement. Subject to any applicable laws and regulations and to the provisions of the applicable limited liability company agreement, each distribution payment will be made directly to the property trustee under the related trust agreement or to a holder of trust preferred securities who has exchanged such securities for company preferred securities.

PAYMENT OF EXPENSES

     Under the trust preferred note indenture and the limited liability company agreement, we will agree to pay all debts and obligations (other than distributions on the limited liability company securities) and all costs and expenses of the TECO Limited Liability Company receiving the trust preferred notes and to pay any and all taxes, duties, assessments or other governmental charges (other than United States withholding taxes) imposed by the United States or any other taxing authority. This includes, but is not limited to, all costs and expenses relating to the organization of the TECO Limited Liability Company, the fees and expenses of the board of directors and officers, if any, and all costs and expenses relating to the operation of the TECO Limited Liability Company. As a result, the net amounts received and retained by a TECO Limited Liability Company after paying these fees, expenses, debts and obligations will be equal to the amounts the TECO Limited Liability Company would have received and retained had no fees, expenses, debts and obligations been incurred by or imposed on it. Our promise to pay these obligations is for the benefit of, and shall be enforceable by, any creditor to whom the fees, expenses, debts and obligations are owed, whether or not the creditor has received notice of the promise. Any creditor may enforce these obligations directly against us. We have agreed to irrevocably waive any right or remedy that would otherwise require that any creditor take any action against the TECO Limited Liability Company or any other person before proceeding against us. We will execute any additional agreements as may be necessary to give full effect to these promises.

REDEMPTION OR EXCHANGE

     If we repay or redeem, in whole or in part, any trust preferred notes that have been issued to a TECO Limited Liability Company, whether at maturity or earlier, the proceeds from the repayment or redemption will be applied to redeem a like amount of the limited liability company's securities, subject to the preferential rights of the company preferred securities. The limited liability company must give at least 35 and no more than 60 days' notice, and the redemption price will equal the sum of:

     - the aggregate liquidation amount of the limited liability company securities being redeemed; plus

     - accumulated but unpaid distributions on the redeemed limited liability company securities to the date of redemption; plus

     - the related amount of the premium, if any, that we pay upon the concurrent redemption of trust preferred notes.

     See "DESCRIPTION OF THE TRUST PREFERRED NOTES -- Redemption."

     If we are repaying or redeeming less than all of any series of trust preferred notes on a redemption date, then the proceeds from that repayment or redemption will be allocated to redeem the related company preferred securities pro rata based upon their respective liquidation preferences. The amount of premium, if any, that we pay to redeem all or any part of any series of any trust preferred notes will also be allocated to the redemption pro rata of the related limited liability company securities, subject to the preferential rights of the company preferred securities.

     We will have the right to redeem any series of trust preferred notes:

     - subject to the conditions described under "DESCRIPTION OF THE TRUST PREFERRED NOTES -- Redemption"; or

     - as may be otherwise specified in the applicable prospectus supplement.

     We have the right to dissolve a TECO Limited Liability Company at any time and, after satisfaction of any liabilities to creditors of the TECO Limited Liability Company as provided by applicable law, to cause the trust preferred notes owned by the TECO Limited Liability Company to be distributed to the TECO Trust or the holders of the company preferred securities.

     If provided in the applicable prospectus supplement, we will have the right to extend or shorten the maturity of any series of trust preferred notes at the time that we elect to dissolve the related TECO Limited Liability Company and cause the trust preferred notes to be distributed to the holders of the related company preferred securities and common securities in liquidation of the TECO Limited Liability Company. However, we can extend the maturity only if the conditions specified in the applicable prospectus supplement are met at the time the election is made and at the time of the extension.

     After the liquidation date fixed for any distribution of trust preferred notes to the holders of any series of company preferred securities:

     - that series of company preferred securities will no longer be deemed to be outstanding; and

     - the limited liability company will receive a registered global certificate or certificates representing the trust preferred notes to be delivered in the distribution.

REDEMPTION AND EXCHANGE PROCEDURES

     Any company preferred securities that are redeemed will receive the redemption price from the simultaneous redemption of the trust preferred notes. Redemptions of the company preferred securities will be made and the redemption price will be payable on each redemption date only to the extent that the related TECO Limited Liability Company has funds on hand available to pay that redemption price. See "Subordination of Common Securities."

     If a TECO Limited Liability Company gives notice of the redemption of its company preferred securities, then, by 12:00 noon, New York City time on the redemption date, to the extent funds are available, the limited liability company will deposit irrevocably with the property trustee under the related trust agreement funds sufficient to pay the redemption price with respect to the company preferred securities. If the company preferred securities are no longer in book-entry form, the TECO Limited Liability Company, to the extent funds are available, will irrevocably deposit with the paying agent for the company preferred securities funds sufficient to pay the redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the company preferred securities.

     Nevertheless, distributions payable on or prior to the redemption date for company preferred securities called for redemption shall be payable to the holders of those company preferred securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds paid as required, then on the date that the funds are paid, all rights of the holders of the company preferred securities called for redemption will cease, except their right to receive the redemption price, without interest and the company preferred securities will no longer be deemed outstanding.

     Except as specified in the applicable prospectus supplement, if a date fixed for redemption of company preferred securities is not a business day, then payment of the redemption price will be made on the next business day (and without any interest or other payment for that delay). However, if that next business day falls in the next calendar year, the redemption price will be payable on the preceding business day. If payment of the redemption price for company preferred securities called for redemption is improperly withheld or refused and not paid by the TECO Limited Liability Company then:

     - distributions on those company preferred securities will continue to accrue at the then applicable rate, from the redemption date originally established by the TECO Limited Liability Company to the date on which the redemption price is actually paid; and

     - in calculating the redemption price, the actual payment date will be treated as the date fixed for redemption.

     Payment of the redemption price on the company preferred securities and any distribution of trust preferred notes to holders of company preferred securities will be made to the record holders as they appear on the register for the company preferred securities. The record date will be the fifteenth day (whether or not a business day) prior to the redemption date or liquidation date, as applicable, unless otherwise specified in the applicable prospectus supplement.

     If less than all of the company preferred securities and common securities issued by a TECO Limited Liability Company are to be redeemed on a redemption date, then the company preferred securities shall be redeemed prior to any redemption of the common securities. The particular company preferred securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the redemption date by the board of directors from the outstanding company preferred securities not previously called for redemption. The limited liability company shall promptly notify the property trustee under the related trust agreement in writing of the company preferred securities selected for redemption and, in the case of any company preferred securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of each limited liability company agreement, unless the context otherwise requires, all provisions relating to the redemption of company preferred securities shall relate, in the case of any company preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of company preferred securities which has been or is to be redeemed.

     Notice of any redemption will be mailed within 35 to 60 days before the redemption date to each holder of limited liability company securities to be redeemed at the holder's registered address. Unless we default in payment of the redemption price on the trust preferred notes, on and after the redemption date interest ceases to accrue on the trust preferred notes or portions of those trust preferred notes (and distributions cease to accrue on the related company preferred securities or portions of those securities) called for redemption.

SUBORDINATION OF COMMON SECURITIES

     Payment of distributions on, and the redemption price of, each TECO Limited Liability Company's company preferred securities and common securities, as applicable, generally shall be made pro rata based on the liquidation amount of the company preferred securities and of the common securities, subject to the preferential rights of the company preferred securities.

     Neither we nor the TECO Limited Liability Company will pay any distribution on, or redemption price of, any of the TECO Limited Liability Company's common securities, and neither we nor the TECO Limited Liability Company will make any other payment relating to the redemption, liquidation or other acquisition of those common securities, unless:

     - all accumulated and unpaid distributions on all of the TECO Limited Liability Company's outstanding company preferred securities are paid in cash for distribution periods ending on or before any payment on the common securities, and

     - in the case of a payment of the redemption price, the full amount of the redemption price on all of the TECO Limited Liability Company's outstanding company preferred securities then called for redemption has been paid or provided for; and

     - all funds available to the TECO Limited Liability Company shall be applied first to the payment in full in cash of all distributions on, or redemption price of, the TECO Limited Liability Company's company preferred securities then due and payable.

     In the case of any event of default relating to any trust preferred notes, we (as the holder of the TECO Limited Liability Company's common securities) will be deemed to have waived any right to act with respect to the event of default until the effect of all events of default with respect to the company preferred securities has been cured, waived or otherwise eliminated. Until any events of default relating to any trust preferred notes with respect to the company preferred securities have been cured, waived or otherwise eliminated, a holder of any company preferred security or trust preferred security, as the holder of a beneficial interest in the corresponding company preferred security, may institute a legal proceeding directly against us to enforce rights to payment of distributions and amounts in redemption or liquidation, and the board of directors must act solely on behalf of the holders of the company preferred securities and not on our behalf as holder of the TECO Limited Liability Company's common securities. Likewise, only the holders of those company preferred securities will have the right to direct the board of directors to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     Under each limited liability company agreement, each TECO Limited Liability Company will automatically dissolve when its term expires. Also, it will dissolve on the first to occur of:

     - the liquidation of TECO Energy;

     - our written direction, as holder of the common securities, to the board of directors to dissolve the TECO Limited Liability Company and distribute the trust preferred notes to the holders of the company preferred securities in exchange for the company preferred securities (which direction is optional and wholly within our discretion);

     - the redemption of all of the TECO Limited Liability Company's limited liability company securities;

     - specified events relating to the bankruptcy or insolvency of the TECO Limited Liability Company; and

     - the entry of a decree of judicial dissolution under the Delaware Limited Liability Company Act.

     If an early dissolution occurs in any manner except by the redemption of all of the limited liability company securities, then the TECO Limited Liability Company will be liquidated by the board of directors as expeditiously as they determine possible. The board of directors will distribute (after satisfying any liabilities to the TECO Limited Liability Companies' creditors as provided by applicable law) to the holders of the limited liability company securities a like amount of the trust preferred notes. However, if that distribution is determined to be impractical by the board of directors, the holders of the limited liability company securities will be entitled to receive out of the TECO Limited Liability Company's assets available for distribution to holders (after any liabilities to the TECO Limited Liability Company's creditors as provided by applicable law) a liquidation distribution in an amount equal to, in the case of holders of company preferred securities, the aggregate of the liquidation amount plus accrued and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the TECO Limited Liability Company has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the TECO Limited Liability Company on its company preferred securities will be paid on a pro rata basis.

     As the holder of the TECO Limited Liability Company's common securities, we will be entitled to receive distributions upon any liquidation pro rata with the holders of its company preferred securities, subject to the preferential rights of the company preferred securities.

VOTING RIGHTS; AMENDMENT OF EACH LIMITED LIABILITY COMPANY AGREEMENT

     All voting rights of holders of the company preferred securities will be exercised by the holders of the trust preferred securities of the related trust. Such holders will have only the voting rights described below and under "DESCRIPTION OF THE GUARANTEES -- Amendments and Assignment," plus any voting rights required by law.

     We may amend each limited liability company agreement from time to time, without the consent of the holders of the company preferred securities:

     - to cure any ambiguity, correct or supplement any provisions in the limited liability company agreement that may be inconsistent with any other provision, or to address matters or questions arising under the limited liability company agreement in a way which is consistent with the agreement's other provisions; or

     - to modify, eliminate or add to any provisions of the limited liability company agreement if necessary to ensure that the TECO Limited Liability Company will be classified for United States federal income tax purposes as a partnership or to ensure that the TECO Limited Liability Company will not be required to register as an "investment company" under the Investment Company Act.

     However, in the case of the first clause, the action must not adversely affect in any material respect the interests of any holder of company preferred securities. Any amendment becomes effective when we give notice of the amendment to the holders of the company preferred securities.

     We may amend each limited liability company agreement:

     - with the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding company preferred securities; and

     - upon receipt of an opinion of counsel experienced in such matters to the effect that the amendment or the exercise of any power granted in accordance with the amendment will not affect the TECO Limited Liability Company's status as a partnership for United States federal income tax purposes or the TECO Limited Liability Company's exemption from status as an "investment company" under the Investment Company Act.

     However, without the consent of each holder of company preferred securities, no amendment may:

     - change the amount or timing of any distribution on the limited liability company securities or otherwise adversely affect the amount of any distribution required to be made in respect of the limited liability company securities as of a specified date; or

     - restrict the right of a holder of company preferred securities to sue for the enforcement of any distribution payment.

     The limited liability company is required to notify each holder of company preferred securities whenever it is notified of a default with respect to the trust preferred notes.

     If an event of default has occurred and is continuing under the trust preferred note indenture or if TECO Energy is in default on any of its payment or other obligations under the guarantee, the holders of a majority of the aggregate liquidation preference of the outstanding company preferred securities may appoint a special representative of the TECO Limited Liability Company and the holders of Company preferred securities to enforce the TECO Limited Liability Company's rights under the trust preferred notes. If a special representative has been appointed, the special representative shall have the exclusive right to enforce, or direct the enforcement of, the TECO Limited Liability Company's rights under the trust preferred notes.

     No vote or consent of the holders of company preferred securities will be required for a TECO Limited Liability Company to redeem and cancel its company preferred securities in accordance with the applicable limited liability company agreement.

     Whenever holders of company preferred securities are entitled to vote or consent under any of the circumstances described above, we will not be permitted to vote.

REMOVAL OF DIRECTORS

     As the holder of the TECO Limited Liability Company's common securities, we may remove that limited liability company's directors at any time. In no event will holders of the company preferred securities have the right to vote to appoint, remove or replace the directors; that right belongs exclusively to us as the holder of the common securities.

PAYMENT

     The limited liability company will make payments in respect of the company preferred securities by check or by crediting the account of the property trustee of the related trust and the other holders of the company preferred securities on the applicable distribution dates.

REGISTRAR AND TRANSFER AGENT

     Unless otherwise specified in the applicable prospectus supplement, the limited liability company or a third party appointed by the limited liability company will act as registrar and transfer agent for the company preferred securities.

     Each TECO Limited Liability Company or a third party registrar transfer agent will register transfers of company preferred securities without charge, but will require payment of any tax or other governmental charges imposed in connection with any transfer or exchange. The TECO Limited Liability Companies will not register transfers of company preferred securities that are called for redemption.

MISCELLANEOUS

     Each TECO Limited Liability Company's board of directors is authorized and directed to operate the TECO Limited Liability Company in such a way that:

     - the TECO Limited Liability Company will not be:

        - deemed to be an "investment company" required to be registered under the Investment Company Act; or

        - classified as an association taxable as a corporation for United States federal income tax purposes; and

     - the trust preferred notes will be treated as our indebtedness for United States federal income tax purposes.

     We and the board of directors are authorized to take any lawful action (consistent with each TECO Limited Liability Company's certificate of formation and limited liability company agreement) that we and they deem to be necessary or desirable for these purposes, as long as the action does not materially and adversely affect the interests of the holders of the trust preferred securities.

     Holders of the company preferred securities have no preemptive or similar rights.

     No TECO Limited Liability Company may borrow money or issue debt or mortgage or pledge any of its assets.

                    DESCRIPTION OF THE TRUST PREFERRED NOTES

     The trust preferred notes will be issued by us in one or more series under an indenture dated August 17, 1998 between us and The Bank of New York, as trustee, as supplemented by a supplemental indenture relating to that series. We have summarized below the terms applying generally to a series of our trust preferred notes. The summary is not complete. The indenture is filed as an exhibit to the registration statement on Form S-3 dated November 28, 2000 and a general form of supplemental indenture for a series of trust preferred notes is filed as an exhibit to the registration statement of which this prospectus is a part.

     The particular supplemental indenture for each series will be filed or incorporated by reference as an exhibit to the registration statement. You should read the indenture and the relevant supplemental indenture for provisions that may be important to you. We will also describe in the applicable prospectus supplement the particular terms of the trust preferred notes then to be issued, including any modifications of or additions to the discussion below of the general terms of the trust preferred notes. Therefore, for a description of the terms of a particular series of trust preferred notes relevant to you, you should also review both the prospectus supplement relating to that series and the description of the trust preferred notes in this prospectus before making an investment decision.

GENERAL

     The trust preferred notes will be issued by us to a TECO Limited Liability Company in one or more series. The governing indenture does not limit the amount or number of trust preferred notes or other types of debt securities that we can issue from time to time under the indenture.

     The terms of the trust preferred notes will correspond to the terms of a series of company preferred securities issued by the TECO Limited Liability Company receiving the trust preferred notes and to the terms of a series of trust preferred securities issued by a TECO Trust receiving the related company preferred securities. When a TECO Limited Liability Company issues and sells its company preferred securities, the limited liability company will use the proceeds from the sale and from the consideration we pay for the limited liability company's common securities to purchase the corresponding series of trust preferred notes.

     Each series of trust preferred notes will:

     - be unsecured; and

     - be in the principal amount equal to the aggregate stated liquidation amount of the company preferred securities and the common securities of the TECO Limited Liability Company that holds such series of trust preferred notes.

     The applicable prospectus supplement will describe specific terms of the trust preferred notes that correspond to the trust preferred securities being offered. The terms will include some or all of the following:

     - the designation, aggregate principal amount, currency or composite currency and denominations of the trust preferred notes;

     - the price at which the trust preferred notes will be issued and sold to the TECO Limited Liability Company;

     - the maturity date and other dates, if any, on which the principal of the trust preferred notes will be payable;

     - the interest rate or rates, if any, or method of calculating the interest rate or rates which the trust preferred notes will bear;

     - the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

     - the terms of any mandatory or optional redemption of the trust preferred notes by us;

     - if payments of principal or interest may be made in a currency other than U.S. Dollars, the manner for determining such payments;

     - whether and upon what terms the trust preferred notes may be defeased (which means that we would be discharged from our obligations by depositing sufficient cash or government securities to pay the principal, interest, any premiums and other sums due to the stated maturity date or a redemption date of the trust preferred notes);

     - whether any events of default or covenants in addition to or instead of those found in the indenture or described in this prospectus apply;

     - provisions relating to the relative priority and terms of subordination, if any, of the trust preferred notes;

     - any provisions relating to extending or shortening the date on which the principal and premium, if any, of the trust preferred notes of the series is payable;

     - any provisions relating to the deferral of payment of any interest;

     - the forms of the related limited liability company agreement with the TECO Limited Liability Company being issued the trust preferred notes, the related trust agreement with the TECO Trust being issued the company preferred securities and the guarantee agreement;

     - the additions or changes, if any, to the indenture with respect to that series of trust preferred notes to permit or facilitate the issuance of that series of the trust preferred notes to a TECO Limited Liability Company; and

     - any other terms not inconsistent with the provisions of the indenture, including any covenants or other terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the issuance of the trust preferred notes.

     Unless otherwise specified in the applicable prospectus supplement, we will covenant, as to each series of the trust preferred notes:

     - to maintain, directly or indirectly, 100% ownership of the common securities of the TECO Limited Liability Company to which the trust preferred notes have been issued (provided that successors which are permitted under the indenture may succeed to our ownership of the common securities); and

     - to use our reasonable efforts, consistent with the terms and provisions of the related limited liability company agreement, to cause that TECO Limited Liability Company to remain classified as a partnership for United States federal income tax purposes and to use our reasonable efforts, consistent with the terms and provisions of the related trust agreement, to cause that TECO Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

     Additional covenants, relating to payment of the TECO Trusts' and TECO Limited Liability Companies' expenses, are described above under "DESCRIPTION OF THE TRUST PREFERRED SECURITIES -- Payment of Expenses" and "DESCRIPTION OF THE COMPANY PREFERRED SECURITIES -- Payment of Expenses."

OPTION TO EXTEND INTEREST PAYMENT DATE

     We will have the right at any time and from time to time during the term of any series of trust preferred notes to defer payments of interest for a specified number of consecutive interest payment, or extension, periods. No extension period may extend beyond the maturity date of that series of trust preferred notes at any time. We may pay at any time all or any portion of the interest accrued to that point during a deferral period. At the end of the deferral period or at a redemption date, we will be obligated to pay all interest accrued and unpaid (together with interest on the unpaid interest to the extent permitted by applicable law). United States federal income tax consequences and special considerations applicable to any trust preferred notes for which an extension period has been elected will be described in the applicable prospectus supplement. During any extension period, or while we are in default, we will be restricted in our ability to make payments or incur obligations related to our stock or debt securities ranking equal to or below the trust preferred notes.

     Before the end of any extension period, we may further extend the interest payment period. However, the deferral period, together with all prior and further extensions, cannot exceed 20 consecutive quarters or ten semi-annual periods or extend beyond the maturity date of the trust preferred notes. After the termination of any deferral period and the payment of all amounts due, we may decide to begin a new deferral period, subject to the same requirements described above.

     If the property trustee is the sole holder of the company preferred securities, we will give the property trustee and the indenture trustee notice of our selection of any deferral period one business day prior to the earlier of:

     - the next date distributions on the preferred securities are payable; or

     - the date the TECO Trust is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the trust preferred securities of the record date or the date any distribution is payable.

     If the property trustee is not the sole holder, we will give the holders of the company preferred securities and the indenture trustee notice of our selection of any deferral period ten business days prior to the earlier of:

     - the next interest payment date; or

     - the date we are required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the trust preferred notes of the record or payment date of any related interest payment.

REDEMPTION

     The trust preferred notes and the applicable supplemental indenture will provide the terms under which we can redeem the trust preferred notes at our option. They will specify a date prior to which we cannot redeem the trust preferred notes, and after which we will have the right to redeem the trust preferred notes, in whole or in part, upon 35 to 60 days notice to the holder of the trust preferred notes at a redemption price or prices stated in this prospectus supplement.

     If the trust preferred notes are redeemed only in part, they will be redeemed pro rata, by lot or other method selected by the trustee. If a partial redemption would result, however, in the delisting of the TECO Trusts' corresponding trust preferred securities from the national securities exchange or other self-regulatory organization on which the securities are listed, or if the TECO Limited Liability Company's corresponding company preferred securities are then listed on a national securities exchange or other self-regulatory organization and such partial redemption would result in the delisting of the corresponding company preferred securities from such national securities exchange or self-regulatory organization, we will not be permitted to effect the partial redemption and may redeem the trust preferred notes only as a whole.

     Unless otherwise specified in the applicable prospectus supplement and subject to the provisions of the applicable prospectus supplement, if a Tax Event (as defined below) or an Investment Company Event (as defined below) in respect of a TECO Trust or TECO Limited Liability Company occurs and is continuing, we can redeem the trust preferred notes, in whole but not in part, at any time within the next 90 days.

     "Tax Event" means that the applicable TECO Trust or TECO Limited Liability Company has received an opinion of counsel (which may be counsel to us or an affiliate) experienced in such matters to the effect that, as a result of any

     - amendment to, or change (including any announced proposed change) in, the laws or regulations of the United States, any political subdivision or taxing authority, or

     - official administrative written decision, pronouncement or action or judicial decision interpreting or applying those laws or regulations,

in each case which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the series of trust preferred notes, there is more than an insubstantial risk that:

     - the TECO Trust or TECO Limited Liability Company is, or will be within 90 days of the date of the opinion, subject to United States federal income tax with respect to income received or accrued on the trust preferred notes or company preferred securities;

     - interest we pay on the trust preferred notes is not, or will not be within 90 days of the date of the opinion, deductible, in whole or in part, for United States federal income tax purposes; or

     - the TECO Trust or TECO Limited Liability Company is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     "Investment Company Event" means that the applicable TECO Trust or TECO Limited Liability Company will have received an opinion of counsel (which may be counsel to us or an affiliate) experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority on or after the date of issuance of the series of trust preferred notes, there is more than an insubstantial risk that the trust or limited liability company is or will be considered an "investment company" that is required to be registered under the Investment Company Act.

RESTRICTIONS ON CERTAIN PAYMENTS

     If:

     - we have actual knowledge that an event has occurred that (a) with the giving of notice or the lapse of time, or both, would constitute an event of default under the indenture with respect to the trust preferred notes of that series and (b) we have not taken reasonable steps to cure the event;

     - we are in default with respect to payment of any obligations under the guarantee relating to related trust preferred securities; or

     - we have given notice of our selection of a deferral of interest extension period as provided under the supplemental indenture with respect to the trust preferred notes and have not rescinded the notice, or the extension period shall be continuing;

then, unless otherwise provided in the applicable prospectus supplement, we will promise, as to each series of trust preferred notes issued, that we and our subsidiaries will not:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our stock;

     - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities (including other trust preferred notes) that rank equally with or junior in interest to the trust preferred notes;

     - make any guarantee payments with respect to any of the debt securities of any of our subsidiaries if the guarantee ranks equally with or junior in interest to the trust preferred notes other than:

     - as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series;

     - dividends or distributions payable in our common stock;

     - redemptions or purchases of any rights pursuant to our shareholder rights plan, or any successor rights agreement, and the declaration of a dividend of rights or the issuance of stock under a rights agreement in the future;

     - payments under any guarantee relating to the trust preferred securities of a TECO Trust;

     - purchases of common stock related to the issuance of common stock under any benefit plans for our or our subsidiaries' directors, officers or employees;

     - obligations under any dividend reinvestment plan or stock purchase plan; and

     - purchases of fractional interests in shares of our stock pursuant to the conversion or exchange provisions of a security being converted or exchanged for our stock.

RANKING OF THE TRUST PREFERRED NOTES

     The trust preferred notes will rank senior to, on a parity with, or subordinate to our other indebtedness as described in the applicable prospectus supplement.

     The indenture under which we will issue the trust preferred notes does not restrict the total amount of debt that we or our subsidiaries may incur or contain any covenant or other provision that is specifically intended to afford any holder of the trust preferred notes or other debt securities special protection in the event of highly leveraged transactions or any other transactions resulting in a decline in our ratings or credit quality.

     Our default or event of default under any other indebtedness would not necessarily constitute an event of default under the indenture. Our failure to make required payments on any series of trust preferred notes would constitute an event of default. However, the rights of the holders of trust preferred notes would be limited if there is a default or event of default under other indebtedness or under the trust preferred notes to the extent provided in any subordination provision of the applicable supplemental indenture as described in the applicable prospectus supplement.

     The trust preferred notes are obligations exclusively of TECO Energy, which, as a holding company, has no material assets other than its ownership of the common stock of its subsidiaries, including Tampa Electric Company. We will rely entirely upon distributions from our subsidiaries to meet the payment obligations under the trust preferred notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the trust preferred notes or otherwise to make any funds available to us including the payment of dividends or other distributions or the extension of loans or advances. Furthermore, the ability of our subsidiaries to make any payments to us would be dependent upon the terms of any credit facilities of the subsidiaries and upon the subsidiaries' earnings, which are subject to various business risks. In a bankruptcy or insolvency proceeding, claims of holders of the trust preferred notes would be satisfied solely from our equity interests in our subsidiaries remaining after the satisfaction of claims of creditors of the subsidiaries. Thus, the trust preferred notes are effectively subordinated to existing and future liabilities of our subsidiaries to their respective creditors.

CONSOLIDATION, MERGER, ETC.

     We will not consolidate or merge with or into any other corporation or other organization, or sell, convey or transfer all or substantially all of our assets to any individual or organization, unless:

     - the successor is an individual or organization organized under the laws of the United States or any state thereof or the District of Columbia or, upon the effectiveness of the currently proposed amendment to the indenture, under the laws of a foreign jurisdiction and such successor consents to the jurisdiction of the courts of the United States or any state thereof;

     - the successor or transferee expressly assumes our obligations under the indenture; and

     - the consolidation, merger, sale or transfer does not cause the occurrence of a default under the indenture.

     Upon the assumption by the successor of our obligations under the indenture and the debt securities issued thereunder, and the satisfaction of any other conditions required by the indenture, the successor will succeed to and be substituted for us under the indenture.

DENOMINATIONS, REGISTRATION AND TRANSFER OF TRUST PREFERRED NOTES

     The trust preferred notes will be denominated in U.S. dollars in registered form without coupons, unless otherwise indicated in the applicable prospectus supplement and except as otherwise indicated under the heading "Book-Entry Issuance" below.

     A holder of registered trust preferred notes may request registration of a transfer upon surrender of the trust preferred note being transferred at any agency we maintain for that purpose and upon fulfillment of all other requirements of the agent.

EXCHANGE OF TRUST PREFERRED NOTES

     In the event a person other than the property trustee or the applicable limited liability company holds any registered trust preferred notes, those trust preferred notes may be exchanged for an equal principal amount of registered trust preferred notes of the same series and date of maturity in the denominations requested by the holders upon surrender of the registered trust preferred notes at an agency we maintain for that purpose and upon fulfillment of all other requirements of the agent.

DEFAULTS AND REMEDIES

     Unless the supplemental indenture establishing the series provides for different events of default, in which event the prospectus supplement will describe the change, an event of default with respect to a series of trust preferred notes will occur if:

     - we fail to pay any interest on any trust preferred note of that series when due, and such failure has continued for 30 days;

     - we fail to pay principal of or premium, if any, on any trust preferred note of that series when due;

     - we fail to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of trust preferred notes other than that series), and that failure has continued for 90 days after we receive written notice as provided in the indenture;

     - events of bankruptcy, insolvency or reorganization; and

     - any other event defined as an event of default with respect to trust preferred notes of that series.

     If an event of default occurs and is continuing on a series of trust preferred notes, the trustee by notice to us, or, to the extent permitted by applicable law, the holders of at least 25% in principal amount of the series by notice both to us and to the trustee, may declare the principal of and accrued interest on all the trust preferred notes of the series to be due and payable immediately. If, upon an event of default, the trustee or the holders of not less than 25% in aggregate principal amount of the series fail to declare the principal of all the trust preferred notes of that series to be immediately due and payable, then the holders of 25% in aggregate liquidation amount of the related trust preferred securities then outstanding shall have the right to do so by notice to us and to the trustee.

     Except as provided in the next sentence, the holders of a majority in principal amount of a series of trust preferred notes, by notice to the trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration. However, so long as any of the related trust preferred securities are still outstanding, then the holders of a majority in aggregate liquidation amount of those trust preferred securities shall have the sole right to rescind the acceleration and its consequences with respect to that series, subject to the same conditions set forth above.

     If an event of default occurs and is continuing on a series, the trustee may pursue any available remedy to collect principal or interest then due on the series, to enforce the performance of any provision applicable to the series, or otherwise to protect the rights of the trustee and holders of the series.

     Any holder of the related trust preferred securities of the applicable TECO Trust shall have the right, upon the occurrence and continuance of an event of default with respect to the series following our failure to pay timely interest, principal or premium as described above, to sue us directly. In that lawsuit the holder of the related trust preferred securities can force us to pay to the holder the principal of, and premium, if any, and interest on, the trust preferred notes having a principal amount equal to the aggregate liquidation amount of the trust preferred securities held by that holder.

     Subject to the provisions of the indenture relating to the duties of the indenture trustee in case an event of default occurs and is continuing, the indenture trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the trust preferred notes, whether it be the property trustee or otherwise, unless the holders have offered to the trustee reasonable security or indemnity. Subject to such provisions for security and indemnification of the trustee and other rights of the trustee, the holders of a majority in principal amount of the outstanding trust preferred notes of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the trust preferred notes of that series.

     The holder of any trust preferred note, whether it be the property trustee or otherwise, will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to limitations specified in the indenture, interest on that note on its stated maturity date (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any of these payments.

     Annually, we must furnish to the indenture trustee a statement that to the best of our knowledge we are not in default in the performance and observance of any terms, provisions or conditions of the indenture or, if there has been such a default, specifying each default and its status.

     The indenture does not have a cross-default provision. Thus, a default by us on any other debt, including any other series of trust preferred notes, would not constitute an event of default under the indenture. A supplemental indenture may provide for a cross-default provision; in that case the prospectus supplement will describe the terms of that provision.

MODIFICATION OF THE INDENTURE

     The indenture provides that we or the trustee may modify or amend its terms with the consent of (i) the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series and
(ii) 66 2/3% in aggregate principal amount of the outstanding debt securities of all affected series. However, without the consent of each holder of all of the outstanding debt securities affected by that modification, we may not:

     - change the date stated on the debt security on which any payment of principal or interest is stated to be due;

     - reduce the principal amount or any premium or interest on, any debt security, in the case of a discounted debt security, the amount payable upon acceleration of the maturity thereof;

     - change the place of payment or currency of payment of principal of, or premium, if any, or interest on, any debt security;

     - impair the right to institute suit for the enforcement of any payment on or with respect to any debt security after the stated maturity (or, in the case of redemption, on or after the redemption date); or

     - reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture, for waiver of compliance with some provisions of the indenture or for waiver of some defaults.

     Under limited circumstances and only upon the fulfillment of conditions, we and the trustee may make modifications and amendments of the indenture without the consent of any holders of the debt securities.

     However, unless stated otherwise in the applicable prospectus supplement:

     - we are not permitted to adopt an amendment that adversely affects the holders of the trust preferred securities in any material respect, and

     - no termination of the indenture shall occur,

without the prior consent of the holders of not less than a majority in aggregate liquidation amount of the trust preferred securities then outstanding unless and until the principal (and premium, if any) of the trust preferred notes of that series and all accrued and unpaid interest thereon have been paid in full. Furthermore, no amendment can be made to the provisions of the indenture allowing holders of trust preferred securities to sue directly following our failure to make timely payments on the trust preferred notes as described above without the prior consent of the holder of each trust preferred security then outstanding unless and until the principal (and premium, if any) of the trust preferred notes of the series and all accrued and unpaid interest thereon have been paid in full.

SATISFACTION AND DISCHARGE OF THE INDENTURE

     We will have satisfied and discharged the indenture and it will cease to be in effect (except as to our obligations to compensate, reimburse and indemnify the trustee pursuant to the indenture and some other obligations), when we deposit or cause to be deposited with the trustee, in trust, an amount sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit (or to the stated maturity date or earlier redemption date for debt securities that have been called for redemption).

DEFEASANCE OF THE TRUST PREFERRED NOTES

     Unless otherwise provided in the applicable prospectus supplement, we may cause ourself (subject to the terms of the indenture) to be discharged from any and all obligations with respect to any trust preferred notes or series of trust preferred notes (except for certain obligations to register the transfer or exchange of the trust preferred notes, to replace the trust preferred notes if stolen, lost or mutilated, to maintain paying agencies and to hold money for payment in trust) on and after the date that the conditions provided for in the indenture are satisfied. Those conditions include the deposit with the trustee, in trust for this purpose, of money and/or U.S. government obligations, whose scheduled payments of principal and interest, will provide money in an amount sufficient to pay the principal of and any premium and interest on the trust preferred notes on the stated maturity date of those payments or upon redemption, as the case may be, under the terms of the indenture and the trust preferred notes.

     Under current Federal income tax law, the defeasance of the trust preferred notes would be treated as a taxable exchange of the relevant trust preferred notes in which holders of trust preferred notes would recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that holders would be required to include in income might be different from that which would be includable in the absence of such defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than the Federal income tax law.

REGARDING THE TRUSTEE

     The Bank of New York will act as trustee and registrar for the trust preferred notes issued under the indenture. Unless otherwise indicated in a prospectus supplement, the trustee will also act as transfer agent and paying agent with respect to the trust preferred notes. The Bank of New York maintains banking relationships with us in the ordinary course of business and serves as trustee under other indentures with us and certain of our affiliates.

                         DESCRIPTION OF THE GUARANTEES

     When the trust preferred securities and the company preferred securities are issued, we will execute and deliver a guarantee agreement for the benefit of the holders of the company preferred securities and, indirectly, the holders of the trust preferred securities as a result of their beneficial interest in the company preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as guarantee trustee under each guarantee for the purposes of compliance with the Trust Indenture Act. It will hold the guarantee for the benefit of the holders of the corresponding TECO Limited Liability Company's company preferred securities and, indirectly, the holders of the corresponding TECO Trust's trust preferred securities.

     We have summarized certain provisions of the guarantee below. This summary is not complete. The form of the guarantee agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. You should read the guarantee agreement for provisions that may be important to you.

Reference in this summary to company preferred securities and trust preferred securities means the company preferred securities and trust preferred securities to which a guarantee relates.

GENERAL

     We will promise to pay the guarantee payments to the holders of the company preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the TECO Limited Liability Company may have or assert, other than the defense of payment. The guarantee payments will rank equal to the corresponding trust preferred notes. The guarantee payments include the following, to the extent not paid by or on behalf of the TECO Limited Liability Company:

     - any accumulated and unpaid distributions required to be paid on the company preferred securities;

     - the redemption price for any company preferred securities called for redemption; and

     - upon a voluntary or involuntary dissolution, winding up or liquidation of a TECO Limited Liability Company (unless the trust preferred notes are distributed to the holders of the company preferred securities), the greater of:

        - the liquidation distribution payable on the company preferred securities; and

        - the amount of assets of the TECO Limited Liability Company remaining available for distribution to holders of company preferred securities.

     Our obligation to make a guarantee payment may be satisfied either by our direct payment of the required amounts to the holders of the company preferred securities or by causing the TECO Limited Liability Company to pay them.

     Each guarantee will be an irrevocable guarantee of the TECO Limited Liability Company's obligations under the company preferred securities.

     All of our consolidated operating assets are owned by our subsidiaries, and most are owned by regulated utilities. Accordingly, our obligations under the guarantees will be effectively subordinated to all existing and future liabilities of our subsidiaries and could be affected by regulatory limitations. See "DESCRIPTION OF THE TRUST PREFERRED NOTES -- General" and "-- Ranking of the Trust Preferred Notes." Except as otherwise provided in the applicable prospectus supplement, we and our subsidiaries are not limited in the amount of secured or unsecured debt that we may have outstanding.

     Our obligations described in this prospectus and any accompanying prospectus supplement, through the applicable guarantee agreement, limited liability company agreement, trust agreement, trust preferred notes, and supplemental indenture, taken together, constitute our full, irrevocable and unconditional guarantee of payments due on the company preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the TECO Limited Liability Company's obligations under the company preferred securities. See "THE TECO TRUSTS," "THE TECO LIMITED LIABILITY COMPANIES," "DESCRIPTION OF THE TRUST PREFERRED SECURITIES," "DESCRIPTION OF THE COMPANY PREFERRED SECURITIES," and "DESCRIPTION OF THE TRUST PREFERRED NOTES."

STATUS OF THE GUARANTEES

     Each guarantee will constitute our unsecured obligation and may be senior to, on a parity with, or subordinated to our other indebtedness as described in the applicable prospectus supplement.

     Each guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against us as the guarantor to enforce its rights under the guarantee without first suing anyone else). Each guarantee will be held for the benefit of the holders of the company preferred securities. Each guarantee will be discharged only by payment of the guarantee payments in full (to the extent not paid by the TECO Limited Liability Company) or by distribution of the trust preferred notes to the holders of the company preferred securities. None of the guarantees places a limitation on the amount of additional senior indebtedness, if any, that we may incur. We expect from time to time to incur additional indebtedness constituting senior indebtedness indebtedness.

AMENDMENTS AND ASSIGNMENT

     A guarantee may be amended without the prior approval of any holders of the related company preferred securities if the change does not adversely affect the rights of those holders in any material respect. Otherwise, an amendment will require prior approval of holders of a majority of the aggregate liquidation amount of the related outstanding company preferred securities. The manner of obtaining the required approval will be as set forth under "DESCRIPTION OF THE COMPANY PREFERRED SECURITIES -- Voting Rights; Amendment of Each Limited Liability Company Agreement." All guarantees and agreements contained in each guarantee agreement will bind our successors, assigns, receivers, trustees and representatives and will benefit the holders of the company preferred securities then outstanding.

EVENTS OF DEFAULT

     We will be in default under any guarantee agreement if (a) we do not make required payments or (b) we are notified that we have not performed some other obligation and have not cured that failure within 90 days.

     The holders of a majority in aggregate liquidation amount of the related company preferred securities have the right to:

     - direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee agreement; or

     - direct the exercise of any power conferred upon the guarantee trustee under the guarantee agreement.

     Holders of a majority in aggregate liquidation amount of the related company preferred securities also have the right to waive any past event of default and its consequences.

     The guarantee agreement provides that, to the fullest extent permitted by law, without the need for any other action of any person, including the guarantee trustee or any other holder of the trust preferred securities or company preferred securities, each holder of trust preferred securities or company preferred securities will be entitled to enforce the rights of the holders of the company preferred securities under the guarantee agreement.

     As guarantor, we are required to file annually with the guarantee trustee a certificate stating whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee agreement.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The guarantee trustee promises to perform only the duties that are specifically set forth in each guarantee agreement, other than during the occurrence and continuance of a default by us in performance of any guarantee. After we default and while the default continues, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by any guarantee agreement at the request of any holder of trust preferred securities or company preferred securities unless it is offered indemnity satisfactory to it against the costs, expenses and liabilities that it might incur by doing so.

TERMINATION OF THE GUARANTEES

     Each guarantee will terminate upon full payment of the redemption price of the related company preferred securities, upon full payment of the amounts payable upon liquidation of the related TECO Limited Liability Company or upon the later to occur of distribution of trust preferred notes to the holders of the company preferred securities or to holders of the trust preferred securities. Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related company preferred securities must restore payment of any sums paid under the company preferred securities or the guarantee.

GOVERNING LAW

     Each guarantee agreement will be governed by and construed in accordance with the laws of the State of New York.

           RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, COMPANY PREFERRED SECURITIES, THE TRUST PREFERRED NOTES AND THE GUARANTEES

FULL AND UNCONDITIONAL GUARANTEE

     We will irrevocably guarantee payments of distributions and other amounts due on the company preferred securities as and to the extent described above under "DESCRIPTION OF THE GUARANTEES." Taken together, our obligations under each series of trust preferred notes, the related supplemental indenture, the indenture, the related limited liability company agreement, the related trust agreement and the related guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the related company preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the full guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the TECO Limited Liability Company's obligations under the company preferred securities.

     If and to the extent that we do not make payments on a series of trust preferred notes, the TECO Limited Liability Company will not pay distributions or other amounts due on the related company preferred securities. In that event, the remedy for a holder of company preferred securities is to institute a legal proceeding directly against us to enforce payment of the distributions to the holder or to seek such holder's rights under the guarantee. Our obligations under each guarantee will rank senior to, on parity with or subordinate to our other indebtedness, as described in the applicable prospectus supplement.

SUFFICIENCY OF PAYMENTS

     As long as all payments are made when due on each series of trust preferred notes, those payments will be sufficient to cover distributions and other payments due on the related company preferred securities. This is primarily because:

     - the aggregate principal amount of each series of trust preferred notes will be equal to the sum of the aggregate stated liquidation amount of the related company preferred securities and common securities and the aggregate principal amount of each series of company preferred securities will be equal to the sum of the aggregate stated liquidation amount of the related trust preferred securities;

     - the interest rate and interest and other payment dates on each series of trust preferred notes will match the distribution rate and distribution and other payment dates for the related company preferred securities;

     - we have promised to pay any and all costs, expenses and liabilities of each TECO Trust except the trust's obligations under its trust preferred securities;

     - we have promised to pay any and all costs, expenses and liabilities of each TECO Limited Liability Company except the limited liability company's obligations under its securities;

     - each trust agreement provides that the TECO Trust will not engage in any activity that is not consistent with the limited purposes of the TECO Trust; and

     - each limited liability company agreement provides that the TECO Limited Liability Company will not engage in any activity that is inconsistent with the limited purposes of the TECO Limited Liability Company.

     We have the right to set-off any payment we are otherwise required to make under the indenture if and to the extent we have already made, or are concurrently making, a payment under the related guarantee agreement.

     In the event of payment defaults under, or acceleration of, any senior indebtedness, the subordination provisions of the applicable supplemental indenture will provide that no payments may be made in respect of the trust preferred notes until the senior indebtedness has been paid in full or any payment default thereunder has been cured or waived.

ENFORCEMENT RIGHTS OF HOLDERS OF TRUST PREFERRED SECURITIES

     A holder of any trust preferred security may institute a legal proceeding directly against us to enforce its rights under the related guarantee agreement without first instituting a legal proceeding against the guarantee trustee, the related TECO Trust, the related TECO Limited Liability Company or anyone else.

RIGHTS UPON DISSOLUTION

     Upon any voluntary or involuntary dissolution of any TECO Trust involving the liquidation of the assets that it holds, the holders of the trust preferred securities will be entitled to receive the liquidation distribution in cash, out of assets of the TECO Trust (after satisfaction of creditors of the TECO Trust as provided by applicable law). If we become subject to any voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the trust preferred notes, would be one of our creditors. The property trustee would be subordinated in right of payment to all of our indebtedness that is designated as senior, but it would be entitled to receive payment in full of principal and interest before payment of any of our indebtedness made subordinate to the trust preferred notes and before our stockholders receive payments or distributions. We are the guarantor under each guarantee agreement and under the indenture, and as borrower, have agreed to pay all costs, expenses and liabilities of each TECO Trust (other than the TECO Trust's obligations to the holders of its trust preferred securities). Accordingly, in the event of our liquidation or bankruptcy the positions of a holder of trust preferred securities and of a holder of trust preferred notes are expected to be substantially the same relative to our other creditors and our stockholders.

                              BOOK-ENTRY ISSUANCE

     The trust preferred securities, company preferred securities and corresponding series of trust preferred notes may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, the depositary identified in the prospectus supplement relating to that series. The depositary will be DTC unless otherwise indicated in the applicable prospectus supplement. Book-entry securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged for the individual securities that it represents, a book-entry security may not be transferred except as a whole to a nominee of the depositary or to a successor depositary or any nominee of the successor.

     DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     Purchases of book-entry securities within the DTC system must be made by or through direct participants, which will receive a credit for the book-entry securities on DTC's records. The ownership interest of each actual purchaser of each book-entry security (Beneficial Owner) is in turn to be recorded on the direct and indirect participants' records. Beneficial Owners will not receive written confirmation from

DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the Beneficial Owners purchased book-entry securities. Transfers of ownership interests in the book-entry securities are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in book-entry securities, except in the event that use of the book-entry system is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

     To facilitate subsequent transfers, all book-entry securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of book-entry securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the book-entry securities; DTC's records reflect only the identity of the direct participants to whose accounts such book-entry securities are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     We expect that conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to Beneficial Owners and the voting rights of direct participants, indirect participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. as the registered holder of the book-entry securities.

     Although voting with respect to the book-entry securities is limited to the holders of record of the book-entry securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to book-entry securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such book-entry securities are credited on the record date (identified in a listing attached to the omnibus proxy).

     Distribution payments on the trust preferred securities, company preferred securities or the trust preferred notes held in book-entry form will be made to DTC. We have been advised that DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, the relevant trustee, the TECO Limited Liability Company (as applicable), the TECO Trust (as applicable) or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment on book-entry securities to DTC is our responsibility or the responsibility of the limited liability company or the relevant trustee (as applicable), disbursement of such payments to direct participants is the responsibility of DTC and disbursements of such payments to the Beneficial Owners is the responsibility of direct and indirect participants.

     Unless otherwise specified in the applicable prospectus supplement, if a depositary for a series of trust preferred securities is at any time unwilling, unable or ineligible to continue as depositary and the TECO Limited Liability Company does not appoint a successor depositary within 90 days, the trust will issue individual trust preferred securities of such series in exchange for the global security representing that series of trust preferred securities. In addition, the TECO Limited Liability Company may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to the trust preferred securities, determine not to have any trust preferred securities of a series represented by one or more global securities and, in that event, will issue individual trust preferred securities of that series in exchange for the global security or securities representing that series of trust preferred securities. Further, if we so specify with respect to trust preferred securities of a series, an owner of a beneficial interest in a global security representing trust preferred securities of that series may, on terms acceptable to us, the property trustee and the depositary for such global security, receive individual trust preferred securities of that series in exchange for that owner's beneficial interests, subject to any limitations described in the prospectus supplement relating to those trust preferred securities. In that instance, a Beneficial Owner in the global security will be entitled to physical delivery of individual trust preferred securities of the series represented by the global security equal in liquidation amount to such beneficial interest and to have such trust preferred securities registered in its name. Individual trust preferred securities of the series so issued will be issued in the denominations described in the related prospectus supplement.

     If the TECO Trust issues certificated trust preferred securities, they will be registered in the name of the security holder. The trust preferred securities may be transferred or exchanged, based on administrative procedures in the trust agreement, without the payment of any service charge (other than any tax or other governmental charge) by contacting the registrar and transfer agent, as specified in the applicable prospectus supplement.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. Neither we nor the TECO Limited Liability Company or TECO Trusts have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                                USE OF PROCEEDS

     Each TECO Trust will use all of the proceeds it receives from the sale of its trust preferred securities to purchase from a TECO Limited Liability Company the corresponding company preferred securities. Each TECO Limited Liability Company will use all of the proceeds it receives from the sale of its company preferred securities and common securities to purchase from us the corresponding trust preferred notes. Except as otherwise described in the applicable prospectus supplement, we intend to use the proceeds from our sale of the trust preferred notes to a TECO Limited Liability Company for general corporate purposes, which may include investment in subsidiaries, working capital, capital expenditures, repayment of debt and other business opportunities.

                              PLAN OF DISTRIBUTION

     At our direction, a TECO Trust may sell the trust preferred securities in any one or more of the following ways from time to time: (a) to or through underwriters or dealers; (b) directly to one or more purchasers; or (c) through agents. The applicable prospectus supplement will set forth with respect to the securities being offered the terms of the offering, including the name or names of any underwriters, the purchase price of the securities and the proceeds to the TECO Trust from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which the securities may be listed. Only underwriters so named in the applicable prospectus supplement are deemed to be underwriters in connection with the securities being offered.

     If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase those securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities of the series offered by us and/or the applicable TECO Trust and described in the applicable prospectus supplement if any of those securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Securities may also be sold directly by a TECO Trust at our direction or through agents designated by us from time to time. Any agent involved in the offering and sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us and/or a TECO Trust to such agent will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the applicable prospectus supplement, we and/or a TECO Trust will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities providing for payment and delivery on a future date specified in the prospectus supplement. There may be limitations on the minimum amount which may be purchased by any institutional investor or on the portion of the aggregate principal amount of the particular securities which may be sold pursuant to those arrangements. Institutional investors to which those offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by us and/or a TECO Trust. The obligations of any of those purchasers under such delayed delivery and payment arrangements will not be subject to any conditions except (a) the purchase by an institution of the particular securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (b) if the particular securities are being sold to underwriters, a TECO Trust shall have sold to those underwriters all of those securities other than the securities covered by those arrangements. Underwriters will not have any responsibility in respect of the validity of those arrangements or the performance by us or those institutional investors under those arrangements.

     If the prospectus supplement or term sheet so indicates, we will authorize agents, underwriters or dealers to solicit offers from institutions to purchase stock purchase units from us at the public offering price set forth in the prospectus supplement or term sheet consisting of trust preferred securities and stock purchase or delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement or term sheet, and the prospectus supplement or term sheet will set forth the commission payable for solicitation of the contracts.

     If any underwriter or any selling group member intends to engage in stabilizing, syndicate short covering transactions, penalty bids or any other transaction in connection with the offering of securities that may stabilize, maintain, or otherwise affect the price of those securities, that intention and a description of those transactions will be described in the applicable prospectus supplement.

     Agents and underwriters may be entitled under agreements entered into with us and/or the applicable TECO Trust and TECO Limited Liability Company to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

     Unless otherwise indicated in the applicable prospectus supplements, certain legal matters in connection with the securities will be passed upon (a) for us by Palmer & Dodge LLP, Boston, Massachusetts, (b) for the TECO Trusts (with respect to the validity of the trust preferred securities under Delaware law) by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to us and the TECO Trusts, and (c) for the TECO Limited Liability Companies (with respect to the validity of the company preferred securities under Delaware law) by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to us and the TECO Limited Liability Companies.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of TECO Energy for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov.

     We and the TECO Trusts and TECO Limited Liability Companies filed a registration statement on Form S-3 with the SEC covering the trust preferred notes, company preferred securities and trust preferred securities. For further information on us, the TECO Trusts, the TECO Limited Liability Companies, the trust preferred notes, the limited liability companies' securities and the trusts' securities, you should refer to the registration statement and its exhibits. This prospectus discusses material provisions of the indenture under which the trust preferred notes will be issued. Because the prospectus may not contain all the information that you may find important, you should review the full text of the indenture and other documents we have incorporated by reference into the registration statement.

     The SEC allows us to "incorporate by reference" the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities discussed are registered in the above mentioned registration statement are sold.

     - our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

     - our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001; and

     - our Current Reports on Form 8-K dated May 15, 2001, May 2, 2001, April 27, 2001, April 20, 2001, April 11, 2001, March 7, 2001, February 20,
       2001 (as amended) and February 8, 2001.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                         Director of Investor Relations
                               TECO Energy, Inc.
                           702 North Franklin Street
                              Tampa, Florida 33602
                                 (813) 228-4111

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or term sheet. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or term sheet is accurate as of any date other than the date on the front of these documents.

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    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the units offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
                             ---------------------

                               TABLE OF CONTENTS

                                                     Page
                                                     ----
                  Prospectus Supplement
Prospectus Summary................................    S-1
Risk Factors......................................   S-18
Forward-Looking Statements........................   S-29
Use of Proceeds...................................   S-30
Capitalization....................................   S-31
Selected Historical Financial Information.........   S-32
Price Range of Common Stock and Dividend Policy...   S-33
Accounting Treatment..............................   S-34
Ratio of Earnings to Fixed Charges and Preferred
 Stock Dividends..................................   S-34
Description of the Equity Security Units..........   S-36
Description of the Purchase Contracts.............   S-40
Description of the Trust Preferred Securities.....   S-51
Description of the Company Preferred Securities...   S-57
Description of the Guarantee......................   S-62
Description of the Subordinated Notes.............   S-64
Book-Entry Issuance and Global Securities.........   S-70
U.S. Federal Income Tax Consequences..............   S-72
Underwriting......................................   S-84
Legal Matters.....................................   S-85
Experts...........................................   S-85
Information We Incorporate by Reference...........   S-85

              TECO Energy, Inc. Prospectus
Risk Factors......................................      1
Forward-Looking Statements........................      1
TECO Energy.......................................      2
Ratios of Earnings to Fixed Charges and Preferred
 Stock Dividends..................................      2
Description of Debt Securities....................      2
Description of Preferred Stock....................      7
Description of Common Stock.......................      9
Anti-Takeover Effects of Our Articles of
 Incorporation and Bylaws, Florida Law and Our
 Rights Plan......................................     10
Description of Stock Purchase Contracts and Stock
 Purchase Units...................................     11
Description of Warrants and Other Purchase
 Rights...........................................     11
Use of Proceeds...................................     13
Plan of Distribution..............................     13
Legal Matters.....................................     14
Experts...........................................     14
Where You Can Find More Information...............     14

   TECO Capital Trust II TECO Funding Company II, LLC
                        Prospectus
About This Prospectus.............................      1
Risk Factors......................................      1
Forward-Looking Statements........................      1
TECO Energy.......................................      2
The TECO Limited Liability Companies..............      2
The TECO Trusts...................................      4
Ratio of Earnings to Fixed Charges................      5
Description of the Trust Preferred Securities.....      6
Description of the Company Preferred Securities...     11
Description of the Trust Preferred Notes..........     18
Description of the Guarantees.....................     26
Relationship Among the Trust Preferred Securities,
 the Company Preferred Securities, the Trust
 Preferred Notes and the Guarantees...............     29
Book-Entry Issuance...............................     30
Use of Proceeds...................................     32
Plan of Distribution..............................     32
Legal Matters.....................................     33
Experts...........................................     33
Where You Can Find More Information...............     34


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

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                                16,000,000 Units

                               TECO ENERGY, INC.

                             TECO CAPITAL TRUST II

                    9.50% Adjustable Conversion-Rate Equity
                                 Security Units

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                                   TECO LOGO

                             ---------------------
                              GOLDMAN, SACHS & CO.
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